UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

BorgWarner Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required
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2023

Notice of Annual Meeting of
Stockholders and Proxy Statement

BorgWarner’s 2022
Year in Review

BorgWarner Inc. (“BorgWarner” or the “Company”) has continued to deliver value to our stockholders even in a tough economic environment. The ongoing global shortage of semi-conductors and other supply chain and logistical constraints coupled with global inflation have negatively impacted the global economy, as well as our revenue and overall profitability.

Despite these challenges, BorgWarner achieved:

$15.8	8.70%	$1,564
billion in sales	operating margin	million in operating cash flow
6.5%	10.26%*	$860
year-over-year increase in sales	adjusted operating margin	million* in free cash flow
Sales increased 6.5% year-over-year and relative revenue growth (“Relative Revenue Growth”) compared favorably to BorgWarner’s weighted average market with a relative outperformance of approximately 11.0%*.	Adjusted operating margin (“Adjusted Operating Margin” or “AOM”) of 10.26% was slightly below the target set under the Company’s Management Incentive Plan (“MIP”) for 2022, resulting in a payout of 96% on the AOM portion of the 2022 MIP award.	For purposes of MIP, free cash flow (“Free Cash Flow” or “FCF”) of $860 million exceeded the target set under the MIP for 2022, resulting in a payout of 200% on the FCF portion of the 2022 MIP award.

*	Adjusted earnings per share (“Adjusted EPS”), Relative Revenue Growth, AOM, and FCF are Non-GAAP measures. AOM and FCF exclude the impact of the acquisitions of Santroll’s light vehicle eMotor business (“Santroll”), Rhombus Energy Solutions (“Rhombus”), and Hubei SSE’s charging business (“SSE”). Reconciliations to comparable GAAP measures for Adjusted EPS, Relative Revenue Growth, AOM, and FCF can be found in Appendix A.

We Continue

Our vision of a clean, energy-efficient world is more relevant today than it has ever been. Charging Forward, our accelerated electrification strategy, is a product of that vision and a plan for the next decade-plus of profitable and sustainable growth. Our Charging Forward strategy is based on achieving three key pillars: (1) profitably scaling organic growth in electric vehicles (“EVs”); (2) executing mergers and acquisitions (“M&A”) that expand our EV products; and (3) optimizing our combustion portfolio through planned dispositions of $3 billion to $4 billion in annual revenue.

As illustrated below, we are executing on our Charging Forward strategy and estimate that we are on track to exceed our 2025 organic EV sales target as we believe we have already booked $3.0 billion of EV program revenue for 2025 against our target of $2.5 billion. We believe we are also on track to meet our goal of $2.0 billion in M&A activity by 2025. In December 2022, we announced our intention to execute a tax-free spin-off of our Fuel Systems and Aftermarket segments into a separate, publicly traded company, PHINIA Inc. (“PHINIA”). Upon successful completion of that transaction, we expect to achieve our third pillar – optimizing our combustion portfolio.

Creating Two Leading, Focused Public Companies

We believe having two industry-leading, focused companies, each pursuing their respective strategies, will maximize stockholder value. Following completion of the intended separation, BorgWarner would consist of its current e-Propulsion & Drivetrain and Air Management segments. We believe this transaction positions the Company to be a market leader in EV propulsion and allows us to focus resources on attractive organic and inorganic EV opportunities.

PHINIA would consist of BorgWarner’s current Fuel Systems and Aftermarket segments. We believe PHINIA is a product leader in conventional propulsion and will benefit from its focus on the global vehicle parc (which would be primarily combustion-based through 2040) and its embedded relationships with original equipment manufacturers.

Immediately following completion of the intended transaction, BorgWarner stockholders would own shares of both companies. We anticipate completing the intended transaction in late 2023, subject to, among other things, satisfaction of customary closing conditions. There can be no assurance regarding the ultimate timing of the intended separation or that it will be completed.

Commitment to Electrification

The intended spin-off is just the latest step in BorgWarner’s journey to electrification. As demonstrated in the timeline below, BorgWarner has acquired companies with compelling technology that align with our electrification strategy.

We take a disciplined approach to our M&A activity and pursue opportunities that fit from a strategic and financial perspective. In 2022, we expanded our eMotor capabilities with our acquisition of Santroll, expanded our power electronics competencies with our acquisition of Drivetek AG (“Drivetek”), and increased our global charging footprint with our acquisition of Rhombus and our announced acquisition of SSE (which closed on March 1, 2023).

Notice of Annual Meeting
of Stockholders

Dear Fellow Stockholder:

On behalf of the Board of Directors (our “Board”) and the management of BorgWarner, we invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) at our world headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326 on Wednesday, April 26, 2023, at 9:00 a.m., local time, for the following purposes:

Proposals to be Voted:		Board Recommendation	Page
PROPOSAL 1	Elect eight Directors to serve for the next year	vote FOR the Board’s nominees	Page 11
PROPOSAL 2	Approve, on an advisory basis, the compensation of our named executive officers	vote FOR	Page 26
PROPOSAL 3	Approve, on an advisory basis, the frequency of voting on named executive officer compensation	vote FOR annual frequency	Page 67
PROPOSAL 4	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2023	vote FOR	Page 68
PROPOSAL 5	Vote to approve the BorgWarner Inc. 2023 Stock Incentive Plan	vote FOR	Page 71
PROPOSAL 6	Vote on a stockholder proposal to change share ownership threshold to call a special meeting of stockholders	vote AGAINST	Page 82
PROPOSAL 7	Vote on a stockholder proposal to request the Board of Directors to publish a Just Transition Report	vote AGAINST	Page 84

Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 1, 2023, are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Please read the attached proxy statement carefully as it describes in greater detail the matters to be acted upon and your voting rights with respect to those matters. The enclosed proxy card is solicited by the Board.

Along with the attached proxy statement, we are providing you with a copy of our Annual Report on Form 10-K for our fiscal year ended December 31, 2022.

Stockholders are not to regard our Annual Report on Form 10-K, which includes our audited financial statements, as proxy solicitation material.

By Order of the Board,

Tonit M. Calaway

Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

Auburn Hills, Michigan
March 17, 2023

Date and Time: Wednesday, April 26, 2023 9:00 a.m., local time

Your Vote is Important!

You can submit your vote by:

Telephone Call us free of charge at 1-800-690-6903 and follow the instructions.

Internet Access the internet, go to www.proxyvote.com and follow the instructions.

Mail You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. See page 86 for instructions on how to receive a paper copy of our proxy materials.

In Person If you attend the meeting, you may vote in person if you wish to do so, even if you have previously submitted your proxy.

Proxy Summary

This summary of ballot items provides information that you should consider before voting on the proposals presented at this year’s Annual Meeting. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Director David S. Haffner will not stand for re-election at the Annual Meeting.

Proposal 1 To Elect Eight Directors to the Board of Directors	Our Board recommends that you vote “FOR” the Board’s nominees.

Key Audit Committee Compensation Committee Corporate Governance Committee Executive Committee Independent *Committee Chair
Sara A. Greenstein IND	Michael S. Hanley IND	Frédéric B. Lissalde	Shaun E. McAlmont IND

President and Chief Executive Officer, Axel Johnson Inc.	Retired Global Automotive Leader, Ernst & Young LLP	President and Chief Executive Officer, BorgWarner Inc.	President and Chief Executive Officer, Ninjio, LLC

Age: 48 Director since: 2021 Committees: CC, CGC	Age: 67 Director since: 2016 Committees: AC*, EC	Age: 55 Director since: 2018 Other current directorships: Autoliv, Inc. Committees: EC	Age: 57 Director since: 2020 Other current directorships: Lee Enterprises, Incorporated Committees: CC, CGC

Deborah D. McWhinney IND	Alexis P. Michas IND	Sailaja K. Shankar IND	Hau N. Thai-Tang IND

Retired Chief Executive Officer of Global Enterprise Payments, Citigroup Inc.	Non-Executive Chair of the Board, BorgWarner Inc.; Managing Partner, Juniper Investment Company, LLC	Senior Vice President, Engineering of the Security Business Group, Cisco Systems, Inc.	Former Chief Industrial Platform Officer, Ford Motor Company

Age: 67 Director since: 2018 Other current directorships: Franklin Templeton ETF Trust, S&P Global Inc. Committees: AC, CC*	Age: 65 Director since: 1993 Other current directorships: AstroNova, Inc., PerkinElmer, Inc. Committees: CGC*, EC*	Age: 56 Director since: 2022 Committees: AC, CC	Age: 56 Director since: 2023 Committees: AC

2023 Proxy Statement  |  1

Proxy Summary

Director Demographics

Director Nominee Tenure	Director Nominee Gender and Racial/ Ethnic Diversity

Director Nominee Independence	Director Nominee Age

Corporate Governance Highlights

  Independent Board Chair

  Annual election of directors

 Majority voting standard for election of directors

  Robust stockholder engagement

  Use of a skills matrix to align Board selection with business strategy

  Limit on number of public company directorships Board members may hold (4)

  Director retirement policy (age 72)

  Clawback and recoupment policies

  Share ownership policies

  Prohibition of speculative and hedging transactions by all employees and directors

  Corporate Sustainability Report

  Stockholder right to call a special meeting (20%)

  Stockholder right to act by written consent (10%)

  No supermajority voting provisions for common stockholders

  Proxy access stockholder right

  No stockholder rights plan

2	|

Proxy Summary

Proxy Stockholder Engagement

As part of BorgWarner’s annual engagement program and in preparation for the 2023 proxy season, management and our Board conducted extensive outreach with our stockholders during the fourth quarter of 2022.

We contacted our	Representing approximately

Top 38 Stockholders	69% of our outstanding shares (as of September 15, 2022)
We held virtual meetings or calls with	Representing holders of approximately

14 Stockholders	28% of our outstanding shares (as of September 15, 2022)

Our proxy-related stockholder engagement consists of three activities: off-season direct stockholder engagement prior to the filing of the proxy statement; engagement leading up to the Annual Meeting; and post-Annual Meeting assessment.

Off-Season Engagement

●  We reached out to our top 38 stockholders to discuss corporate governance, corporate responsibility, and executive compensation matters and solicit feedback

●  Our Board is provided with our stockholders’ feedback for consideration

●  The Board and management discussed feedback and whether action should be taken

●  Disclosure enhancements are considered

Engagement Leading up to the Annual Meeting of Stockholders

●  In the lead up to the Annual Meeting, we conduct engagement meetings with stockholders who have questions or concerns regarding ballot items

●  At the Annual Meeting, our stockholders vote on the election of directors, executive compensation, ratification of our auditors, and other management and stockholder proposals

Post-Annual Meeting Assessment

●  Our Board and management review the vote results from our Annual Meeting

●  The Board and management discuss vote results and whether action should be taken

●  Preparation begins for off-season engagement meetings

We shared and discussed with the full Board the stockholder feedback that we received in 2022. Topics that we discussed with stockholders included, among other things, our Charging Forward strategy, environmental, social, and governance (“ESG”) initiatives, human capital management, executive compensation, Board composition and refreshment, and general business strategy. Engagement with our stockholders is a valuable source of input for our Board and management team and has helped to inform decisions on topics we have discussed.

2023 Proxy Statement  |  3

Proxy Summary

Proposal 2 Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	Our Board recommends that you vote “FOR” this proposal.

Why Should You Vote in Favor of Our 2023 Say-on-Pay Proposal?

A strong link between pay and performance

Despite the significant production volatility and inflationary headwinds we faced in 2022, the Company performed well. As a result of strong sales and solid margin performance, we delivered close to the target level of guidance for AOM and exceeded the maximum level of guidance for FCF we disclosed in February 2022. We achieved AOM of 10.26% and a record level of FCF at $860 million for MIP purposes. As a result of this performance, the AOM portion of the MIP award resulted in a payout of 96%. The FCF portion of the MIP award resulted in a 200% payout. With a 50% weighting for each of the metrics, the result was a combined payout of 148% under the 2022 MIP prior to application of the performance modifier (discussed further below).

Adjusted Operating Margin	Free Cash Flow

Adjusted Operating Margin and Free Cash Flow are Non-GAAP measures and exclude the impact of the Santroll, Rhombus, and SSE acquisitions. Reconciliations to comparable GAAP measures for Adjusted Operating Margin and Free Cash Flow can be found in Appendix A.

The fundamental principles of the Company’s compensation philosophy are:

●  Aligning pay and performance

●  Driving strong business results

●  Focusing on long-term stockholder return

●  Attracting and retaining high-quality talent

Executive Compensation Objectives

The objectives of our executive compensation program are to:

●  Attract and retain the best global talent

●  Motivate our executives to perform in support of the Company’s business strategies and goals (including growth and the creation of long-term stockholder value) using calculated risks

●  Link executives’ and stockholders’ interests through equity-based incentive plans

●  Provide an equitable compensation package that rewards individual performance in line with overall business results

4	|

Proxy Summary

2022 CEO Target Direct Compensation

■  Base Salary

●  Comprises 10% of total compensation

●  Remaining 90% of compensation is at-risk

■  Annual Incentive

●  Drives achievement of key business results

●  Incentivizes delivery of key short-term business objectives

●  Based on achievement of AOM% and FCF, demonstrating strength of business

■  Long-Term Incentive

●  Aligns management interests with our stockholders’

●  Supports talent retention

●  Significant portion performance based

●  Two Thirds of Long-Term Incentive
Performance shares divided among eProducts Revenue Mix (25%), eProducts Revenue (25%), Cumulative Free Cash Flow (25%), and Relative Total Stockholder Return (25%), measured at the end of a 3-year performance period

●  One Third of Long-Term Incentive
Restricted shares vest 50% after 2 years and the remainder vest after 3 years

We continue to refine our executive compensation program to ensure it is consistent with our short-term and long-term strategies and provides a strong link between pay and performance. Because sustainability is fundamental to our long-term and short-term strategies, we have included two “E” metrics in our Long-Term Incentive (“LTI”) Plan. In 2021, we introduced the eProducts revenue mix metric (the “eProducts Revenue Mix Metric”) in our 2021-2023 LTI Plan. In 2022, we included the eProducts revenue (the “eProducts Revenue Metric”) in our 2022-2024 LTI Plan. The products underlying these metrics include all products utilized on EVs plus those products and components that are included in hybrid powertrains whose underlying technologies are adaptable or applicable to those used in EVs (the “eProducts”).

Under the 2022-2024 LTI Plan, the performance shares metrics are as follows:

●  25% based on eProducts Revenue Mix Metric;

●  25% based on eProducts Revenue Metric;

●  25% based on the Cumulative FCF Metric; and

●  25% based on a relative total stockholder return (“Relative TSR”) Metric.

The compensation of our named executive officers (“NEOs”) is largely performance based, with approximately 82%-90% of their target direct compensation (salary and target annual and long-term incentives) at risk and based on Company performance. We regularly meet with our investors to discuss our compensation practices, seek their feedback, and respond to any feedback shared with us. In 2022, the Company’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 93.9% of stockholders voting on the proposal at the 2022 Annual Meeting of Stockholders.

To further align performance, strategy, and compensation, the Board’s Compensation Committee (the “Compensation Committee”) approved a performance modifier (the “Performance Modifier”) under our MIP. The Performance Modifier, which is based on achieving Company-wide strategic goals, allows the Compensation Committee to apply a performance modifier of up to 10% of the target MIP award to modify the MIP payout that would otherwise result (upward or downward). Payout under the MIP remains capped at 200% of target, and the Performance Modifier cannot increase the award beyond that amount.

When determining the Performance Modifier for a particular year, the Compensation Committee considers the actions taken by management in driving progress and demonstrating commitment in the following areas:

●  ESG initiatives including diversity, equity, and inclusion (“DE&I”)

●  Acquisitions and dispositions, including integration

●  Succession planning and talent development

●  Leadership during unusual and challenging circumstances

●  Strategic change management

As a result of the Compensation Committee applying the full Performance Modifier for 2022 performance, the overall payout under the 2022 MIP plan was 158%.

2023 Proxy Statement  |  5

Proxy Summary

Proposal 3 Approve, on an Advisory Basis, the Frequency of Voting on Named Executive Officer Compensation	Our Board recommends that you vote “FOR” one year frequency.

Proposal 4 Ratification of Selection of Independent Registered Public Accounting Firm	Our Board recommends that you vote “FOR” this proposal.

Proposal 5 Approval of the BorgWarner Inc. 2023 Stock Incentive Plan	Our Board recommends that you vote “FOR” this proposal.

Proposal 6 Vote on a Stockholder Proposal to Change Share Ownership Threshold to Call a Special Meeting of the Stockholders	Our Board recommends that you vote “AGAINST” this proposal.

Proposal 7 Vote on a Stockholder Proposal to Request the Board of Directors to Publish a Just Transition Report	Our Board recommends that you vote “AGAINST” this proposal.

We will also act upon any other business that may properly come before the Annual Meeting and any adjournments or postponements of that meeting.

Our Board or proxy holders will use their discretion on other matters that may arise at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING TO BE HELD ON WEDNESDAY, APRIL 26, 2023

We have elected to furnish materials for the Annual Meeting via the internet. Beginning on or about March 17, 2023, we will mail a notice of internet availability to most of our stockholders containing instructions on how to access the proxy materials and vote online. All of our other stockholders will be sent a copy of our proxy materials by mail or e-mail on or about March 17, 2023. See your proxy card or page 86 for more information on how you can elect to receive your proxy materials over the internet or by e-mail if you received them by mail this year.

6	|

Sustainability

Our Approach and Commitments

Our Company understands that sustainability is fundamental to our long-term continued success. To us, sustainability means driving ESG initiatives to deliver value to all stakeholders for today and tomorrow. We are guided by our BorgWarner Beliefs and our vision of a clean, energy-efficient world.

We use our materiality assessment process and stakeholder engagement to benchmark our sustainability focus against what is most important to our stakeholders and our business. This information is then translated into our ongoing sustainability strategy, reporting, and commitments.

Our sustainability objectives align with Charging Forward and our strategy to generate financial results. Central to those objectives is our commitment to our people practices, which foster and cultivate creativity, quick pivots, long-term planning, and operational excellence.

Sustainability Goals

*	from a 2021 baseline

2023 Proxy Statement     |     7

Sustainability

Sustainability Governance

Our Board has ultimate oversight of our sustainability strategy, with each Board committee having clearly defined responsibilities for specific ESG activities, risks, and opportunities as follows:

Board of Directors Our Board’s oversight responsibilities, among other things, require ongoing, in-depth consideration of economic, social, and environmental risks and opportunities.

Audit	Compensation	Corporate Governance
●

The Audit Committee provides oversight of the quality and integrity of the accounting, auditing, financial reporting, and risk management practices of the Company, including assessing the Company’s compliance with ESG-related disclosure requirements.

● The Compensation Committee oversees human capital management, including DE&I, and assesses whether ESG goals and milestones, if appropriate, are effectively reflected in executive compensation.
●

The Corporate Governance Committee reviews sustainability strategy, policies, and procedures, including corporate responsibility matters, and receives, reviews, and considers stakeholder feedback on ESG topics.

●

The Corporate Governance Committee also ensures that there is appropriate ESG expertise on the Board and awareness of ESG risks and opportunities by the Board and executive management team.

Empowering Our Diverse Teams

We believe our strength is in our differences. We strive to nurture an environment where diversity of background, experience, and skill is welcomed and embraced. We know an inclusive environment supports a sense of belonging which enables our team members to be authentic and innovative. As of December 31, 2022, we had approximately 52,700 employees*.

Understanding we are only able to achieve results because of our people, we support our employees in evolving their skills as we implement Charging Forward, while simultaneously building the talent pipeline we need to succeed. We also provide individual and team career growth opportunities that inspire our employees and set up the Company to thrive. To promote a positive work environment, we consistently review our policies, programs, and processes to align them with our DE&I strategy. In addition to the 2026 DE&I goals illustrated on page 7, the Company has continued its rollout of Unconscious Bias Awareness training and promoted the development of Employee Belonging Groups.

BorgWarner’s commitment to attracting and developing talent with diverse backgrounds, perspectives, and skills starts at the highest levels of our organization. As of March 1, 2023:

Board of Directors	Strategy Board**

5 of 9 members	4 of 11 members
are women and/or racial/ethnic minorities	are women and/or racial/ethnic minorities

*	“employees” refers to total workforce, including contract and temporary workers

**	The Strategy Board is comprised of our executive management team

8     |

Sustainability

To attract and retain the highest caliber of talent, we aim to cultivate a culture where employees are treated with dignity and their differences are celebrated. As of December 31, 2022:

	Leadership*	Salaried Workforce	Hourly	New Hires**	Overall***
Women
Racial/ Ethnic Minorities (U.S.)

*	Leadership is defined as employees who participate in MIP

**	“New Hire” is defined as an employee who started employment in 2022, except those who joined through the acquisitions of Santroll, Rhombus, or Drivetek

***	“Overall” does not include contract or temporary workers

Additional Information

To ensure transparency for all stakeholders, our reporting regarding sustainability matters is aligned with SASB, TCFD, and GRI frameworks. For more information, please refer to the Company’s Sustainability Report available on the Company’s website at www.borgwarner.com/company/sustainability. In this Proxy Statement, we refer to additional materials or information available on or through our website. We do that for informational purposes only. In each case, we are not incorporating the content of our website in this Proxy Statement.

2023 Proxy Statement     |     9

Notice of Annual Meeting of Stockholders
1	Proxy Summary
7	Sustainability
11	Proposal 1 Election of Directors
11	Information on Nominees for Directors
17	Corporate Governance Principles and Board Matters
20	Board Committees
26	Proposal 2 Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers
27	Highlights of the 2022 Executive Compensation Program
29	Compensation Discussion and Analysis
33	Executive Summary
36	What Guides Our Program
40	2022 Executive Compensation Program in Detail
48	Other Executive Compensation Practices, Policies, and Guidelines
52	Executive Compensation Tables
66	Security Ownership of Certain Beneficial Owners and Management
66	Code of Ethics
67	Proposal 3 Approve, on an Advisory Basis, the Frequency of Voting on Named Executive Officer Compensation

68	Proposal 4 Ratification of Selection of Independent Registered Public Accounting Firm
69	Fees Paid to PwC
69	Pre-Approval Policies and Procedures
70	Report of the BorgWarner Inc. Audit Committee
71	Proposal 5 Vote to Approve the BorgWarner Inc. 2023 Stock Incentive Plan

82	Proposal 6 Vote on a Stockholder Proposal to Change Share Ownership Threshold to Call a Special Meeting of Stockholders

84	Proposal 7 Vote on a Stockholder Proposal to Request the Board of Directors to Publish a Just Transition Report
86	Other Information
91	Appendices
91	Appendix A – Non-GAAP Reconciliations
94	Appendix B – BorgWarner Inc. 2023 Stock Incentive Plan

10     |

 PROPOSAL 1
Election of Directors

At this meeting, stockholders will elect eight directors to serve a one-year term that will expire at our 2024 Annual Meeting and until their respective successors have been duly elected and qualified. The Board currently consists of nine members. Director David S. Haffner will not stand for re-election at the Annual Meeting. The Company thanks Director Haffner for his guidance and service. After a search and qualification process in which a search firm assisted, our Board was pleased to welcome Sailaja K. Shankar as a new director in 2022 and Hau N. Thai-Tang as a new director in 2023.

Our Board takes a thoughtful approach to its composition and refreshment, with a focus on creating a balanced Board that, as a whole, has the expertise, knowledge, and qualifications needed to guide the Company in the execution of its business strategy. The Corporate Governance Committee seeks to establish and maintain a Board that is strong in its collective knowledge and that possesses relevant skills and attributes including: notable auto industry experience; experience as Chair/CEO of multi-national businesses; backgrounds that contribute to desired diversity; legal/governance experience; international backgrounds; product or clean technology/electronics expertise; non-automotive technology expertise; manufacturing experience; environmental/sustainability experience; cybersecurity/risk management expertise; and accounting and finance expertise. The Corporate Governance Committee understands the value of diversity in decision making and has sought and will continue to seek qualified women and members of minority groups as Board candidates.

The current slate of director nominees blends fresh perspectives of newer directors with the continuity and institutional knowledge of longer-tenured directors for an average tenure of approximately 6.3 years.

See page 16 for information on our process for director nominations and candidate requirements.

Recommendation

Our Board recommends a vote “FOR” the election of each of the nominees for director: Sara A. Greenstein; Michael S. Hanley; Frédéric B. Lissalde; Shaun E. McAlmont; Deborah D. McWhinney; Alexis P. Michas; Sailaja K. Shankar; and Hau N. Thai-Tang.

Information on Nominees for Directors

The following pages set forth as of March 1, 2023, with respect to each of the director nominees, his or her name, the year in which he or she first became a director of the Company, age, principal occupation, and his or her current directorships in other entities; a narrative description of the directors’ experience, qualifications, attributes, and skills; all directorships at public companies and registered investment companies held since March 1, 2018; and a description of any relevant legal proceedings in which the director was involved since March 1, 2013.

Each of the nominees for election has agreed to serve, if elected. All of the nominees are currently directors of the Company. If any nominee should become unavailable for election, our Board may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card.

2023 Proxy Statement     |     11

Election of Directors

Directors and Nominees

Director Since 2021 Other Current Directorships None BorgWarner Committees Compensation, Corporate Governance

Sara A. Greenstein, 48

President and Chief Executive Officer, Axel Johnson Inc.

Principal Occupation and Directorships

Ms. Greenstein has served as the President and Chief Executive Officer of Axel Johnson Inc. (“Axel Johnson”), a privately-held investment company that invests in global manufacturing and service businesses, since June 2022. Prior to Axel Johnson, she was the President, Chief Executive Officer, and Board Member of Lydall, Inc. (NYSE: LDL), a leading global manufacturer of value-added engineered materials and specialty filtration solutions serving the industrial, automotive, agribusiness, and medical markets, from November 2019 to October 2021. Prior to joining Lydall, Inc., Ms. Greenstein served as Senior Vice President of United States Steel Corporation (NYSE: X), an integrated steel producer, where she managed the company’s $4 billion Consumer Solutions business unit from 2014 to November 2019. Prior to United States Steel Corporation, Ms. Greenstein served as President, Supply Chain and Sustainability of UL, LLC (formerly Underwriters Laboratories) from 2012 to 2014 and various other executive roles at UL since 2001.

Ms. Greenstein holds a Bachelor of Science in Business Administration, with a concentration in industrial distribution management, from the Gies College of Business at the University of Illinois, Urbana-Champaign. Ms. Greenstein earned her MBA from the University of Michigan Stephen M. Ross School of Business. From August 2018 to January 2021, she served on the board of directors of Briggs & Stratton Corporation, where she served on its Finance and Nominating and Governance Committees.

Ms. Greenstein brings to the Board her executive leadership skills, including experience as a public company chief executive officer, as well as cybersecurity expertise and her knowledge of public company matters from her service on other public company boards.

Key Attributes, Skills, and Experience

Director Since 2016 Other Current Directorships None BorgWarner Committees Audit Chair, Executive

Michael S. Hanley, 67

Retired Global Automotive Leader, Ernst & Young LLP

Principal Occupation and Directorships

Mr. Hanley retired as a Partner from Ernst & Young LLP in 2014. He served as the firm’s Global Automotive Leader from 2003 to 2014 and was Senior Advisory Partner or Global Coordinating Partner for many automotive clients during his 24 years as a Partner.

Mr. Hanley holds a Bachelor of Business Administration in accounting from the University of Toledo and is a Certified Public Accountant (Retired). Previously, he served on the board of directors of Shiloh Industries, Inc. from 2014 until the sale of the company in 2020 to private investors.

Mr. Hanley brings to the Board his extensive knowledge of accounting and his financial expertise in the automotive industry including experience in assurance and industry advisory services and global automotive industry strategy and initiatives, as well as his knowledge of public company matters from his service on other public company boards.

Key Attributes, Skills, and Experience

Skills and Experience

Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience
Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience
Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

12	|

Election of Directors

Director Since 2018 Other Current Directorships Autoliv, Inc. BorgWarner Committees Executive

Frédéric B. Lissalde, 55

President and Chief Executive Officer, BorgWarner Inc.

Principal Occupation and Directorships

Mr. Lissalde has served as the President and Chief Executive Officer of the Company since August 2018. He was Executive Vice President and Chief Operating Officer of the Company from January 2018 to July 2018. From May 2013 to December 2017, he was Vice President of the Company and President and General Manager of BorgWarner Turbo Systems LLC. Prior to joining BorgWarner, Mr. Lissalde held positions at Valeo and ZF in the areas of program management, engineering, operations, and sales in the United Kingdom, Japan, and France.

Mr. Lissalde holds a Masters of Engineering from ENSAM - Ecole Nationale Supérieure des Arts et Métiers - Paris, and an MBA from HEC Paris. He is also a graduate of executive courses at INSEAD - Institut Européen d’Administration des Affaires, Harvard, and MIT. Mr. Lissalde has served on the board of directors of Autoliv, Inc. (NYSE: ALV) since December 2020. Previously, he served on the board of directors of CLEPA (European Automotive Suppliers’ Association), based in Brussels, Belgium.

Mr. Lissalde brings to the Board his experience and expertise in setting and executing strategic direction; driving business performance, growth, and culture; and integrating purchased companies around the world. In addition, he brings an intimate knowledge of the Company’s operations, its business, and industry.

Key Attributes, Skills, and Experience

Director Since 2020 Other Current Directorships Lee Enterprises, Incorporated BorgWarner Committees Compensation, Corporate Governance

Shaun E. McAlmont, 57

President and Chief Executive Officer, Ninjio, LLC

Principal Occupation and Directorships

Dr. McAlmont has served as President and Chief Executive Officer of Ninjio, LLC (“Ninjio”), a cybersecurity training company which provides enterprise level awareness training, since January 2022. Prior to Ninjio, he served as the President of Career Learning for Stride, Inc. (NYSE: LRN), a provider of online consumer and corporate talent development programs, from 2018 to October 2021. Prior to joining Stride, he worked as President and CEO of Neumont College of Computer Science (“Neumont”), a for-profit career college, from 2015 to 2017, and previously as CEO and Director of Lincoln Educational Services (NASDAQ: LINC), which includes the Lincoln Tech automotive training institutes. His corporate training and consumer skill development experience are balanced by early career roles in traditional education operations at Brigham Young and Stanford Universities.

Dr. McAlmont holds a Bachelor of Science from Brigham Young University (“BYU”), a Master of Arts in education from the University of San Francisco, and a Doctorate in education from the University of Pennsylvania. At the University of Pennsylvania, he graduated with a rare dual distinction both for his dissertation and for the oral defense of his research on student advising and career development. In addition to his academic and career achievements, Dr. McAlmont is a former NCAA and international athlete. Dr. McAlmont currently serves on the board of Lee Enterprises, Incorporated (NASDAQ: LEE). Dr. McAlmont also serves as a member of the BYU Marriott School of Management National Advisory Council.

Dr. McAlmont brings to the Board his executive leadership experience, including proficiency as a public company chief executive officer, as well as expertise in corporate cybersecurity awareness training, human capital management, workforce training and development, and adult education.

Key Attributes, Skills, and Experience

Skills and Experience

Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience
Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience
Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

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Election of Directors

Director Since 2018 Other Current Directorships Franklin Templeton ETF Trust, S&P Global Inc. BorgWarner Committees Audit, Compensation Chair

Deborah D. McWhinney, 67

Retired Chief Executive Officer of Global Enterprise Payments, Citigroup Inc.

Principal Occupation and Directorships

Ms. McWhinney retired from Citigroup Inc. (NYSE: C), one of the largest financial services firms, in 2014 as Chief Executive Officer of Global Enterprise Payments. She joined Citigroup in 2009 as President of Wealth Management & Personal Banking. Ms. McWhinney also co-chaired Citi Women, an internal program to improve training and sponsorship for women across the group and to develop high potential female executives. Prior to Citigroup, she spent six years as President of Charles Schwab Corp.’s (NYSE: SCHW) division that serves financial advisors and was a member of the Schwab Bank board of directors.

Ms. McWhinney holds a Bachelor of Arts in Communications from the University of Montana. She currently serves on the boards of Franklin Templeton ETF Trust and S&P Global Inc. (NYSE: SPGI). In addition to her public board service, Ms. McWhinney serves as a director of LegalShield. She is also on the Board of Trustees for the California Institute for Technology and the Institute for Defense Analyses. Previously, she served on the boards of Fluor Corp (NYSE: FLR), Focus Financial Partners, Inc. (NYSE: FOCS), and Lloyds Banking Group PLC (NYSE: LLOY), where she was Chair of the Cyber and IT Resilience Committee, and Fresenius Medical Company (NYSE: FMS).

Ms. McWhinney brings to the Board her executive leadership skills in developing and implementing global technology services for some of the world’s largest corporations and governments, including her financial expertise, knowledge of cybersecurity matters, and broad understanding of corporate governance matters.

Key Attributes, Skills, and Experience

Director Since 1993 Other Current Directorships AstroNova, Inc., PerkinElmer, Inc. BorgWarner Committees Corporate Governance Chair, Executive Chair

Alexis P. Michas, 65

Non-Executive Chair of the Board, BorgWarner Inc.;
Managing Partner, Juniper Investment Company, LLC

Principal Occupation and Directorships

Mr. Michas is the founder and has been Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York, since 2008. Mr. Michas is also a Principal of Aetolian Investors, LLC, a registered Commodity Pool Operator.

Mr. Michas holds a Bachelor of Arts from Harvard College and an MBA from Harvard Business School. Mr. Michas has been the Non-Executive Chairman of PerkinElmer, Inc. (NYSE: PKI) since December 2019, has been a director of AstroNova, Inc. (NASDAQ: ALOT) since June 2022, and is a director of Theragenics Corporation, a privately held company. Previously, he also served as the Non-Executive Chairman of the board of directors of Lincoln Educational Services Corporation (NASDAQ: LINC) until 2015 and as a director of Allied Motion Technologies, Inc. (NASDAQ: AMOT) until July 2017.

Mr. Michas brings to the Board his many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing which provides valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. The Board also benefits from his corporate governance knowledge of public company matters from his service on other public company boards, including his service as Non-Executive Chair, lead director, and a member of the compensation, governance, audit, finance, and executive committees of such companies. Mr. Michas’ thorough knowledge of the Company and his thorough understanding of role of boards of directors qualify him to serve on our Board and as our Non-Executive Chair.

Key Attributes, Skills, and Experience

Skills and Experience

Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience
Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience
Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

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Election of Directors

Director Since 2022 Other Current Directorships None BorgWarner Committees Audit, Compensation

Sailaja K. Shankar, 56

Senior Vice President, Engineering of the Security Business Group, Cisco Systems, Inc.

Principal Occupation and Directorships

Ms. Shankar has served as the Senior Vice President, Engineering of the Security Business Group (SBG) of Cisco Systems, Inc. (NASDAQ: CSCO), a leading global manufacturer of networking hardware, software, telecommunications equipment, and other high-technology services and products, since January 2023, where she is responsible for engineering – including strategy execution and architecture. From September 2021 to January 2023, Ms. Shankar was the Senior Vice President and General Manager of SBG. From June 2021 to September 2021, Ms. Shankar was the Senior Vice President and General Manager of the Cloud and Network Security business unit within SBG. Prior to joining Cisco, Ms. Shankar served as Senior Vice President of Engineering, Enterprise of McAfee Corp. (NASDAQ: MCFE), a computer security software company, where she was responsible for its security and threat defense solutions across endpoint, extended detection and response, data center security, and cloud native application processes, from February 2019 to June 2021 and General Manager of Mobile and ISP Solutions Business Unit from February 2016 to February 2019.

Ms. Shankar holds a Bachelor of Science in Chemistry from Maris Stella College, and a Bachelor and Master of Arts from Andhra University in Mass Communications/Journalism and English Literature, respectively. In 2022, Ms. Shankar received accolades for her executive leadership within the IT industry and beyond and was named among 10 Women Making a Difference in Cybersecurity by CRN, a top technology news and information source for solution providers, IT channel partners, and value-added resellers.

Ms. Shankar brings to the Board her deep experience innovating technological solutions, driving strategic change in global enterprises, and portfolio building experience, including cybersecurity expertise. Ms. Shankar also prides herself on being a champion of diversity, mentoring the next generation of technical women, and is a global advisor with “How Women Lead.”

Key Attributes, Skills, and Experience

Director Since 2023 Other Current Directorships None BorgWarner Committees Audit

Hau N. Thai-Tang, 56

Former Chief Industrial Platform Officer, Ford Motor Company

Principal Occupation and Directorships

Mr. Thai-Tang retired from Ford Motor Company (NYSE: F), a global automotive manufacturer, in 2022 as Chief Industrial Platform Officer. In this position, Mr. Thai-Tang led global research and advanced engineering, product development, design, manufacturing engineering, purchasing, and supply chain teams to deliver an industry leading product portfolio of digitally connected ICE and BEV vehicles. Mr. Thai-Tang joined Ford in 1988 and held positions of increasingly significant responsibility. Previous positions included Chief Product Platform and Operations Officer from October 2020 to October 2021; Chief Product Development and Purchasing Officer from July 2017 to October 2020; and Group Vice President of Global Purchasing from August 2013 to July 2017.

Mr. Thai-Tang holds a Bachelor of Science in Mechanical Engineering from Carnegie Mellon University and a Master of Business Administration from the University of Michigan Stephen M. Ross School of Business.

Mr. Thai-Tang brings to the Board extensive automotive industry experience, including his 34-year career at Ford and excellent forward-looking perspective on the industry, particularly the transformation around electrification. In addition to his engineering, product planning, portfolio, cybersecurity, and technology expertise. Mr. Thai-Tang has a strong operational background, including supply chain and procurement. Mr. Thai-Tang led Ford’s product development and purchasing organizations during its launches of the Mustang-E, F-150 Lightning, Bronco, Maverick, and Puma.

Key Attributes, Skills, and Experience

Skills and Experience

Notable Auto Industry Experience	Experience as Chair/CEO of Multi-National Business	Background Contributes to Desired Diversity	Legal/Governance Experience
Non-U.S. Origin	Product or Clean Technology/ Electronics Expertise	Non-Automotive Technology Expertise	Manufacturing Experience
Meets SEC Definition of “Audit Committee Financial Expert”	Environmental/Sustainability Experience	Cybersecurity/Risk Management Expertise

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Election of Directors

Director Nominee Requirements

The Corporate Governance Committee seeks to establish and maintain a board that is strong in its collective knowledge and that possesses a diversity of skills, background, and experience in areas identified as relevant to guide the Company in the execution of its business strategy, recognizing that these areas may change over time. In considering whether to recommend to the full Board any candidate for inclusion in our Board’s slate of recommended director nominees, the Corporate Governance Committee will consider, among other things, the extent to which candidates possess the following factors:

●	the highest personal and professional ethics, integrity, and values

●	demonstrated business acumen, experience, and ability to use sound judgment to contribute to effective oversight of the business and financial affairs of the Company

●	ability to evaluate strategic options and risks, form independent opinions, and state those opinions in a constructive manner

●	active, objective, and constructive participation at meetings of our Board and its committees

●	flexibility in approaching problems

●	open-mindedness on policy issues and areas of activity affecting overall interests of the Company and its stockholders

●	stature to represent the Company before the public, stockholders, and various others who affect the Company

●	involvement only in activities and interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders

●	willingness to objectively appraise management performance in the interest of the stockholders

●	interest and availability of time to be involved with the Company and its employees over a sustained period

●	ability to work well with others, with deep and wide perspective in dealing with people and situations, and respect for the views of others

●	a reasoned and balanced commitment to the social responsibilities of the Company

●	contribution to our Board’s desired diversity and balance

●	willingness of independent directors to limit public company board service to four or fewer boards (any exceptions would require Corporate Governance Committee approval)

●	willingness to tender, promptly following the annual meeting at which they are elected or re-elected as director, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face re-election, and (ii) our Board’s acceptance of such resignation

●	willingness to provide all information, including completion of a questionnaire, required by the Company’s Amended and Restated By-laws (“By-laws”)

Nomination Process and Evaluation

The Corporate Governance Committee accepts candidate recommendations and referrals from a variety of sources, including stockholders, directors, management, search firms, and other sources. An overview of the process undertaken by the Corporate Governance Committee when evaluating candidates includes:

●	use of a skills matrix to identify specific attributes desired to be represented on our Board

●	an assessment of the candidates’ freedom from conflicts of interest and independence

●	consideration of the narrowed pool of candidates’ qualifications, expertise, and cognitive diversity

●	qualified candidates are discussed and interviewed by the Corporate Governance Committee, Non-Executive Chair, and CEO

●	the Corporate Governance Committee recommends nominees to the full Board

●	the full Board selects nominees

●	stockholders vote on nominees at annual stockholders’ meetings

●	the Corporate Governance Committee evaluates the full Board, its committees, and individual directors annually

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Election of Directors

Board Refreshment

We routinely assess the Board’s composition to ensure we have the right mix of attributes, experiences, perspectives, qualifications, and skills to maximize our Board’s potential. We believe the Company, our employees, our stockholders, and our other stakeholders benefit from continuity of longer-tenured directors complemented by the fresh perspectives of newer directors. Over the last five years, our Board has undergone significant refreshment, resulting in a low average tenure and broad diversity of backgrounds.

	2018	2020	2021	2022	2023
Director additions	+ Frédéric B. Lissalde + Paul A. Mascarenas + Deborah D. McWhinney	+ Nelda J. Connors + David S. Haffner + Shaun E. McAlmont	+ Sara A. Greenstein	+ Sailaja K. Shankar	+ Hau N. Thai-Tang

Corporate Governance Principles and Board Matters

Independence of the Directors

Our Board has determined that all Board members meet the independence requirements of the New York Stock Exchange (“NYSE”), except for Mr. Lissalde, our President and CEO. Under the Company’s Corporate Governance Guidelines (available at www.borgwarner.com/investors/corporate-governance), a director will not be considered independent unless our Board determines that such director has no direct or indirect material relationship with the Company. In addition, the Company’s Corporate Governance Guidelines provide, among other things, that:

●	a director who is an employee, or whose immediate family member is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship

●	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she stops receiving more than $120,000 per year in such compensation

●	a director who is affiliated with or employed by, or whose immediate family member is a current partner of, the internal or external auditor of the Company, is a current employee of such a firm and personally works on the Company’s audit or was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit at that time, is not “independent” until three years after the end of the affiliation or the employment or auditing relationship

●	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee, is not “independent” until three years after the end of such service or the employment relationship

●	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold

●	a director who is not considered independent by relevant statute or regulation is not “independent”

No director nominee, director, or executive officer is related to any other director nominee, director, or executive officer (or to any director or executive officer of any of the Company’s subsidiaries) by blood, marriage, or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers or any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director of the Company or any of its subsidiaries. No director or executive officer of the Company is party to, or has any material interests in, any material legal proceedings that are adverse to the Company or its subsidiaries.

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Election of Directors

Board Leadership Structure

Our Board currently separates the roles of Chair and Chief Executive Officer. Mr. Michas, an independent director, is Non-Executive Chair and Mr. Lissalde is President and CEO. Our Board believes that separating the Chair and CEO positions provides the most appropriate leadership structure for the Company at this time. Separation of the Chair and CEO positions takes best synergetic advantage of the talents of two leaders and allows Mr. Lissalde to devote his full attention to focusing on his responsibilities as CEO without the additional responsibilities of Chair. Either the independent directors select a non-employee director to serve as Non-Executive Chair or the independent directors select a Lead Director from among them. The Non-Executive Chair, or, when applicable, the Lead Director, focuses on:

●	effectiveness and independence of our Board, including providing independent oversight of the Company’s management and affairs on behalf of the Company’s stockholders

●	serving as the principal liaison between the Company’s management and the independent directors

●	contributing to agenda planning and chairing the executive session of non-employee directors at each regularly scheduled Board meeting

●	facilitating discussion among the independent directors on key issues and concerns outside of Board meetings

●	consulting with the CEO and independent directors regarding Board agenda items

●	approving the scheduling of Board meetings and approving the agenda and materials for each Board meeting and executive session of our Board’s non-employee, independent directors

●	presiding over all meetings of our Board

●	communicating with stockholders when appropriate

●	overseeing the CEO, full Board, and individual director evaluation processes with the Corporate Governance Committee

●	other responsibilities that the independent directors as a whole might designate from time to time

Director Michas, previously Lead Director, became Non-Executive Chair in April 2013 upon the retirement of the previous Executive Chair.

Our Board recognizes that no single leadership model is right for all companies at all times. Our Board has reserved the discretion to determine the most appropriate leadership structure for the Company, and our Board reviews the leadership structure from time to time.

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Election of Directors

Below please find our director nominees’ principal areas of expertise and attributes.

Board Nominee Skills and Attributes

	GREENSTEIN	HANLEY	LISSALDE	MCALMONT	MCWHINNEY	MICHAS	SHANKAR	THAI-TANG
Notable Auto Industry Experience Has either long (measured in years) or high-level experience in the original equipment vehicle manufacture or vehicle systems or component supply business	●	●	●					●
Experience as Chair/CEO of Multi-National Business Serves as or has served as Chairperson or Chief Executive Officer of a corporation that does or did business on more than one continent	●		●	●	●	●
Background Contributes to Desired Diversity Cultural, ethnic, or geographic background increases the diversity of such backgrounds represented on the Board	●			●	●		●	●
Legal/Governance Experience Current or former member of corporate governance committee of a public company or advised a public company on corporate governance matters	●				●	●
Non-U.S. Origin Was born outside of the United States			●	●			●	●
Product or Clean Technology/Electronics Expertise
Holds one or more degrees in engineering or has acquired specialized technical knowledge in industry-relevant product design and development, electronic controls, or ground propulsion technology			●					●
Non-Automotive Technology Expertise
Has served as a leader in technology, strategy, or innovation in a mid-cap or larger multi-national company or currently does so. Experience in disruptive technology is also desired	●			●	●		●
Manufacturing Experience Participated in or directly oversaw manufacturing operations during a significant portion of their career or currently does so	●		●					●
Meets SEC Definition of “Audit Committee Financial Expert”
As determined by our Board, qualifies as an “Audit Committee Financial Expert” as defined in U.S. Securities and Exchange Commission (“SEC”) rules	●	●			●	●	●	●
Environmental/Sustainability Experience Has either long (measured in years) or high-level experience in assessing environmental compliance and overseeing responsible long-term value creation	●		●	●	●	●		●
Cybersecurity/Risk Management Expertise Has either long (measured in years) or high-level experience in providing effective oversight of risk management (including cybersecurity) procedures	●	●		●	●		●	●

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Election of Directors

Board Committees

Our Board held four meetings during 2022. Each of the directors attended at least 75% of the meetings of our Board and each committee on which he or she served while members of them. Our Corporate Governance Guidelines state our policy that directors are expected to use their best efforts to personally attend the Company’s Annual Meeting of Stockholders. If a director cannot attend meetings in person due to travel issues, schedule conflicts, or similar reasons, the director may attend by phone or via a virtual meeting platform. All directors serving at the time of the 2022 Annual Meeting of Stockholders attended the meeting.

Our Board has a standing Audit Committee, Compensation Committee, Corporate Governance Committee, and Executive Committee. The charters for each committee can be found on the Company’s website at www.borgwarner. com/investors/corporate-governance. The responsibilities of our Board committees are set forth in their charters, which are reviewed at least annually. The chart below details the Committees upon which our directors serve.

	Age	Director Since	Independent	Audit	Compensation	Corporate Governance	Executive
Sara A. Greenstein	48	2021	X		●	●
David S. Haffner*	70	2020	X
Michael S. Hanley	67	2016	X	●			●
Frédéric B. Lissalde	55	2018					●
Shaun E. McAlmont	57	2020	X		●	●
Deborah D. McWhinney	67	2018	X	●	●
Alexis P. Michas	65	1993	X			●	●
Sailaja K. Shankar	56	2022	X	●	●
Hau N. Thai-Tang	56	2023	X	●
*	Director Haffner is not standing for re-election to the Board at the Annual Meeting	● Member	● Chair

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Election of Directors

The following profiles reflect the composition of each Board committee as of March 17, 2023.

Audit Committee

CHAIR:	MEMBERS*:			NUMBER OF MEETINGS IN 2022:
5 * Director Greenstein served on the Audit Committee from February 9, 2022 until February 8, 2023
Hanley	McWhinney	Shankar	Thai-Tang

AUDIT COMMITTEE PURPOSE:

The Audit Committee Charter provides that the Audit Committee will, among other things, assist the full Board in fulfilling our Board’s oversight responsibility relating to:

●	ensuring the quality and integrity of the accounting, auditing, financial reporting, and risk management practices of the Company

●	overseeing the appointment, compensation, retention, and oversight of the independent registered public accounting firm

●	monitoring the independent registered public accounting firm’s qualifications, independence, and work (including resolving any disagreements between the Company’s management and the independent registered public accounting firm regarding financial reporting)

●	providing pre-approval of all services to be performed by the independent registered public accounting firm

●	monitoring of the performance of the Company’s internal audit function and compliance with legal and regulatory requirements and reviewing, on behalf of our Board, the Company’s risk management programs

●	overseeing the quality and integrity of the accounting, auditing, financial reporting and risk management practices of the Company, including as it relates to cybersecurity and assessing the Company’s compliance with ESG-related disclosure requirements

In October 2022, the Audit Committee reviewed the Audit Committee Charter and recommended to our Board that it was not necessary to make changes to it. Stockholders can find the current charter on the Company’s website at www.borgwarner.com/investors/corporate-governance.

Each member of the Audit Committee meets the independence requirements set by the NYSE, Section 10A(m) (3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. The Audit Committee has four members who are qualified as an audit committee financial expert as defined by the rules and regulations of the SEC: Mr. Hanley (who serves as Chair), Ms. McWhinney, Ms. Shankar, and Mr. Thai-Tang. None of the Audit Committee members simultaneously serve on the audit committees of more than two other public companies.

2023 Proxy Statement  |  21

Election of Directors

Compensation Committee

CHAIR:	MEMBERS:			NUMBER OF MEETINGS IN 2022:
7
McWhinney	Greenstein	McAlmont	Shankar

COMPENSATION COMMITTEE PURPOSE:

The Compensation Committee Charter provides that the Compensation Committee will, among other things, assist our Board in fulfilling its oversight responsibility relating to:

●	reviewing and approving the Company’s stated executive compensation philosophy and strategy to ensure that members of management are rewarded appropriately for their contributions to corporate growth and value creation and that the executive compensation strategy supports corporate objectives and stockholder interests

●	reviewing and approving CEO and other executive officer remuneration and compensation plans, and supervising the administration of these plans

●	ensuring that the compensation of executive officers is internally equitable, is externally competitive, motivates executive officers toward the achievement of business objectives, and aligns their focus with the long-term interests of Company stockholders

●	overseeing human capital management, including DE&I, and assesses whether ESG goals and milestones, if appropriate, are effectively reflected in executive compensation

The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate.

In April 2022, the Compensation Committee reviewed the Compensation Committee Charter and recommended to our Board that it was not necessary to make changes to it. Stockholders can find the current charter on the Company’s website at www.borgwarner.com/investors/corporate-governance.

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Election of Directors

Corporate Governance Committee

CHAIR:	MEMBERS*:		NUMBER OF MEETINGS IN 2022:
4 * Director Haffner, who is not standing for re-election to the Board at the Annual Meeting, served on the Corporate Governance Committee from November 10, 2020 until November 9, 2022.
Michas	Greenstein	McAlmont

CORPORATE GOVERNANCE COMMITTEE PURPOSE:

The Corporate Governance Committee Charter provides that the Corporate Governance Committee will assist our Board in fulfilling its oversight responsibility by:

●	recommending Board composition and structure

●	developing and recommending appropriate corporate governance principles, including the nature, duties, and powers of Board committees

●	recommending the term of office for directors and committee members

●	reviewing and recommending qualified persons to be nominated for election or re-election as directors, including stockholders’ suggestions for Board nominations

●	recommending the emergency successor to the CEO

●	considering any requests for waivers of application of the Company’s Code of Ethical Conduct

●	analyzing and approving any related person transactions

●	overseeing the Company’s sustainability strategy, policies, and procedures, including corporate responsibility matters

●	receiving, reviewing, and considering stakeholder feedback on ESG topics

●	ensuring that there is ESG expertise on the Board and awareness of ESG risks and opportunities

The Corporate Governance Committee also establishes criteria for Board and committee membership, evaluates Company policies relating to the recruitment of directors, and oversees the evaluation of our Board, its committees, and management. The Corporate Governance Committee, subject to Board approval, also determines directors’ fees and reimbursable expenses and makes appropriate recommendations to the Board in light of corporate governance developments.

The Corporate Governance Committee will consider nominees for our Board from a variety of sources, including current directors, management, retained third-party search firms, and stockholders.

Stockholder-recommended candidates and stockholder nominees whose nominations comply with the required procedures and who meet the criteria referred to herein will be evaluated by the Corporate Governance Committee in the same manner as the Corporate Governance Committee’s candidates.

In July 2022, the Corporate Governance Committee reviewed the Corporate Governance Committee Charter and recommended to our Board that it was not necessary to make changes to it. Stockholders can find the current charter on the Company’s website at www.borgwarner.com/investors/corporate-governance.

Executive Committee

CHAIR:	MEMBERS:		THE EXECUTIVE COMMITTEE DID NOT MEET DURING 2022

Michas	Hanley	Lissalde

The Executive Committee is empowered to act for the full Board during intervals between Board meetings when telephonic or virtual meetings cannot reasonably be arranged, with the exception of certain matters that by law may not be delegated.

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Election of Directors

Risk Oversight

Oversight of risk is an evolving process in which management, through the Company’s internal enterprise risk management committee (the “ERM Committee”), assesses the degree to which risk management is integrated into business processes throughout the organization. While our Board has ultimate responsibility for oversight of the Company’s risk management practices, the Audit, Compensation, and Corporate Governance Committees of our Board contribute to the risk management oversight function.

Board of Directors

Regularly and continually receives information, including risk assessment and management reports from the internal ERM Committee, intended to apprise it of the strategic, operational, commercial, financial, legal, health and safety, and compliance risks the Company faces.

Audit

●	Focuses on financial and compliance risk, including internal controls and cybersecurity risk management practices, and receives risk assessment and management reports from the Company’s information technology and internal audit functions.

●	Receives, reviews, and discusses regular reports concerning risk identification and assessment, risk management policies and practices, and mitigation initiatives, to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.

Compensation

●	Strives to adopt compensation incentives that encourage appropriate risk-taking behavior that is consistent with the Company’s long-term business strategy and objectives.

Corporate Governance

●	Oversees risk management practices in its domain, including director candidate selection, governance, sustainability, and succession matters.

Management

●	Assesses the degree to which risk management is integrated into business processes and continually seeks opportunities to further engrain enterprise risk management into business processes throughout the organization.

The members of the ERM Committee are the Company’s Vice President, Controller; Vice President, Treasurer; Vice President, Internal Audit; Vice President, Chief Compliance Officer; Vice President, Chief Information Officer; Director, External Reporting; and Director, Risk Management. Given their roles with the Company, the members are well positioned to provide the ERM Committee with the information necessary to properly identify, manage, and monitor material risks associated with our business processes.

Our Board actively encourages management to continue to drive this evolution. In 2022, our Board endorsed the Company’s continued enhancement of its enterprise risk management governance infrastructure, processes, integration, communications, and sustainability policies and practices. The members of the ERM Committee have direct access to the Audit, Compensation, and Corporate Governance Committees and our Board.

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Election of Directors

Executive Sessions

The non-employee directors meet in executive sessions without the presence of any corporate officer or member of management in conjunction with regular meetings of our Board. Non-Executive Chair Michas is the current presiding director. Except for our Executive Committee, the committees of our Board also meet in executive sessions without the presence of any corporate officer or members of management in conjunction with regular meetings of the committees. Interested parties can make concerns known directly to the non-management directors on-line at compliancehotline.borgwarner.com or by toll-free call to 1-800-461-9330.

Stockholder Communication with the Board

Stockholders interested in communicating with the Non-Executive Chair or with non-management directors may do so by writing to such director, in care of our Secretary, 3850 Hamlin Road, Auburn Hills, Michigan, 48326. The Investors section on our website located at www.borgwarner.com/investors/corporate-governance lists the current members of our Board. We open and forward mail to the director or directors specified in the communication.

Certain Relationships and Related Person Transactions

The Company has a written policy concerning related person transactions under which the Corporate Governance Committee is responsible for review and disapproval or approval of any related party transactions in which a director, nominee for director or executive officer, or immediate family member of any of them has a material interest.

2023 Proxy Statement  |  25

 Proposal 2
Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

BorgWarner seeks a non-binding advisory vote from its stockholders to approve the compensation of its NEOs as described and disclosed in the Compensation Discussion and Analysis section beginning on page 29 and the Executive Compensation Tables section beginning on page 52 in accordance with the executive compensation disclosure rules in Item 402 of the SEC’s Regulation S-K. Consistent with the requirements of Section 14A of the Exchange Act, the vote on this proposal is not intended to address any specific element of compensation but, rather, the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement.

While this vote is advisory, and not binding on our Company, it provides valuable information to our Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders.

The Compensation Committee believes that their 2022 compensation decisions and our executive compensation program align the interests of stockholders and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of short-term and long-term objectives, while at the same time avoiding unnecessary or excessive risk taking. We maintain the highest level of oversight of our executive compensation program. Our Board, Non-Executive Chair, CEO, and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives. We closely monitor the compensation program and pay levels of executives from other companies that we believe to be similar to BorgWarner in business characteristics and economics.

Recommendation

Our Board recommends a vote “FOR” the approval, by advisory vote, of the compensation of our NEOs.

26     |

Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Highlights of the 2022 Executive Compensation Program

Salary
• Base pay is the initial salary paid, excluding benefits, bonuses, and pay increases

•   Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group discussed on page 39) with actual salaries reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance

Annual Cash Incentive

•   The Management Incentive Plan (“MIP”) is our cash-based, annual incentive plan for executives

•   Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group) with annual cash incentive targets, expressed as a percentage of base salary, reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance

•   Variable pay component focused on short-term annual objectives that demonstrate the strength of the business over the long term

•   50% based on Adjusted Operating Margin, which measures the Company’s profitability relative to the sales it generates. For 2022, there is no payout for AOM below 9.8%, a 100% payout for AOM of 10.3%, and maximum payout for AOM that equals or exceeds 10.8%

•   50% based on Free Cash Flow, which is an important measure of how much cash the Company generates after expenditures that allows the Company to pursue opportunities that enhance stockholder value. For 2022, there is no payout for FCF below $650 million, a 100% payout for FCF of $750 million, and maximum payout for FCF that equals or exceeds $850 million

•   Targets reflective of the current economic conditions of the industry

•   Performance Modifier allows the Compensation Committee to modify annual payout upwards or downwards up to 10% of MIP Target awards. Annual payout remains capped at 200% of target

Long-Term Equity Incentive

•   Reviewed annually, adjusted as appropriate to align with median-market levels (50th percentile of the Company’s peer group) with target long-term equity incentives reasonably below or above the median considering scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual and business performance

•   One third in Restricted Shares

•   50% vesting after two years and the remainder vesting after three years

•   Two thirds in Performance Shares

•   25% based on eProducts Revenue Mix (as defined on page 45) measured at the end of a 3-year performance period

•   25% based on eProducts Revenue (as defined on page 45) measured at the end of a 3-year performance period

•   25% based on Cumulative Free Cash Flow (as defined on page 45) measured over a 3-year performance period

•   25% based on Relative TSR (as defined on page 45) measured over a 3-year performance period

•   For 2022-2024 performance period:

•   There is no payout for an eProducts Revenue Mix below 12.0%, a 100% payout for an eProducts Revenue Mix of 16.0%, and maximum payout for an eProducts Revenue Mix that equals or exceeds 24.0%

•   There is no payout for eProducts Revenue below $2.0 billion, a 100% payout for eProducts Revenue of $3.0 billion, and maximum payout for eProducts Revenue that equals or exceeds $4.0 billion

•   There is no payout for Cumulative Free Cash Flow below $1.4 billion, 100% payout for Cumulative Free Cash Flow of $1.7 billion, and maximum payout for Cumulative Free Cash Flow that equals or exceeds $2.0 billion

•   There is no payout for Relative TSR performance below the 25th percentile, 100% payout for Relative TSR Performance at median, and maximum payout for Relative TSR performance at or above the 75th percentile

2023 Proxy Statement     |     27

Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

2022 CEO Target Direct Compensation

The graphic below represents the 2022 target direct compensation of Frédéric B. Lissalde, our President and Chief Executive Officer. Approximately 90% of his target direct compensation was tied to performance, with the majority linked to long-term growth and stockholder returns. A significant portion of the target direct compensation of all the NEOs is at-risk and dependent upon the achievement of rigorous and objective performance requirements. In 2022, between 82-90% of the NEOs’ target direct compensation was at-risk.

Refer to page 34 for 2022 Key Compensation Decisions.

Accordingly, for the reasons we discuss above and in the “Compensation Discussion and Analysis” section, our Board recommends that stockholders vote in favor of the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our NEOs, assuming that a quorum is present. For purposes of determining the advisory vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by our Board will be voted “for” approval of the compensation unless a stockholder specifies otherwise.

We currently hold advisory votes on the compensation of NEOs on an annual basis and intend to hold the next such vote at the 2024 Annual Meeting of Stockholders.

28     |

Compensation Discussion and Analysis

30	Introduction
30	Our Named Executive Officers
33	Executive Summary
33	2022 Performance Highlights Versus our February 2022 Guidance
34	2022 Key Compensation Decisions
35	Stockholder Engagement
35	Leading Compensation Governance Practices
36	What Guides Our Program
36	Compensation Philosophy and Objectives
37	Principal Elements of Compensation
38	The Decision-Making Process
38	The Role of the Compensation Committee
38	The Role of Management
38	The Role of the Independent Compensation Consultant
39	The Role of Peer Groups
40	2022 Executive Compensation Program in Detail
40	Base Salary
40	Management Incentive Plan
40	2022 MIP Target Award Opportunities
40	2022 MIP Performance Goals and Results
42	2022 MIP Performance Modifier
43	2022 MIP Payouts
44	Long-Term Equity Incentives
44	2020-2022 Performance Share Awards Earned
45	2022-2024 Performance Share Awards
47	Restricted Stock
47	Treatment of Equity in the Event of a Change of Control
48	Other Executive Compensation Practices, Policies, and Guidelines
48	Stock Ownership Guidelines

48	Clawback Policy
48	Short Sales, Pledging, and Hedging
48	Executive Benefits and Perquisites
49	Employment Agreement with CEO
50	Change of Control Agreements and Transitional Income Plan
51	Compensation Risk Management
51	Tax Deductibility of Compensation
51	Compensation Committee Report
51	Compensation Committee Interlocks and Insider Participation
52	Executive Compensation Tables
52	Fiscal Year 2022 Summary Compensation Table
53	All Other Compensation Table
54	Grants of Plan-Based Awards
55	Outstanding Equity Awards at Fiscal Year End
56	Option Exercises and Stock Vested
56	Pension Benefits
57	Non-Qualified Deferred Compensation
58	Potential Payments Upon Termination or Change of Control
59	Change of Control Employment Agreements
60	Terminations Not Related to a Change of Control
60	CEO Pay Ratio
61	Pay Versus Performance
65	Director Compensation

2023 Proxy Statement     |     29

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or CD&A, explains the executive compensation program for the Company’s named executive officers, or NEOs, listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to 2022 compensation for the NEOs.

Our Named Executive Officers

Frédéric B. Lissalde, 55 President and Chief Executive Officer
Employee Since: 1999

Biography

Mr. Lissalde has served as the President and Chief Executive Officer of the Company since August 2018. He was Executive Vice President and Chief Operating Officer of the Company from January 2018 to July 2018. From May 2013 to December 2017, he was Vice President of the Company and President and General Manager of BorgWarner Turbo Systems LLC.

Prior to joining BorgWarner, Mr. Lissalde held positions at Valeo and ZF in the areas of program management, engineering, operations, and sales in the United Kingdom, Japan, and France.

Mr. Lissalde holds a Masters of Engineering from ENSAM - Ecole Nationale Supérieure des Arts et Métiers - Paris, and an MBA from HEC Paris. He is also a graduate of executive courses at INSEAD - Institut Européen d’Administration des Affaires, Harvard, and MIT. Mr. Lissalde has served on the board of directors of Autoliv, Inc. (NYSE: ALV) since December 2020. Previously, he served on the board of directors of CLEPA (European Automotive Suppliers’ Association), based in Brussels, Belgium. Mr. Lissalde brings to the Board his experience and expertise in setting and executing strategic direction; driving business performance, growth, and culture; and integrating purchased companies around the world. In addition, he also brings an intimate knowledge of the Company’s operations, its business, and industry.

2022 Target Direct Compensation Highlights

Kevin A. Nowlan, 51 Executive Vice President and Chief Financial Officer
Employee Since: 2019

Biography

Mr. Nowlan has been Executive Vice President and Chief Financial Officer since April 2019.

Prior to joining BorgWarner, he was Senior Vice President and President, Trailer, Components and Chief Financial Officer of Meritor, Inc., a commercial truck and industrial supplier, from March 2018 to March 2019. Mr. Nowlan joined Meritor in 2007 and served in a variety of finance roles before becoming Senior Vice President and Chief Financial Officer in May 2013. Prior to Meritor, Inc., Mr. Nowlan worked for GMAC Inc. and The General Motors Company’s Treasurer’s Office for 12 years in a variety of roles.

Mr. Nowlan holds a Bachelor of Arts in economics, political science, and history and earned an MBA from the University of Michigan Stephen M. Ross School of Business. Mr. Nowlan has served on the board of directors of the Federal Reserve Bank of Chicago Detroit Branch since January 2022.

2022 Target Direct Compensation Highlights

30     |

Compensation Discussion and Analysis

Joseph F. Fadool, 57	Vice President, BorgWarner Inc. and President and General Manager, BorgWarner Emissions, Thermal and Turbo Systems
Employee Since: 2010

Biography

Mr. Fadool has been Vice President of the Company and President and General Manager of BorgWarner Emissions Systems LLC, BorgWarner Thermal Systems Inc. and Turbo Systems LLC since October 2019. He was Vice President of the Company and President and General Manager of Turbo Systems LLC from May 2019 to October 2019. He was Vice President of the Company and President and General Manager of BorgWarner Emissions Systems LLC and BorgWarner Thermal Systems Inc. from January 2017 to May 2019. He was Vice President of the Company and President and General Manager of BorgWarner Ithaca LLC (d/b/a BorgWarner Morse Systems) from July 2015 until December 2016. From May 2012 to July 2015, he was the Vice President of the Company and President and General Manager of BorgWarner Morse TEC Inc.

Prior to joining BorgWarner, Mr. Fadool worked at Continental Automotive Systems as Vice President for North American Electronic Operations. He previously held various positions with increasing responsibility at Continental and Siemens VDO Automotive since 1996 including general management, operations, sales, and program management. Prior to joining Continental, he spent seven years with Ford Motor Co., where he was involved in project management, product development, and the launches of several major vehicles, including the Mustang and Taurus programs.

Mr. Fadool holds a Bachelor of Science in electrical engineering from Lawrence Technological University and earned a Master of Science in computer and electronic controls from Wayne State University.

2022 Target Direct Compensation Highlights

Stefan Demmerle, 58	Vice President, BorgWarner Inc. and President and General Manager, BorgWarner PowerDrive Systems
Employee Since: 2012

Biography

Dr. Demmerle has been Vice President of the Company and President and General Manager of BorgWarner PDS (USA) Inc. (formerly known as BorgWarner TorqTransfer Systems Inc.) since September 2012 and President and General Manager of BorgWarner PDS (Indiana) Inc. (formerly known as Remy International, Inc.) since December 2015.

Prior to joining BorgWarner, Dr. Demmerle served as Vice President of the powertrain electronics business at Continental from 2010 to 2012 after leading Continental Diesel Systems (formerly known as Siemens Diesel Systems Technology) as President and CEO from 2006 to 2010. He previously held positions of increasing responsibility within Siemens VDO Automotive in the transmission and engine electronics businesses both in France and worldwide. Dr. Demmerle began his career in France with assignments in sales and program management for automotive engine components.

Dr. Demmerle holds a Master of Science in Mechanical Engineering from the Technical University of Munich, Germany, as well as a Ph.D. in Mechanical Engineering from the Institut Polytechnique de Grenoble, France.

2022 Target Direct Compensation Highlights

2023 Proxy Statement     |     31

Compensation Discussion and Analysis

Tonit M. Calaway, 55	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Employee Since: 2016

Biography

Ms. Calaway has been Executive Vice President, Chief Administrative Officer, General Counsel and Secretary since October 2020 and oversees the Legal, Government Affairs, Real Estate, Facilities, Security, and Aviation Departments. Prior to that, she served as Executive Vice President, Chief Legal Officer and Secretary of BorgWarner Inc. from August 2018 until October 2020 and was responsible for the Legal Department. Previously, Ms. Calaway served as Executive Vice President and Chief Human Resources Officer since 2016, where she managed all aspects of human resources for employees around the globe, including compensation and benefits, talent management, labor, employment, and related management issues.

Prior to joining BorgWarner, Ms. Calaway held various positions during her 18-year career at Harley-Davidson, Inc. in Milwaukee, Wisconsin. Most recently, she served as Vice President of Human Resources, where she guided company-wide leadership development, compensation and benefits, labor relations and diversity initiatives, and as President of The Harley-Davidson Foundation. A securities attorney by training, Ms. Calaway rose through the legal department, serving as Associate General Counsel - Motor Company Operations, Assistant General Counsel, Chief Compliance Counsel, and Assistant Secretary.

Ms. Calaway holds a Bachelor of Arts from the University of Wisconsin - Milwaukee, and received her juris doctorate from the University of Chicago Law School. In addition, she holds an honorary doctor of corporate and community relations degree from the University of Wisconsin-Milwaukee. She is a member of the State Bar of Wisconsin. Ms. Calaway currently serves on the boards of Air Products and Chemicals, Inc. (NYSE: APD) and W.P. Carey Inc. (NYSE: WPC). Ms. Calaway previously served on the board of Astronics Corporation (NASDAQ: ATRO).

2022 Target Direct Compensation Highlights

32     |

Compensation Discussion and Analysis

Executive Summary

2022 Performance Highlights Versus Our February 2022 Guidance

At BorgWarner, we strongly believe that pay should be linked to Company performance – even in tough times. Despite significant production volatility and inflationary headwinds in 2022, the Company performed well. As a result of strong sales and solid margin performance, we delivered close to the target guidance for Adjusted Operating Margin, or AOM, and exceeded the maximum level of guidance for Free Cash Flow, or FCF, that we disclosed in February 2022. We delivered AOM of 10.26% and a record level of FCF at $860 million for purposes of our cash-based, annual incentive plan for executives, the Management Incentive Plan, or MIP. As a result of this performance, the AOM portion of the MIP award resulted in a payout of 96%. The FCF portion of the MIP award resulted in a 200% payout. With a 50% weighting for each of the metrics, the result was a combined payout of 148% under the 2022 MIP prior to application of the Performance Modifier.

Adjusted Operating Margin	Free Cash Flow

Adjusted Operating Margin and Free Cash Flow are Non-GAAP measures and exclude the impact of the Santroll, Rhombus, and SSE acquisitions. Reconciliations to comparable GAAP measures for Adjusted Operating Margin and Free Cash Flow can be found in Appendix A.

2023 Proxy Statement  |  33

Compensation Discussion and Analysis

2022 Key Compensation Decisions

Below is a summary of the key compensation decisions that the Compensation Committee made for fiscal 2022:

●	Salary: As part of the annual strategic review of base salaries, the Compensation Committee determined the compensation of our executive management team, the Strategy Board, including the NEOs, and increased base salaries effective April 1, 2022. For compensation decisions relating to executive officers other than our CEO, our Compensation Committee considered the recommendations from our CEO. We provide details on page 40.

●	Annual Incentives: From a financial performance perspective, the Company delivered AOM of 10.26%, which was close to the target that we set under our MIP for 2022. This resulted in a payout of 96% for the AOM portion of the MIP award. For purposes of the MIP calculation, which excludes the impact of the Santroll and Rhombus acquisitions, the Company also generated $860 million of Free Cash Flow. As a result of this performance, there was a 200% payout for the FCF portion of the award. With a 50% weighting for each of the designated metrics, the combined payout was 148% under the 2022 MIP. We provide details on pages 40 and 41.

After careful review of the actions taken by management and the commitment demonstrated to the Company-wide strategic goals detailed on page 42, the Compensation Committee utilized the performance modifier that the Committee had approved to modify the MIP payout that would otherwise have resulted by adding 10% of the MIP target award for all MIP-eligible participants.

●	Long-Term Equity Incentives: Long-term equity incentives that were granted in 2022 consisted of performance shares (two thirds of the award) and restricted stock (one third of the award). For the 2022-2024 performance cycle, the mix of performance metrics consisted of the following:

Performance Metric	Weighting
eProducts Revenue Mix	25%
eProducts Revenue	25%
Cumulative Free Cash Flow	25%
Relative Total Stockholder Return (“Relative TSR”)	25%

The Compensation Committee believes this mix: (i) places more emphasis on delivering organic and inorganic growth (ii) drives higher eProducts revenue and (iii) generates more Free Cash Flow in our core business to help fund investments in eProducts, while maintaining a balanced focus on long-term growth and stockholder value creation. We provide details about these performance metrics on page 45.

For the 2020-2022 performance cycle, participants could earn performance shares based on the achievement of three equally weighted measures: Relative TSR, Relative Revenue Growth (“RRG”), and Adjusted Earnings Per Share (“Adjusted EPS”). Results for the 2020-2022 performance cycle were as follows:

●	Relative TSR Payout for 2020-2022: The Company’s Relative TSR was at the 50th percentile of the performance peer group, which was at the target level for a payout resulting in a 100% payout of TSR performance shares.

●	RRG Payout for 2020-2022: The Company’s annualized revenue growth, excluding the impact of changes in currency values and merger, acquisition, and disposition activity (in the year in which the merger, acquisition, or disposition activity occurred), was 5.6%, while the weighted average vehicle production decreased by 3.4%. The resulting 9.0% outperformance relative to the market resulted in a 2020-2022 RRG performance share payout at 200% of target.

●	Adjusted EPS for 2020-2022: The Company’s Adjusted EPS, excluding the impact of changes in currency values and merger, acquisition, and disposition activity (in the year in which the merger, acquisition, or disposition activity occurred), was $5.10 which was between the threshold level of $4.50 and the target of $5.20 and resulted in a 2020-2022 Adjusted EPS performance share payout at 93% of target.

We also entered into an employment agreement with our CEO, as described on page 49 under “Employment Agreement with CEO”.

34	|

Compensation Discussion and Analysis

Stockholder Engagement

Each year, we carefully consider the results of our stockholder say-on-pay vote from the preceding year. We also consider the feedback we receive from our major stockholders during our ongoing, Board-driven, outreach and engagement efforts, which we describe in detail on page 3.

Our say-on-pay proposal at our 2022 Annual Meeting received support from 93.9% of the votes cast. Overall, our stockholders strongly supported our executive compensation program and its direction, including our continuous improvement efforts to tie performance metrics more closely to our business strategy that we describe in our disclosure. We will continue to keep an open dialogue with our stockholders to help ensure that we have a regular pulse on investor perspectives.

Leading Compensation Governance Practices

The following features of our executive compensation program demonstrate sound compensation governance and we have designed them in the best interests of our stockholders and executives:

What We Do	What We Don’t Do

  Stockholder engagement informs compensation program

  Significant portion of executive pay is performance based and at-risk

  Rigorous goal setting process

  Annual compensation assessment

  Annual risk assessment

  Stock ownership guidelines for executives

  Clawback policy for recoupment of incentive compensation under certain conditions

  Double trigger change in control provisions for restricted stock and performance shares

No short sales of Company stock No pledging of Company stock No hedging of Company stock No loans No gross-ups on excise tax or excessive perquisites

2023 Proxy Statement  |  35

Compensation Discussion and Analysis

What Guides Our Program

Compensation Philosophy and Objectives

Attracting, developing, and retaining a highly talented workforce – at all levels within our organization – is a top priority. We are committed to providing competitive compensation opportunities designed to deliver equal pay for equal work regardless of race, color, age, religion, sex, sexual orientation, gender, identity/expression, national origin, disability, veteran status, or any other characteristic protected by applicable law.

As part of our regular compensation review process, our Board and senior management team regularly seek input from external experts and independent compensation consultants. Informed in large part by the results of comprehensive analyses, we ensure that our compensation program continues to support our business strategy, pay-for-performance philosophy, and competitive pay practices. Through this work, we make data-driven decisions about each employee’s compensation in the context of their role at the Company, experience, geography, and performance. When necessary, we adjust to better align pay with external market practices or internal comparable positions.

We also strive to ensure pay equity among comparable jobs across the Company. To this end, we examine pay among similarly situated employees who perform comparable work to identify pay disparities or other inequities (if any).

Where appropriate, we take corrective action consistent with our commitment to a diverse and inclusive culture where all our employees are paid equitably and have equal opportunities for success.

Management regularly reports to our Board on each of these efforts.

In addition to the above priorities, our executive compensation program aims to achieve the following objectives:

●	Align the interests of our executives with the long-term interests of the business, our stockholders, and employees
●	Motivate exceptional performance through metrics that support our long-term strategy of growth and create stockholder value
●	Attract, develop, motivate, and retain top global talent
●	Pay competitively across salary grades in all regions of the world
●	Mitigate excessive risk taking
●	Reflect the input of our stockholders

36	|

Compensation Discussion and Analysis

Principal Elements of Compensation

The principal elements of compensation that we list below support our compensation philosophy and objectives. We review each element annually and adjust them when appropriate to align with median market levels (50th percentile of the Company’s compensation peer group). Total target direct compensation may be reasonably below or above the median considering a person’s scope of responsibilities and experience, development opportunity, changes in responsibilities, and individual business performance.

Element	How It’s Paid	Key Features
Salary	Cash (Fixed)

Provides a competitive fixed rate of pay relative to similar positions in the market and enables the Company to attract and retain critical executive talent

●  Based on job scope, level of responsibilities, individual performance, experience, and market levels of pay

Annual Cash Incentive	Cash (Variable)

Focuses executives on achieving annual financial goals that drive long-term stockholder value

●  50% based on AOM, which measures the Company’s profitability relative to the sales it generates

●  50% based on FCF, which measures how much cash flow the Company generates (after capital expenditures) to allow the Company to pursue opportunities that enhance stockholder value

●  Starting in 2022, the MIP allows the Compensation Committee to apply a performance modifier of up to 10% of the target MIP award to modify the MIP payout that would otherwise result (upwards or downwards) based on the achievement of Company-wide strategic goals as we discuss more fully below

Long-Term Equity Incentive	Equity (Variable)

Provides incentives for executives to execute on longer-term financial goals that drive stockholder value creation and support the Company’s retention strategy

●  We grant two thirds of the total value of the target long-term incentive opportunity using Performance Shares

●  25% based on eProducts Revenue Mix at the end of a three-year performance period

●  25% based on eProducts Revenue at the end of a three-year performance period

●  25% based on Cumulative FCF over a three-year performance period

●  25% based on Relative TSR measured over a three-year performance period

●  We grant one third of the total value using Restricted Shares with 50% vesting on the second anniversary of the grant date and the remainder of the shares vesting on the third anniversary of the grant date, provided that the recipient is still employed by the Company

2023 Proxy Statement  |  37

Compensation Discussion and Analysis

The Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our executives, including our NEOs, and is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with independent consultants and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee’s charter, which can be found at www.borgwarner.com/investors/corporate-governance, specifies details of the Compensation Committee’s authority and responsibilities.

Our Compensation Committee strategically reviews our executive officers’ compensation at least annually, in addition to regular discussions at Compensation Committee meetings held throughout the year. Reflecting our intent to pay for performance, the Compensation Committee evaluates our compensation philosophy and objectives to ensure they align with our business strategies, competitive realities, and our Board’s determination of what is in the best interests of stockholders. The Compensation Committee also considers feedback from our stockholders. After consideration of all these data points, the Compensation Committee determines whether the compensation program: (i) meets these objectives, (ii) provides adequate incentives and motivation to our executive officers, and (iii) appropriately compensates our executive officers relative to comparable officers at other companies with which we compete for executive talent. For compensation decisions relating to executive officers other than our CEO, our Compensation Committee considers recommendations from our CEO.

The Role of Management

The CEO submits his recommendations for the compensation of the Strategy Board, which includes the NEOs and other executives, to the Compensation Committee for its approval. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation. This process: (i) ensures that the Compensation Committee routinely receives and considers management input, (ii) provides transparency, and (iii) maintains committee oversight.

The Role of the Independent Compensation Consultant

Our Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. The Compensation Committee annually reviews its relationship with Pearl Meyer to ensure continued independence. The review process includes consideration of the factors impacting independence set forth in New York Stock Exchange rules. Pearl Meyer reports directly to the Compensation Committee and provides benchmarking data to the Corporate Governance Committee with respect to Board compensation.

Pearl Meyer regularly participates in Compensation Committee meetings and, in collaboration with the Compensation Committee, aids in determining the appropriate compensation program, design, levels, and peer groups for the Company.

38	|

Compensation Discussion and Analysis

The Role of Peer Groups

Compensation Peer Group: The Compensation Committee regularly assesses the market competitiveness of the Company’s executive compensation program based on data from a comparator peer group (called “the compensation peer group”). The Compensation Committee reviews and determines the compensation peer group’s composition on an annual basis, considering input from its independent compensation consultant and management. In evaluating and setting compensation, our Compensation Committee considers several factors including individual and business performance, internal equity, retention, the degree of alignment between the executive’s job duties and the benchmarked job description, as well as an assessment of market practices. The benchmarking exercise is a useful tool that allows the Company to regularly review the market in which we compete for talent and provides credibility for our compensation program with our employees and stockholders.

The Compensation Committee did not make any changes to the compensation peer group in 2022. The following companies comprise the 2022 compensation peer group:

3M Company	Eaton Corporation plc	PACCAR Inc.
Adient plc	Emerson Electric Co.	Parker-Hannifin Corporation
American Axle & Manufacturing Holdings, Inc.	Fortive Corporation	Rockwell Automation, Inc.
Aptiv PLC	Honeywell International Inc.	Stanley Black & Decker, Inc.
Autoliv, Inc.	Illinois Tool Works Inc.	Tenneco Inc.
Cummins Inc.	Lear Corporation	Textron Inc.
Dana Incorporated	Magna International Inc.	The Goodyear Tire & Rubber Company
Deere & Company	Navistar International Corporation	Trane Technologies plc
Dover Corporation	Oshkosh Corporation

Performance Peer Group: For performance share grants in 2022, the Compensation Committee adopted the Automotive Parts & Supplier index performance peer group for purposes of measuring relative TSR. This performance peer group is more specific to the Company’s current industry.

The Compensation Committee added Lear Corporation and Magna International to the performance peer group for 2022. The following companies comprise the 2022 performance peer group:

Allison Transmission Holdings, Inc.	Gentex Corporation	Modine Manufacturing Company
American Axle & Manufacturing Holdings, Inc.	Gentherm Incorporated	Standard Motor Products, Inc.
Aptiv PLC	Honeywell International Inc.	Stoneridge, Inc.
Autoliv, Inc.	Horizon Global Corporation	Strattec Security Corporation
Commercial Vehicle Group, Inc.	Illinois Tool Works Inc.	Superior Industries International, Inc.
Cooper-Standard Holdings Inc.	LCI Industries	Tenneco Inc.
Dana Incorporated	Lear Corporation	Visteon Corporation
Dorman Products, Inc.	Magna International, Inc.
Fox Factory Holding Corp.	Meritor, Inc.

2023 Proxy Statement  |  39

Compensation Discussion and Analysis

2022 Executive Compensation Program in Detail

Base Salary

We establish executives’ base salaries by considering the scope of the executive’s responsibilities, time in position, individual experience, internal equity, individual performance, and business performance. When considering market competitive base salaries, we target the median level among our peer group companies, which we determine annually. We review base salaries annually and adjust as appropriate to align with market levels after taking into account changes in individual responsibilities, individual and business performance, and experience.

The Compensation Committee increased the base salary for each of our NEO’s effective April 1, 2022 as follows:

NEO	2021 Year- End Salary	2022 Adjustment	% Change	2022 Year- End Salary
Frédéric B. Lissalde	$1,260,000	$90,000	7.1%	$1,350,000
Kevin A. Nowlan	$800,000	$20,000	2.5%	$820,000
Joseph F. Fadool	$810,000	$25,000	3.1%	$835,000
Stefan Demmerle	$760,000	$20,000	2.6%	$780,000
Tonit M. Calaway	$650,000	$25,000	3.8%	$675,000

The increases in the base salary effective April 1, 2022 for our CEO. Mr. Lissalde, as well as the other NEO’s were based on market data for our peer companies as well as individual and business performance and experience. Prior to the increases effective April 1, 2022, base salaries were last increased on October 1, 2020 after reflecting the increased size and revised compensation peer group following the Delphi Technologies acquisition.

Management Incentive Plan

The MIP is our cash-based, annual incentive plan for executives and is intended to drive executive behavior to accomplish key business strategies. The MIP plays a critical role in our continued efforts to be an employer of choice in the automotive industry as we accelerate our penetration in EV propulsion. For this reason, management, with the support of the Compensation Committee, determined that all members of the senior leadership team, including the NEOs, should be on the same compensation plan which is directly tied to Company performance. The Compensation Committee will continue to refine the MIP to be consistent with the Company’s strategic priorities and ensure that senior management operates as one team with the same goals and objectives.

2022 MIP Target Award Opportunities

We express target bonus opportunities as a percentage of base salary and establish them based on the NEO’s level of responsibility and ability to impact the Company’s overall results. The Compensation Committee also considers market data in setting target award amounts. The 2022 target bonus opportunity for our NEOs ranged from 120% to 160% of base salary in accordance with market median total cash compensation. NEOs receive 50% of the target opportunity for achieving threshold performance and 200% of the target opportunity for achieving maximum performance or above, with results in between these levels and target linearly interpolated.

2022 MIP Performance Goals and Results

Each year, the Compensation Committee establishes threshold, target, and maximum performance goals for the Company and business segments at the beginning of the fiscal year. To establish these goals, the Compensation Committee considers the broader economic environment, industry conditions, and the Company’s current guidance and past performance with respect to operating earnings and cash flow generation.

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Compensation Discussion and Analysis

The Compensation Committee based performance under the 2022 MIP on the achievement of two pre-established financial performance metrics: AOM and FCF. The Compensation Committee selected these metrics because delivering strong operating income and efficient capital deployment that leads to cash flow generation are critical to our long-term success. AOM and FCF were weighted equally and calculated and defined as follows:

AOM%	=	Adjusted Operating Income	÷	Net Sales
AOM%		Adjusted Operating Margin is defined as (a) U.S. GAAP Operating Income adjusted to eliminate the impact of restructuring expense; merger, acquisition, and disposition expense; intangible asset amortization expense; other net expenses, discontinued operations; other gains and losses not reflective of the Company’s ongoing operations; and any related tax effects, divided by (b) externally reported sales

The Compensation Committee selected AOM because it:

●	Is a historical indicator of the Company’s primary internal performance metrics, which is measured and reported monthly by every manufacturing location globally;

●	Supports the Company’s longer-term goal of sustaining its historically strong margin profile;

●	Has a high degree of correlation to improved stock price performance; and

●	Is strongly connected to the determination of economic value.

FCF	=	Operating Cash Flow	-	Capital Expenditures, including Tooling Outlays
FCF		Free Cash Flow is defined as (a) the net cash provided by operating activities minus (b) capital expenditures, including tooling outlays, and (c) adjusted for operating cash inflows or outflows not reflective of the Company’s ongoing operations

The Compensation Committee selected FCF because it places emphasis on driving strong cash flow performance, which supports the Company’s ability to invest in future growth plans and to return value directly to stockholders.

The Compensation Committee set the 2022 target performance levels for AOM and FCF based on the Company’s Board-approved annual budget, which was within our February 2022 guidance range for these metrics. The Compensation Committee set the maximum performance levels well above the high end of those ranges to require significant outperformance to achieve a maximum payout. The Compensation Committee also set threshold performance levels to allow a payout for performance below the target that was consistent with the outperformance required for a maximum payout.

The 2022 AOM and FCF performance targets and actual results were as follows:

	Performance Level
Performance Metric	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Results
AOM	9.8%	10.3%	10.8%	10.26%
FCF	$650 million	$750 million	$850 million	$860 million

For 2022, we delivered AOM of 10.26%, which was close to target, and strong levels of Free Cash Flow at $860 million, which was above maximum. As a result of this performance, the AOM portion of the award resulted in a payout of 96%. The FCF portion of the award resulted in a 200% payout. With a 50% weighting for each of the metrics, the Company’s performance resulted in a combined payout of 148% under the 2022 MIP as illustrated below.

A schedule reconciling Adjusted AOM to Operating Income and Margin and FCF to Net Cash provided by operating activities is available in Appendix A.

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Compensation Discussion and Analysis

2022 MIP Performance Modifier

The Compensation Committee carefully considers each element of our executive compensation program to ensure that those elements promote execution of our business strategy. To further BorgWarner’s mission to execute on our accelerated electrification strategy and continue to deliver innovative and sustainable mobility solutions for the vehicle market, the Compensation Committee added a performance modifier to the 2022 MIP effective January 1, 2022. With the Performance Modifier, the Committee may apply up to plus or minus 10% of the target MIP award to modify the MIP payout that would otherwise result for all MIP participants, based on achievement of Company-wide strategic goals. The payout remains capped at 200% of target (i.e., if financial performance is at maximum performance level, then the modifier cannot increase the award).

The Compensation Committee applies the modifier based on quantitative or qualitative targets to drive progress and demonstrate commitment in the following areas:

●	Environmental, Social, and Governance (“ESG”) initiatives including Diversity, Equity, and Inclusion

●	Acquisitions and dispositions, including integration

●	Succession planning and talent development

●	Leadership during unusual and challenging circumstances

●	Strategic change management

The achievements the Compensation Committee considered for 2022 included those set out in the table below:

Environmental, Social, and Governance (“ESG”) initiatives including Diversity, Equity, and Inclusion

●	Incentivized energy reduction through an added metric to the Employee Incentive Plan

●	Installed technology to collect real-time data on electricity and natural gas usage in our operations

●	BorgWarner announced 2026 goals for global female representation (35%) and racial/ethnic minority representation in the U.S. (30%) as well as achieving and maintaining pay equity

●	Progress on these goals in 2022 showed that global female representation improved to 30.4% (up from 30.1% in 2021) and racial/ethnic minority representation in the U.S. increased to 26.4% (up from 25% in 2021)

Acquisitions and dispositions, including integration

●	Announced spin-off of Fuel Systems and Aftermarket business units

●	Expanded eMotor, eFan and charging capabilities with three acquisitions

●	Completed acquisition of 100% of the Akasol Battery Business

Succession planning and talent development

●	Over 100 of our female team members participated in various Women in Leadership events with over 1/3 of this population experiencing a job change

●	Over 1,000 engineers were hired into electrification roles helping to deliver our Charging Forward strategy

●	Launched an upskilling program to add electrification skills to our current engineering workforce training over 190 engineers between the U.S. and Europe

●	Offered virtual training in basic electrification to over 1,500 employees

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Compensation Discussion and Analysis

Leadership during unusual and challenging circumstances

●	The management team was able to manage the impact of inflationary cost increases through non-contractual price increases

●	The management team was able to mitigate the impact of supply chain disruptions from chip shortages and other global events

Strategic change management

●	Successful execution of the Charging Forward strategy with booked organic electric vehicle revenue of more than $3 billion for 2025

●	When combined with the electric vehicle revenue acquired from the Akasol, Santroll, Rhombus, and SSE acquisitions, we believe we are on track to achieve around $4.3 billion of electric vehicle revenue by 2025

The table above demonstrates that the management team made significant achievements in 2022 in multiple areas of the business in addition to delivering strong financial performance. After careful review of the actions and the commitment that management demonstrated to these Company-wide strategic goals detailed above, the Compensation Committee, on a subjective basis, approved applying a performance modifier of 10% of the MIP target award to increase the payout that would otherwise result for all MIP eligible participants, including the NEOs.

2022 MIP Payouts

For our President and CEO, Frédéric Lissalde, this performance provided the following bonus payout.

MIP Result % of Target Bonus	=	AOM% 96% Payout as % of Target x 50%	+	FCF 200% Payout as % of Target x 50%	+	Performance Modifier 10% Payout as % of Target	=	158%

Bonus Payout	=	Base Salary of $1,350,000	x	Target Percentage of Base Salary (160%)	x	MIP Result of 158% of Target Bonus	=	$ 3,412,800

NEO	MIP Payout as % of Target Based on Actual AOM Performance	MIP Payout as % of Target Based on Actual FCF Performance	MIP Payout as % of Target Based on Performance Modifier	Bonus Payout
Frédéric B. Lissalde	96%	200%	10%	$ 3,412,800
Kevin A. Nowlan	96%	200%	10%	$ 1,554,720
Joseph F. Fadool	96%	200%	10%	$ 1,583,160
Stefan Demmerle	96%	200%	10%	$ 1,478,880
Tonit M. Calaway	96%	200%	10%	$ 1,279,800

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Compensation Discussion and Analysis

Long-Term Equity Incentives

We believe that long-term performance is driven through an ownership culture that rewards our executives for maximizing long-term stockholder value. Our long-term incentive plans provide participants with appropriate incentives to acquire equity interests in our Company and align their interests with the interests of our stockholders.

The Compensation Committee considers a mix of equity vehicles when granting long-term incentive awards. For 2022, we delivered two thirds of the total value of the target long-term incentive opportunity through performance shares and one third through restricted stock. We use a consistent methodology based on the market median for long-term incentives to determine the target dollar amount of the long-term incentive opportunity for each executive. We grant performance share awards and restricted stock in terms of a number of shares, and we convert the target dollar amount to a specific number of shares. We calculate this by using the average closing price of the Company’s common stock for the last five trading days of the year preceding the date of grant, which coincides with the end of the prior performance period for performance shares.

We detail below the shares that our NEOs earned, and we reflect them in the Option Exercises and Stock Vested table on page 56.

2020-2022 Performance Share Awards Earned

For the 2020-2022 performance cycle, participants could earn performance shares based on the achievement of three equally weighted measures: Relative TSR, RRG, and Adjusted EPS. Results for the 2020-2022 performance cycle were as follows:

●	Relative TSR Payout for 2020-2022: The Company’s Relative TSR was at the 50th percentile of the performance peer group, which was at the target level for a payout resulting in a 100% payout of TSR performance shares.

●	RRG Payout for 2020-2022: The Company’s annualized revenue growth, excluding the impact of changes in currency values and merger, acquisition, and disposition activity (in the year in which the merger, acquisition, or disposition activity occurred), was 5.6%, while the weighted average vehicle production decreased by 3.4%. The resulting 9.0% outperformance relative to the market resulted in a 2020-2022 RRG performance share payout at 200% of target.

●	Adjusted EPS for 2020-2022: The Company’s Adjusted EPS, excluding the impact of changes in currency values and merger, acquisition, and disposition activity (in the year in which the merger, acquisition, or disposition activity occurred), was $5.10 which was between the threshold level of $4.50 and the target of $5.20 and resulted in a 2020-2022 Adjusted EPS performance share payout at 93% of target.

	Relative Total Stockholder Return		Relative Revenue Growth		Adjusted Earnings Per Share
NEO	Shares at Target	Shares Earned	Shares at Target	Shares Earned	Shares at Target	Shares Earned
Frédéric B. Lissalde	43,350	43,350	43,350	86,700	43,350	40,316
Kevin A. Nowlan	11,520	11,520	11,520	23,040	11,520	10,714
Joseph F. Fadool	11,520	11,520	11,520	23,040	11,520	10,714
Stefan Demmerle	10,160	10,160	10,160	20,320	10,160	9,449
Tonit M. Calaway	6,770	6,770	6,770	13,540	6,770	6,296

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Compensation Discussion and Analysis

2022-2024 Performance Share Awards

The Compensation Committee designed the performance share awards for a select group of senior executives, including the NEOs, to provide a competitive payout at the end of a three-year performance period, with financial goals set at the beginning of each performance period. A new performance period begins each January 1 and ends three years later on December 31.

For the 2022-2024 performance cycle, the Compensation Committee changed the mix of performance metrics for purposes of earning performance shares to the following:

Performance Metric	Weighting	Definition
eProducts Revenue Mix	25%	Calculated as a percentage of the Company’s total proforma Revenue in 2024 derived from eProducts*^
eProducts Revenue	25%	The Company’s total proforma Revenue in 2024 derived from eProducts^
Cumulative Free Cash Flow	25%	Operating Cash Flow less Capital Expenditures for the three-year period from 2022-2024
Relative Total Stockholder Return (“TSR”)	25%	Determined by ranking the Company’s three-year TSR among a peer group of companies (see the “performance peer group” on page 39)

*	Total 2024 revenue derived from eProducts will be divided by total company 2024 Revenue to calculate the metric “eProducts as % of Total Revenue” for 2024.
^	eProducts revenue will be subject to the following adjustments: (1) For any acquisitions completed during calendar year 2024, the full amount of 2024 eProducts revenue from the acquired company will be included in the numerator and the full amount of 2024 revenue from the acquired company will be included in the denominator (on a proforma basis), as though the acquisition had been completed on January 1, 2024; and (2) for any dispositions completed during calendar year 2024, the full amount of 2024 revenue from the disposition will be excluded from the numerator (if applicable) and the denominator (on a proforma basis), as though the disposition had been completed on January 1, 2024.

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Compensation Discussion and Analysis

The Compensation Committee established this mix for the 2022-2024 performance cycle to place more emphasis on delivering organic and inorganic growth to drive higher eProducts revenue and generating FCF in our core business to help fund investments in eProducts, while maintaining a balanced focus on long-term growth and stockholder value creation. Actual award payouts for each performance metric for the 2022-2024 performance cycle can range between 0% and 200% of target based on performance results as follows:

	eProducts Revenue Mix
Performance Level	Achievement	Payout as a % of Target
Maximum	≥24.0%	200%
Target	16.0%	100%
Threshold	12.0%	50%
Below Threshold	<12.0%	0%

	eProducts Revenue
Performance Level	Achievement	Payout as a % of Target
Maximum	≥$4.0B	200%
Target	$3.0B	100%
Threshold	$2.0B	50%
Below Threshold	<$2.0B	0%

	Cumulative FCF
Performance Level	Achievement	Payout as a % of Target
Maximum	≥$2.0 billion	200%
Target	$1.7 billion	100%
Threshold	$1.4 billion	50%
Below Threshold	<1.4 billion	0%

	Relative TSR
Performance Level	Percentile Rank Achievement	Payout as a % of Target
Maximum	≥75th	200%
	65th	160%
Target	50th	100%
	35th	55%
Threshold	25th	25%
Below Threshold	Below 25th	0%

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Compensation Discussion and Analysis

Restricted Stock

Restricted stock awards incentivize and reward executives for improving long-term stock value and serve as a retention tool. Generally, we grant restricted stock in February with one half of the shares that we grant vesting on the second anniversary of the grant date and the remainder of the shares that we grant vesting on the third anniversary of the grant date, in each instance provided that the recipient is still employed by the Company.

Treatment of Equity in the Event of a Change of Control

In response to stockholder feedback, the Company revised the terms of its equity plans starting in 2018 to subject all restricted stock and performance shares to double-trigger vesting (rather than single-trigger vesting) upon a change in control. Specifically, to the extent the successor or purchaser in a Change of Control transaction honors or assumes on an equivalent basis outstanding equity-based awards, these awards will not automatically be subject to accelerated exercisability, vesting, or settlement upon the Change of Control. Rather, vesting will occur upon the participant’s termination of employment if he or she is terminated by the Company (or its successor) without cause or if the participant terminates for good reason (assuming the participant has such right under an employment or other agreement) during the two-year period following the Change of Control.

If the successor or purchaser in the Change of Control transaction does not assume the awards or issue replacement awards, then upon the date of the Change of Control, restricted stock will become fully vested and performance shares will vest proportionately (based on the performance period up to the Change of Control date compared to the original performance period of the grant) with performance deemed to be satisfied at target.

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Compensation Discussion and Analysis

Other Executive Compensation Practices, Policies, and Guidelines

Stock Ownership Guidelines

To promote equity ownership and to align the interests of management and our stockholders, we have established stock ownership guidelines that outline our expectations for our executives to hold a significant and sustained long-term personal financial interest in the Company. The guidelines are as follows:

CEO	CFO	Business Presidents and Executive Vice Presidents
6x base salary	3x base salary	2x base salary

We expect executives to meet the guidelines within five years after appointment as an officer. Shares counted to meet the ownership guidelines include shares held outright in brokerage or other investment accounts, non-vested restricted shares, and shares held by the executive under the Retirement Savings Plan and the Retirement Savings Excess Benefit Plan. Officers who do not meet their ownership guideline must hold at least 50% of any performance share awards or restricted shares that become vested until their ownership guideline is met. Our Compensation Committee reviews the ownership level for our CEO and all other persons covered under this guideline each year. As of January 1, 2023, each of our NEOs had met the level of ownership required or had more time to meet the guidelines.

Clawback Policy

Our Board adopted a policy to recover payment if an executive engages in any fraud or intentional illegal conduct that materially contributed to the need for a restatement of the Company’s publicly filed financial results. Performance-based compensation received by the executive during the three-year period preceding the restatement will be subject to reduction or reimbursement to the Company at the Compensation Committee’s discretion. We intend to amend the clawback policy as and when necessary to reflect applicable changes in law and NYSE rules, including requirements of the final regulations promulgated by the SEC.

Short Sales, Pledging, and Hedging

Generally, our Insider Trading and Confidentiality Policy (the “Policy”) prohibits our directors and employees from engaging in any transaction involving a put, call, or other option on BorgWarner securities, from selling any BorgWarner securities he or she does not own (i.e., “selling short”), from pledging any BorgWarner securities as collateral to secure personal loans or other obligations, and from engaging in hedging or monetization transactions involving BorgWarner securities. The types of hedging or monetization transactions prohibited by the Policy include the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds.

Executive Benefits and Perquisites

NEOs are eligible to participate in employee benefit plans on the same basis as other employees (such as medical, dental, and vision care plans; health care flexible spending accounts; life, accidental death and dismemberment, and disability insurance; employee assistance programs; and a defined contribution retirement plan, including a 401(k) feature). We provide the retirement plans that we describe on pages 56 and 57 to all employees to permit them to accumulate funds for retirement and to provide a competitive retirement package.

Our U.S.-based executives who exceed the limits under the qualified BorgWarner Inc. Retirement Savings Plan participate in the BorgWarner Inc. Retirement Savings Excess Benefit Plan, or Excess Plan. All of our NEOs received Company contributions under the Excess Plan in 2022. For further detail, see page 57 under the Non-Qualified Deferred Compensation section.

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Compensation Discussion and Analysis

Executive perquisites for the U.S.-based NEOs are limited to a taxable annual perquisite allowance. We generally do not provide tax gross-ups on benefits or perquisites. NEOs may use Company aircraft for personal purposes in special circumstances. Any requests for use of Company aircraft must be made in writing and approved by the CEO or CFO. On certain limited occasions, and consistent with Company policy, an NEO’s spouse or other family member may accompany the NEO on a business trip in which Company aircraft is used. The Company does not incur any additional direct operating cost in such situations because there is no incremental cost associated with the additional traveler.

None of our NEOs participates in or has account balances in any of the Company-sponsored qualified or non-qualified defined benefit pension plans.

Employment Agreement with CEO

As previously disclosed, on September 9, 2022, we entered into an employment agreement (“Employment Agreement”) with Mr. Lissalde. Under the terms of the Employment Agreement, Mr. Lissalde will remain employed by us until his retirement on August 30, 2025 (the “Term”), unless we and Mr. Lissalde each agree to extend the Term for one or more one-year periods. If Mr. Lissalde remains employed until the end of the Term, he will retire at such time (such date, the “Retirement Date”). Mr. Lissalde will remain in his role as President and CEO until our Board appoints a successor President and CEO. If the Board appoints a successor President and CEO before the end of the Term, then Mr. Lissalde will serve as a consultant to the Board and support the transition of his duties, as reasonably requested by the successor President and CEO or by the Board from time to time, to ensure an orderly transition of such duties through the effective date of the successor’s appointment (the “Transition Date”) and through the end of the Term (the “Transition Period”).

Before the Transition Date, (1) the Compensation Committee will determine, from time to time, Mr. Lissalde’s base salary, (2) he will be eligible to participate in our MIP at a level commensurate with his position as President and CEO, and (3) he will be eligible to receive awards under the Company’s 2018 Stock Incentive Plan or any applicable successor plan as determined by the Compensation Committee at a level commensurate with the position of CEO and a base salary rate equal to his then current salary rate as CEO.

During the Transition Period, Mr. Lissalde’s annual base salary will be reduced to sixty-seven percent (67%) of his annual base salary as in effect immediately prior to the Transition Date, and he will not be entitled to participate in the MIP for any performance periods beginning on or after the Transition Date. He will be eligible for a pro-rata MIP payment, if otherwise earned, for the performance period in which the Transition Date occurs based on the length of time he served as President and CEO during such performance period. During the Transition Period, Mr. Lissalde will remain eligible to receive awards under the 2018 Stock Incentive Plan (or successor plan) as determined by the Compensation Committee at a level commensurate with the position of CEO and a base salary rate equal to his most recent base salary rate as CEO.

The Employment Agreement also provides that, during the Term, Mr. Lissalde will receive reimbursement for reasonable expenses incurred for international financial planning and advice and international tax preparation services and remain eligible to participate in the Company’s benefit plans and receive other benefits that are provided to him as of the date he entered into the Employment Agreement. Following the Retirement Date, Mr. Lissalde will continue to receive health care and other benefits as set forth in the Company’s welfare benefit plans.

Mr. Lissalde’s employment may be terminated prior to the end of the Term by the Company for cause, by Mr. Lissalde for any or no reason upon providing ninety (90) days’ advance notice to the Company, or by mutual agreement of the Company and Mr. Lissalde. Mr. Lissalde’s employment will automatically terminate upon his death or disability. In the event of any such termination, Mr. Lissalde will be entitled to any accrued but unpaid salary and vacation, as well as reimbursement of reasonable business expenses incurred prior to the date of termination.

If Mr. Lissalde remains employed until his Retirement Date, has satisfied his obligations under the Employment Agreement, and executes a release of claims in favor of the Company and its affiliates, then we will treat such termination as being by reason of “Retirement” within the meaning of the 2018 Stock Incentive Plan (or successor plan) and Mr. Lissalde will: (1) vest in his restricted stock granted within 12 months prior to the Retirement Date on a pro-rata basis, determined by dividing the number of months Mr. Lissalde was employed from January 1 of the year in which the grant date occurred through the Retirement Date by 12, (2) vest in his restricted stock granted more than

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Compensation Discussion and Analysis

12 months prior to the Retirement Date on a pro-rata basis, determined by dividing the number of months Mr. Lissalde was employed from the grant of such restricted stock through the Retirement Date and the denominator of which is the number of months in the applicable restriction period, (3) vest in his performance shares granted within 12 months of the Retirement Date, upon completion of the performance period, in the amount earned based on achievement of the applicable performance goals, but then pro-rated, determined by dividing the number of months Mr. Lissalde was employed from January 1 of the year in which the grant date occurred through the Retirement Date by 12, and (4) vest in his performance shares granted more the 12 months prior to the Retirement Date, upon completion of the performance period, in the full number of performance shares earned, based on achievement of the applicable performance goals. The Company will also pay any pro-rated MIP bonus to which Mr. Lissalde is entitled that has not yet been paid and will provide Mr. Lissalde with its standard repatriation benefits for senior executive officers in connection with his relocation to France.

If a “Change of Control” as defined in the Change of Control Employment Agreement (the “COC Agreement”) between Mr. Lissalde and the Company occurs prior to the Transition Date, then effective upon such Change of Control, the Employment Agreement will terminate automatically, and Mr. Lissalde will be entitled to the rights and benefits provided by the COC Agreement. From and after the Transition Date, the only provisions under the COC Agreement that will apply to Mr. Lissalde if a “Change of Control” occurs on or after the Transition Date are Sections 3 and 10 of the COC Agreement; otherwise, the Employment Agreement will continue in full force and effect. If on or after the Transition Date Mr. Lissalde’s restricted shares and performance shares will vest upon a change in control of the Company pursuant to the terms of the 2018 Stock Incentive Plan (or successor plan) or upon a change of control of the Company pursuant to the COC Agreement, then the number of restricted shares and performance shares that will vest will be the greater of (1) the number determined under the 2018 Stock Incentive Plan (or successor plan) or the COC Agreement, as applicable, or (2) the number determined under clauses (1) and (2), calculated as if the Retirement Date occurred on the date of such change in control.

In exchange for the benefits provided by the Employment Agreement, Mr. Lissalde has agreed to certain non-competition and non-solicitation restrictions that extend for two years following the end of the Term or earlier termination of the Employment Agreement, as well as confidentiality and non-disparagement covenants.

Change of Control Agreements and Transitional Income Plan

We have entered into COC Agreements with each of our NEOs and certain other executives. In establishing the COC Agreements, our Board determined that it is in the best interests of the Company and its stockholders to: (i) maintain NEOs’ continued dedication in the event of either a contemplated or actual change of control and (ii) provide three years of compensation to NEOs terminated in connection with a change of control so as to focus their attention on executing the transaction rather than the personal uncertainties and risks associated with such change of control.

COC Agreements: (i) do not provide for excise tax gross-up provisions, (ii) allow a portion of any benefit received in connection with a change of control to be attributable to a non-compete agreement to reduce the potential for the excise tax, and (iii) require an executive to forego a portion of change of control payments that could otherwise trigger excise tax if such reduction would be beneficial to the executive. See pages 58 and 59 for further details.

Each of our NEOs is eligible for severance benefits under the BorgWarner Inc. Transitional Income Plan, or TIP. We established the TIP to provide some financial protection to all U.S. salaried employees in the event that their employment is terminated for reasons beyond their control. The TIP benefit includes a lump sum payment that is based on length of service (with a maximum benefit of 26 weeks of base salary) and medical coverage if eligible. In no event would an NEO receive a payment under both the COC Agreement and the TIP.

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Compensation Discussion and Analysis

Compensation Risk Management

Each year, the Compensation Committee oversees a risk assessment of the Company’s executive compensation program. Based on its most recent review, the Compensation Committee concluded that our compensation program and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our executive compensation program includes several features that mitigate unnecessary risk taking, including a balance of short- and long-term incentives, with long-term incentives comprising the majority of our executives’ target direct compensation; a mix of performance metrics on our short- and long-term incentives; clawback provisions; and stock ownership.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 as amended generally provides that a public corporation may not deduct for tax purposes compensation in excess of $1 million that it paid for any fiscal year to certain covered employees – generally including our NEOs.

In determining our executive compensation for 2022, we considered the tax deductibility of compensation as well as the goals of our compensation program, and we retained the flexibility to provide compensation that is consistent with our goals, even if such compensation would not be fully tax-deductible. Because many different factors influence a well-rounded, comprehensive executive compensation program, some of the compensation we provide to our executive officers is likely to be not fully deductible due to Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Deborah D. McWhinney Chair
Sara A. Greenstein	Shaun E. McAlmont	Sailaja K. Shankar
(as of February 2022)		(as of November 2022)

The Compensation Committee Report does not constitute soliciting material. It is not considered filed by us and shall not be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act unless we state otherwise.

Compensation Committee Interlocks and Insider Participation

During our last completed fiscal year, the following individuals served on our Compensation Committee: Sara A. Greenstein, Dennis C. Cuneo, Shaun E. McAlmont, Sailaja K. Shankar, and Deborah D. McWhinney, Chair. None of these persons was an officer or employee of the Company or any of its subsidiaries or was formerly an officer of the Company or of any of its subsidiaries. None of these persons has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

No executive officer of the Company served as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity one of whose executive officers served on the Compensation Committee or our Board. No executive officer of the Company served as a director of another entity, or as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of such other entity one of whose executive officers served on the Compensation Committee or our Board.

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Executive Compensation Tables

Executive Compensation Tables

Fiscal Year 2022 Summary Compensation Table

The following table sets forth information regarding compensation for our NEOs for the last three fiscal years:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Non-Equity Incentive Plan Compensation(2) ($) (f)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Frédéric B. Lissalde	2022	1,327,500	—	12,255,302	3,412,800	—	865,128	17,860,730
President and Chief Executive Officer	2021	1,260,000	—	13,017,485	2,499,840	—	814,765	17,592,090
	2020	1,100,417	—	6,364,686	1,564,420	—	819,249	9,848,772
Kevin A. Nowlan	2022	815,000	—	4,107,096	1,554,720	—	299,946	6,776,762
Executive Vice President and Chief Financial Officer	2021	800,000	—	3,837,318	1,190,400	—	293,927	6,121,645
	2020	686,667	—	1,691,034	678,193	—	284,205	3,340,098
Joseph F. Fadool	2022	828,750	—	3,502,669	1,583,160	—	329,860	6,244,439
Vice President, President and General Manager, BorgWarner Emissions, Thermal and Turbo Systems	2021	810,000	—	3,945,083	1,205,280	—	274,443	6,234,806
	2020	703,750	—	1,691,034	694,328	—	248,196	3,337,308

Stefan Demmerle	2022	775,000	—	3,271,971	1,478,880	—	272,303	5,798,154
Vice President, President and General Manager, BorgWarner PowerDrive Systems	2021	760,000	—	3,477,210	1,130,880	—	220,533	5,588,623
	2020	582,250	—	1,492,146	572,903	—	215,871	2,863,170
Tonit M. Calaway	2022	668,750	—	2,958,025	1,279,800	—	219,778	5,126,353
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2021	650,000	—	2,398,377	806,000	—	226,969	4,081,346
	2020	546,004	—	994,484	488,509	—	214,981	2,243,978

(1)	The aggregate values in column (e) reported for 2022, 2021, and 2020 represent the grant date fair market value (“FMV”) of the awards noted in the Grants of Plan-Based Awards table. Assuming maximum performance levels are achieved for the Performance Share Plans, the maximum value of all stock performance share awards granted in 2022 would be $17,288,590 for Mr. Lissalde, $5,793,646 for Mr. Nowlan, $4,942,466 for Mr. Fadool, $4,617,250 for Mr. Demmerle, and $4,171,586 for Ms. Calaway based on FMV at the time of grant.

(2)	The values in column (f) reflect payments made under the MIP.

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Executive Compensation Tables

All Other Compensation Table

The following table details, by category, the amounts reported above in the “All Other Compensation” column of the Summary Compensation Table for each of our NEOs. The chart below indicates the amount in each category for each of our NEOs:

Name (a)	Perquisite Allowance ($) (b)	Personal Use of Leased Vehicle ($) (c)	Personal Use of Company Aircraft ($) (d)	Registrant Contributions to Defined Contribution Plans(1) ($) (e)	Value of Dividends on Unvested Shares of Stock ($) (f)	French Benefit Allowance ($) (g)	Relocation Cost ($) (h)	Other(2) ($) (i)	Total of “All Other Compensation” ($) (j)
Frédéric B. Lissalde(3)	50,000	—	8,851	547,379	145,303	71,000	—	42,595	865,128
Kevin A. Nowlan	35,000	—	—	214,714	50,232	—	—	—	299,946
Joseph F. Fadool	30,000	—	144	257,574	42,142	—	—	—	329,860
Stefan Demmerle	30,000	—	—	204,267	38,036	—	—	—	272,303
Tonit M. Calaway	30,000	—	3,391	156,843	29,544	—	—	—	219,778

(1)	Amounts credited by the Company on behalf of its NEOs during 2022 pursuant to the provisions of the Retirement Savings Plan and the Retirement Savings Excess Benefit Plan.

(2)	Includes dependent tuition fee reimbursement of $34,034 (of which $15,077 relates to a tax gross up).

(3)	Mr. Lissalde is a French national working in the USA and receives a benefit allowance to enable him to maintain coverage in the French healthcare system.

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Executive Compensation Tables

Grants of Plan-Based Awards

The following table summarizes the grants of equity and non-equity plan awards to our NEOs in 2022:

		Estimated Possible Payout Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of Stock
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	or Stock Units (#) (i)	Securities Underlying Option (#) (j)	Option Awards ($/Share) (k)	and Option Awards ($) (l)
Frédéric B. Lissalde		1,080,000	2,160,000	4,320,000
	2/17/2022(2)				75,355	172,240	344,480				8,644,295
	2/17/2022(3)							80,928			3,611,007
Kevin A. Nowlan		492,000	984,000	1,968,000
	2/17/2022(2)				25,253	57,720	115,440				2,896,823
	2/17/2022(3)							27,124			1,210,273
Joseph F. Fadool		501,000	1,002,000	2,004,000
	2/17/2022(2)				21,543	49,240	98,480				2,471,233
	2/17/2022(3)							23,116			1,031,436
Stefan Demmerle		468,000	936,000	1,872,000
	2/17/2022(2)				20,125	46,000	92,000				2,308,625
	2/17/2022(3)							21,590			963,346
Tonit M. Calaway		405,000	810,000	1,620,000
	2/17/2022(2)				18,183	41,560	83,120				2,085,793
	2/17/2022(3)							19,548			872,232

(1)	2022 bonus opportunity under the MIP

(2)	2022 Performance Share Grant: Value of grant = number of target shares times the Monte Carlo pricing on grant date of $44.62 and $66.89

(3)	2022 Restricted Stock Grant: Granted same day as approved by the Compensation Committee. The shares will vest 50% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. FMV at grant date = number of restricted shares times the closing stock price on February 17, 2022, of $44.62 in accordance with ASC Topic 718.

The equity awards reflected in the Grants of Plan-Based Awards table are granted under the BorgWarner Inc. 2018 Stock Incentive Plan (“the 2018 Plan”). Further details regarding our incentive plans can be found in our Compensation Discussion and Analysis on pages 29-51.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End

The following table summarizes all equity awards to our NEOs that remain either unexercised and/or unvested as of December 31, 2022:

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(1) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($) (j)
Frédéric B. Lissalde	—	—	—	—	—	201,069	8,093,027	701,820	28,248,255
Kevin A. Nowlan	—	—	—	—	—	61,663	2,481,936	220,780	8,886,395
Joseph F. Fadool	—	—	—	—	—	58,296	2,346,414	206,780	8,322,895
Stefan Demmerle	—	—	—	—	—	52,646	2,119,002	187,440	7,544,460
Tonit M. Calaway	—	—	—	—	—	40,875	1,645,219	148,960	5,995,640

(1)	The values in column (g) represent the number of restricted shares of stock and/or stock units granted in 2020, 2021, and 2022 plus reinvested dividends and/or dividend equivalents that will vest on February 28, 2023, 2024, and 2025. The dollar value in column (h) is calculated using the closing stock price on December 31, 2022 of $40.25 per share.

(2)	The values of columns (i) and (j) are comprised of performance share grants made under the BorgWarner Inc. 2018 Stock Incentive Plan, issued for the performance periods of 2021-2023 and 2022-2024. Column (i) represents the maximum potential payout for all outstanding unearned total stockholder return (TSR) 2021-2023 and 2022-2024 shares, eProducts Revenue Mix 2021-2023 and 2022-2024 shares, Cumulative Free Cash Flow 2021-2023 and 2022-2024 shares, and eProducts Revenue 2022-2024 shares, that would be paid out at the end of each performance period. The payout levels of the shares shown at maximum levels were determined because actual performance over the most recent period was above the target level. Column (j) represents the number of performance shares in column (i) times the closing stock price of $40.25 on December 31, 2022. Actual future payouts will depend on several factors, including (i) the number of performance shares that are earned, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved, as described on pages 45-46; and (ii) the FMV of stock, as defined in the 2018 Plan.

Regarding adjustments to shares in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the stock, or other change in corporate structure affecting the stock, our Compensation Committee or our Board shall make such substitution or adjustments in the aggregate number, kind and option price of shares or adjustments in the consideration receivable upon exercise as it may be necessary to avoid dilution.

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Executive Compensation Tables

Option Exercises and Stock Vested

The following table summarizes all option exercises and stock vestings by our NEOs during 2022:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise ($) (b)	Value Realized On Exercise ($) (c)	Number of Shares Acquired on Vesting(1) (#) (d)	Value Realized On Vesting(2) ($) (e)
Frédéric B. Lissalde	—	—	237,353	9,846,171
Kevin A. Nowlan	—	—	84,069	3,553,295
Joseph F. Fadool	—	—	60,036	2,480,943
Stefan Demmerle	—	—	53,710	2,222,042
Tonit M. Calaway	—	—	37,350	1,550,293

(1)	Number of “shares” disclosed in column (d) represents the total number of relative total stockholder return, relative revenue growth performance shares and adjusted earnings per share shares earned for the 2020-2022 performance period and paid in 2023, the total number of shares of restricted stock granted in 2019 as to which restrictions lapsed in 2022, and the total number of shares of restricted stock granted in 2020 as to which restrictions lapsed in 2022.

(2)	Amount in column (e) is equal to the number of total stockholder return and relative revenue growth performance shares earned, multiplied by $40.25, which was the closing stock price at the end of the performance period on December 31, 2022, the FMV of the shares of restricted stock granted in 2019 as to which restrictions lapsed and were paid in 2022, the FMV of the shares of restricted stock granted in 2020 as to which restrictions lapsed and were paid in 2022.

Pension Benefits

None of our NEOs participate or have account balances in any of the Company-sponsored qualified or non-qualified defined benefit pension plans. Accordingly, we have not included a Pension Benefits table.

Our NEOs are eligible to participate in our Retirement Savings Plan, or RSP, our tax-qualified defined contribution plan. This plan, which is available to all U.S. salaried and hourly employees, allows our NEOs to take advantage of current tax-advantaged opportunities for accumulating future retirement income. The RSP is comprised of two primary components: a Company Retirement Account and a Savings Account with a match feature. In the Company Retirement Account, the Company makes a contribution to the employee’s account each pay period based on years of service and eligible pay. For the majority of employees, including our NEOs, this ranges from 4% to 6% of compensation up to the Social Security wage base and from 8% to 11.5% of compensation above the Social Security wage base. In the Savings Account, participants may make contributions to the plan of 1% to 70% of their eligible earnings on a before-tax and/or after-tax basis (up to the statutorily prescribed annual limit on pre-tax contributions under the Internal Revenue Code (“IRC”)). The Company matches 100% of the first 3% of the employee’s pre-tax contributions. Participant contributions are held in trust as required by law. All employee contributions are 100% vested when contributed. The first 3% of compensation contributed to the Company Retirement Account vests immediately, and any other employer contributions vest 100% after three years of service.

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Executive Compensation Tables

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our NEOs during 2022.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(2)
Frédéric B. Lissalde	—	510,739	(81,968)	—	1,737,465
Kevin A. Nowlan	—	187,044	(61,759)	—	472,308
Joseph F. Fadool	—	224,774	(345,347)	—	1,535,164
Stefan Demmerle	—	176,097	(166,852)	—	1,112,002
Tonit M. Calaway	—	128,673	(114,465)	—	653,939

(1)	The amounts shown in this column represent benefits earned under the Defined Contribution Retirement Savings Plan, which amounts also appear in the “All Other Compensation” column in the 2022 Summary Compensation Table for fiscal 2022.

(2)	The amount shown in this column in excess of the sum of the amounts from the preceding columns includes $1,308,694 for Mr. Lissalde, $347,023 for Mr. Nowlan, $1,655,737 for Mr. Fadool, $1,102,757 for Mr. Demmerle, and $639,731 for Ms. Calaway that was previously reported in the Summary Compensation Table for years prior to fiscal 2022.

The Excess Plan is an unfunded, non-qualified retirement plan, which keeps certain highly compensated U.S. employees whole with regard to Company contributions that are otherwise limited under the RSP by IRC provisions. Participation is automatic once these limits are reached in a plan year. The contributions vest in the same manner as under the RSP. Distributions are made following a participant’s separation from service, with distributions attributable to amounts earned or vested before January 1, 2005 distributed within 30 days of participant’s separation from service and amounts earned or vested after December 31, 2004 distributed in the seventh month following the month in which the participant’s separation from service occurs. No in-service withdrawals or loans are available.

Excess Plan balances are invested in the same investment choices that are selected by the participants under the RSP. As these plans are unfunded, no money is actually invested. Rather, a notional account is maintained which mirrors the returns of these investments.

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Executive Compensation Tables

Potential Payments Upon Termination or Change of Control

The following table shows the post-employment payments that would be paid to each of our NEOs upon or following certain change of control related events. The calculations assume each NEO’s employment is terminated on December 31, 2022. For purposes of the calculations, the closing stock price on the last business day of 2022 ($40.25) was used to determine the market value of restricted stock and performance shares.

	Payment Triggering Events in Connection with a Change of Control(1)
		Involuntary Termination		Voluntary Termination
Name (a)	Change of Control only(2) ($) (b)	with Cause ($) (c)	without Cause(3) ($) (d)	with Good Reason(3) ($) (e)	without Good Reason(4) ($) (f)
Frédéric B. Lissalde	—	—	36,953,664	36,953,664	2,273,086
Kevin A. Nowlan	—	—	13,690,109	13,690,109	918,420
Joseph F. Fadool	—	—	13,592,286	13,592,286	956,849
Stefan Demmerle	—	—	12,167,481	12,167,481	836,312
Tonit M. Calaway	—	—	10,209,272	10,209,272	721,839

(1)	The amounts disclosed in the table above do not include life or disability insurance benefits or vested benefits under the qualified RSP or under the TIP, as these benefit plans are available to all U.S.-based salaried employees. The provisions of each plan would determine the timing and method of payments made under the above scenarios.

(2)	No amounts are shown in this column based on the assumption that the successor in a Change in Control transaction honors or assumes outstanding equity-based awards. Please refer to page 47 for a description of the equity treatment on a Change in Control.

(3)	For all Named Executive Officers, includes cash severance payment based on three times the average of base salary plus bonus, prorated payment based on an average of past bonuses for year of termination, value of unvested restricted stock, value of unvested performance shares, retirement benefit based on three times the 2022 Company contributions to the RSP, value of welfare benefits (i.e. health care, life insurance, and disability insurance coverage) for 18 months, and outplacement services. Amounts do not reflect any impact from the potential imposition of any excise tax.

(4)	Includes prorated payment based on an average of past bonuses for year of termination.

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Executive Compensation Tables

Change of Control Employment Agreements

We have entered into COC Agreements with each of our NEOs. The COC Agreements do not include excise tax gross-up provisions. They also allow a portion of any benefit received in connection with a change of control to be attributable to a non-compete agreement to reduce the potential for the excise tax.

Below is a general description of the material terms and conditions of our COC Agreements.

In the event that an NEO terminates employment for good reason, or the Company terminates an NEO’s employment with the Company without cause, within two years of a change of control or in anticipation of a change of control, the NEO is entitled to the following:

●	A lump sum cash amount equal to three times the sum of (i) his or her annual base salary and (ii) the average annual bonus for the most recent three years

●	A lump sum cash amount based on a prorated portion of the average of past bonuses for the portion of the year up to the date of termination

●	A lump sum cash amount equal to three times the Company’s retirement contributions that would have been made on his or her behalf in the first plan year ending after termination of employment

●	Continuation of medical, dental, and life insurance benefits for 18 months

●	Outplacement services at a cost not to exceed $40,000

The COC Agreements also provide that, in the event of a change of control, any outstanding equity awards that are assumed or replaced by the successor purchaser in the change of control will not become vested on an accelerated, or “single-trigger,” basis solely as a result of the change of control. Instead, the assumed or replaced awards will continue in accordance with their terms and will become vested on an accelerated basis only if the Company terminates the NEO’s employment without cause or the NEO terminates employment for good reason within two years after the change of control. This is referred to as “double trigger” vesting. Any awards that are not assumed or replaced in the change of control will generally become vested upon the change of control.

Executives forego a portion of change of control payments that could otherwise trigger IRC Section 4999 excise taxes, as the tax will not be “grossed-up” under the COC Agreement, if such reduction in change in control payments would be beneficial to the executive.

“Change of control” generally means (a) the acquisition by any party of beneficial ownership of 20% or more of either (i) the then-outstanding shares of our common stock, or (ii) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of our directors, (b) a change in the majority of our Board, (c) a major corporate transaction, such as a merger or sale of substantially all of our assets, which results in a change in the majority of our Board of Directors or a majority of stockholders, or (d) a complete liquidation or dissolution of the Company.

“Cause” generally means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to us.

“Good reason” generally means the diminution of responsibilities, authority or duties, our failure to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the COC Agreement by us other than in accordance with the COC Agreement, or our failure to require any successor to us to comply with the COC Agreement.

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Executive Compensation Tables

Terminations Not Related to a Change of Control

In the event of an involuntary termination without cause not in connection with either a change of control or performance-related issues, no additional payments are required to be made to NEOs except under the TIP, which applies to all U.S. salaried employees or, in the case of our CEO, under the Employment Agreement. Benefits provided under the TIP include a lump sum payment of up to six months’ base salary plus payment of healthcare, dental, and vision benefit premiums required under COBRA for six months. The payments and other benefits provided under the Employment Agreement are summarized above under “Employment Agreement with CEO”.

In the event of termination of employment by retirement not in connection with a change of control, no additional payments are made to NEOs.

CEO Pay Ratio

For 2022, we estimate the ratio of our CEO’s total compensation to our median employee’s total compensation as 542 to 1. This estimated ratio is slightly lower than in 2021 when the ratio was 554 to 1.

The median employee was identified by ranking the total cash compensation of our worldwide employees—other than our CEO and excluding certain employees under a 5% “de minimis exception” as described below—who were employed by us or our affiliates on December 31, 2022. The total number of employees included in the median employee determination was 47,614, of which 41,494 were employed outside of the U.S. As permitted by the SEC’s rules, we excluded a total of 2,292 employees in non-U.S. locations reflecting 1,303 employees in India, 813 employees in Turkey, and 176 employees in Thailand. Such exclusions reflected less than 5% of our total employee population. The total number of our U.S. employees irrespective of the de minimis exception was 6,120 and the total number of our non-U.S. employees irrespective of the de minimis exception was 39,202. Total cash compensation included base wages, overtime pay, annual bonuses, and any cash allowances paid to employees.

The median employee’s 2022 total compensation was $32,960 and was calculated under the methodology employed for calculating Total Compensation in the Summary Compensation Table and compared to our CEO’s 2022 compensation to determine the ratio. For this purpose, we converted the median employee’s compensation into U.S. dollars using an exchange rate based on 4.38 PLN to 1 USD. Our CEO’s total annual compensation, calculated on the same basis, was $17,860,730, producing a pay ratio of 542 to 1. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, as well as differences in business models and workforce strategies, the estimated ratio reported above should not be used as a basis for comparison between companies.

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Pay Versus Performance

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the section “Compensation Discussion and Analysis”.

The following table summarizes the Summary Compensation Table (“SCT”) total and Compensation Actually Paid (“CAP”) to the CEO and the average for the other NEOs:
					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for CEO(1) (b)	Compensation Actually Paid to CEO(2) (c)	Average Summary Compensation Table Total for Non-CEO NEOs(3) (d)	Average Compensation Actually Paid to Non-CEO NEOs(4) (e)	Total Stockholder Return(5) (f)	Peer Group Total Stockholder Return(6) (g)	Net Income ($m)(7) (h)	Adjusted Operating Margin(8) (i)
2022	$17,860,730	$26,562,730	$5,986,427	$8,322,000	$97.64	$90.88	$944	10.26%
2021	$17,592,090	$21,424,041	$5,235,163	$6,004,222	$107.51	$126.06	$537	10.56%
2020	$9,848,772	$6,664,736	$2,836,370	$2,055,230	$90.80	$118.70	$500	9.74%
(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Lissalde (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)	The dollar amounts reported in column (c) represent the amount of CAP to Mr. Lissalde, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Lissalde’s total compensation from the SCT for each year to determine CAP:
Year	SCT Total	Deductions from SCT(a)	Additions to SCT(b)	CAP
2022	$17,860,730	$(12,255,302)	$20,957,302	$26,562,730
2021	$17,592,090	$(13,017,485)	$16,849,436	$21,424,041
2020	$9,848,772	$(6,364,686)	$3,180,650	$6,664,736
(a)	Represents the grant date fair value of equity-based awards granted each year. We did not report a change in pension values for any of the years reflected in this table; therefore, a deduction from the SCT total related to pension value is not needed.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends Related to Equity Awards	Total Equity Award Adjustments
2022	$16,365,247	$4,234,146	$234,000	$—	$123,909	$20,957,302
2021	$12,923,641	$2,055,298	$3,669,001	$(1,931,135)	$132,631	$16,849,436
2020	$7,277,073	$(3,350,586)	$(132,154)	$(712,264)	$98,581	$3,180,650
(3)	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Lissalde, our Chief Executive Officer) in the “Total” column of the SCT in each applicable year. The NEOs included for purposes of calculating the average amounts for 2022 are as follows: Mr. Nowlan, Mr. Fadool, Mr. Demmerle and Ms. Calaway. For 2021 and 2020, Mr. Ericson was also included.

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Pay Versus Performance

(4)	The dollar amounts reported in column (e) represent the average amount of CAP to the NEOs as a group (excluding Mr. Lissalde), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the amount of compensation realized by the NEOs as a group (excluding Mr. Lissalde) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation from the SCT for the NEOs as a group (excluding Mr. Lissalde) for each year to determine CAP:
Year	Average SCT Total	Deductions from SCT(a)	Additions to SCT(b)	Average CAP
2022	$5,986,427	$(3,459,940)	$5,795,514	$8,322,000
2021	$5,235,163	$(3,192,077)	$3,961,136	$6,004,222
2020	$2,836,370	$(1,401,811)	$620,671	$2,055,230
(a)	Represents the grant date fair value of equity-based awards granted each year. We did not report a change in pension values for any of the years reflected in this table; therefore, a deduction from the SCT total related to pension value is not needed.

(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (v) the dollar value of any dividends or other earnings paid on stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards	Year-over-Year Change in Average Fair Value of Outstanding and Unvested Equity Awards	Year-over-Year Change in Average Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends Related to Equity Awards	Total Average Equity Award Adjustments
2022	$4,620,356	$1,115,267	$26,246	$—	$33,645	$5,795,514
2021	$3,169,074	$489,825	$520,830	$(258,834)	$40,241	$3,961,136
2020	$1,602,763	$(465,589)	$(283,335)	$(257,407)	$24,239	$620,671
(5)	The Total Stockholder Return shows the value at each year end (including dividend reinvestment, to the extent applicable) of $100 invested in our common stock on January 1, 2020.

(6)	The Peer Group Total Stockholder Return shows the value at each year end (including dividend reinvestment, to the extent applicable) of $100 invested on January 1, 2020, in companies within Standard Industrial Code (“SIC”) 3714 Motor Vehicle Parts.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)	Adjusted operating margin is defined in the Compensation Discussion and Analysis and a reconciliation from US GAAP Operating Income is shown in Appendix A. We have selected adjusted operating margin for this table as the financial performance measure we consider most important in linking compensation actually paid to our NEOs for 2022.

Most Important Performance Measures

In our assessment, the most important financial performance measures used to link CAP to Company performance are listed in the table below, not ranked in order of importance. The role of each of these performance measures in our executive compensation program is discussed in the “Compensation Discussion and Analysis”.
Adjusted Operating Margin	Relative Total Stockholder Return
Free Cash Flow	Relative Revenue Growth
62	|

Pay Versus Performance

Analysis of the Information Presented in the Pay versus Performance Table

In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and TSR

The chart below shows the comparison of Compensation Actually Paid to the CEO and NEOs and TSR for the Company and Peer Group.

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Pay Versus Performance

Compensation Actually Paid and Net Income

The chart below shows the comparison of Compensation Actually Paid for the CEO and NEOs and Net Income.

Compensation Actually Paid vs Adjusted Operating Margin

The chart below shows the comparison of Compensation Actually Paid for the CEO and NEOs and Adjusted Operating Margin.

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Director Compensation

The following table details the compensation earned by each non-employee director who served on the Board in 2022. After review of non-employee director compensation, including Pearl Meyer’s market study of peer company compensation, no changes were made to the annual cash retainers for the non-employee directors and the Non-Executive Chair. In addition, no changes were made to the annual equity compensation for the non-employee directors and the Non-Executive Chair. The compensation levels for our Board are at the 50th percentile compared to our peers. Directors who are employees of BorgWarner are not compensated for their service on the Board:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)	Aggregate Number of Outstanding Stock and Option Awards(2) (#) (i)
Nelda J. Connors(3)(4)	44,167	—	—	—	—	330	44,497	—
Dennis C. Cuneo(3)	43,917	—	—	—	—	623	44,540	—
Sara A. Greenstein	140,599	150,000	—	—	—	330	290,929	4,140
David S. Haffner(4)	129,133	150,000	—	—	—	495	279,628	4,140
Michael S. Hanley	149,000	150,000	—	—	—	623	299,623	4,140
Paul A. Mascarenas(5)	126,331	150,000	—	—	—	495	276,826	—
Shaun E. McAlmont	138,367	150,000	—	—	—	623	288,990	4,140
Deborah D. McWhinney	152,000	150,000	—	—	—	330	302,330	4,140
Alexis P. Michas	321,000	150,000	—	—	—	623	471,623	4,140
Sailaja K. Shankar(4)(6)	35,675	—	—	—	—	—	35,675	—

(1)	The values in column (c) reported for 2022 represent the grant date fair market value of the restricted stock award granted on April 27, 2022. (FMV at grant date = number of restricted shares times the closing stock price on April 27, 2022, of $36.72).

(2)	Aggregate number of outstanding shares of restricted stock and outstanding vested and unvested stock options at fiscal year-end only, including dividends.

(3)	Nelda J. Connors and Dennis C. Cuneo completed their service on the Board at the 2022 Annual Meeting.

(4)	Nelda J. Connors, David S. Haffner and Sailaja K. Shankar elected to defer all or a portion of their 2022 retainers.

(5)	Paul A Mascarenas completed his service on the Board on December 1, 2022.

(6)	Sailaja K. Shankar joined the board on September 22, 2022.

Annual compensation for our non-employee directors for 2022 was comprised of the following components: annual cash retainer and equity compensation consisting of restricted stock for board service and retainers for committee service. Our non-employee directors were not granted any stock option awards and did not receive any non-equity incentive plan compensation for 2022.

In 2022, non-employee directors’ target annual cash retainer for board service was $125,000 and annual equity compensation was $150,000 worth of restricted stock. Committee members received annual retainers as follows for each committee on which they served: $6,000 for the Corporate Governance Committee; $9,000 for the Compensation Committee, and $7,500 for the Audit Committee. Chairs of the committees received the following additional annual retainers for their service to the committees in view of their commitment of additional time to their oversight of the committees: $9,000 for Corporate Governance (increased from $6,000 on April 1, 2022), $11,000 for Compensation (increased from $9,000 on April 1, 2022), and $17,500 for Audit (unchanged from prior year).

The Non-Executive Chair’s total compensation was targeted to be $461,000 consisting of an annual cash retainer of $311,000 and an equity retainer of $150,000 granted in restricted stock. In addition, the Non-Executive Chair serves as the Chair of the Corporate Governance Committee and is eligible for an additional $15,000 annual retainer. Board and standing committee meeting attendance fees are not paid. Non-employee directors are paid up to $1,000 per day for their attendance requested by the Company at meetings or events not associated with board or committee meetings. Additional compensation arrangements may be made if special committees are convened, though none are planned at this time. The stock ownership expectation of non-employee directors is an amount equivalent to five times the amount of the annual cash retainer for board service within five years of joining the Board thereafter. All of our directors met the stock ownership guidelines as of March 1, 2023 or were appropriately progressing toward meeting them.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 31, 2022, certain information regarding beneficial ownership of common stock by those persons and entities that are known to the Company as beneficially owning more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Vanguard Group 100 Vanguard Blvd, Malvern, PA 19355	26,388,099(a)	11.3%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	18,913,935(b)	8.1%

(a)	Pursuant to a Schedule 13G/A dated February 9, 2023 on behalf of The Vanguard Group indicating that it had sole dispositive power for 25,394,435 shares, shared dispositive power for 993,664 shares, and shared voting power for 357,038 shares.

(b)	Pursuant to a Schedule 13G/A dated February 3, 2023 on behalf of BlackRock, Inc., indicating that it had sole voting power for 16,733,087 shares and sole dispositive power for 18,913,935 shares.

The following table sets forth, as of March 1, 2023, certain information regarding the beneficial ownership of common stock by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table, and the directors and executive officers of the Company as a group. As of such date, there were 233,785,305 outstanding shares of common stock.

Name of Beneficial Owner	Amount and Nature of Stock Ownership(a)	Percent of Class
Frédéric B. Lissalde	280,994	*
Kevin A. Nowlan	74,597	*
Tonit M. Calaway	34,994	*
Stefan Demmerle	162,243	*
Joseph F. Fadool	130,192	*
Sara A. Greenstein	4,140	*
David S. Haffner	12,979	*
Michael S. Hanley	20,099	*
Shaun E. McAlmont	7,157	*
Deborah D. McWhinney	17,295	*
Alexis P. Michas	80,294	*
Sailaja K. Shankar	0	*
Hau N. Thai-Tang	0	*
All directors and executive officers of the Company (21 persons)	1,049,938	*

*	Represents less than one percent

(a)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

Code of Ethics

The Company has long maintained a Code of Ethical Conduct, updated from time to time, which is applicable to all directors, officers, and employees of the Company. In addition, the Company has adopted a Code of Ethics for CEO and Senior Financial Officers which applies to the Company’s CEO, CFO, Treasurer, and Controller. Each of these codes is posted on the Company’s website at www.borgwarner.com/investors/corporate-governance. We intend to disclose any amendments to, or waivers from, a provision of our Code of Ethical Conduct or Code of Ethics for CEO and Senior Financial Officers on our website within four business days following the date of any amendment or waiver.

66	|

PROPOSAL 3

Approve, on an Advisory Basis, the Frequency of Voting on Named Executive Officer Compensation

In accordance with the Section 14A of the Exchange Act and the related SEC rules, the Company seeks a non-binding advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. Currently, the Company conducts non-binding advisory votes to approve the compensation of our named executive officers on an annual basis.

Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 YEAR,” “2 YEARS,” or “3 YEARS,” or they may “ABSTAIN”. The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by our stockholders. Stockholders are not voting to approve or disapprove the Board’s recommendation.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by our stockholders and will consider the outcome of the vote in determining the frequency of future advisory votes on the compensation of our named executive officers.

It is expected that the next advisory vote on frequency will occur at the 2029 Annual Meeting of Stockholders.

The Company asks that you support a frequency period of every one year (an annual vote) for future non-binding stockholder votes on the compensation of our named executive officers.

Recommendation

Our Board recommends a vote “FOR”, by advisory vote, the frequency of every one year for the advisory vote on the Company’s Executive Compensation Program.

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PROPOSAL 4

Ratification of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, its member firms, and their respective affiliates (collectively, “PwC”), an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2022 and the effectiveness of our internal control over financial reporting as of December 31, 2022. The Audit Committee has selected PwC to serve as our independent registered public accounting firm for the 2023 fiscal year, and the Audit Committee is presenting this selection to stockholders for ratification. Representatives of PwC will be present at the Annual Meeting to respond to stockholders’ appropriate questions, and will have an opportunity, if they desire, to make a statement.

If the stockholders do not ratify the engagement of PwC at the Annual Meeting, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the selection for 2023 will stand unless the Audit Committee finds other good reason for making a change.

To ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast”. Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “for” ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Recommendation

Our Board recommends a vote “FOR” the ratification of PwC as the Independent Registered Public Accounting Firm.

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Ratification of Selection of Independent Registered Public Accounting Firm

Fees Paid to PwC

The aggregate fees billed to us for the years ended December 31, 2022 and 2021 by PwC for professional services were as follows:

	2022	2021
All amounts, including in footnotes, in thousands	($000)	($000)
Audit fees	11,973	12,676
Audit-related fees(1)	4,044	46
Tax fees(2)	3,129	5,532
All other fees(3)	777	1,424
Total	19,923	19,678

(1)	Includes fees related to carve-out audits in 2022 and other attestation services.

(2)	Includes fees connected with tax compliance, tax audit assistance, and tax planning. In 2022, the tax compliance fees were $1,897, the tax audit assistance fees were $57, and the tax planning fees were $1,175.

(3)	Includes fees associated with the provision of technical advice related to operational aspects of certain employee benefit plans and license fees in 2022 and 2021 and a system pre-implementation review in 2022.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation. The documentation includes a description of, and a budgeted amount for, particular categories of services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Audit Committee approval is required to exceed the pre-approved amount for a particular category of audit services, audit-related services, or tax-services, or to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For these types of pre-approval, the Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with the Company’s business, people, culture, accounting systems, risk profile, and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may form, and delegate pre-approval authority to, subcommittees consisting of one or more members of the Audit Committee, and such subcommittees must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services provided by the independent registered public accounting firm in 2022 were pre-approved by the Audit Committee.

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Ratification of Selection of Independent Registered Public Accounting Firm

Report of the BorgWarner Inc. Audit Committee

Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the effectiveness of internal control over financial reporting. Management and the Company’s internal auditing department are responsible for maintaining its accounting and financial reporting principles and internal controls and procedures designed to maintain compliance with accounting standards and applicable laws and regulations. PwC was the independent registered public accounting firm for the Company in 2022 and was responsible for performing independent audits of the Company’s consolidated financial statements and of the design and effectiveness of internal control over financial reporting, and expressing an opinion on (1) the conformity of the financial statements with accounting principles generally accepted in the United States of America (“GAAP”) and (2) the effectiveness of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Audit Committee is directly responsible for the selection, appointment, compensation, retention, and oversight of the independent registered public accounting firm. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chair are involved in the selection of PwC’s new lead engagement partner.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2022. The Audit Committee also has discussed with PwC the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communications with Audit Committees.” The Audit Committee received from PwC the written disclosures and the letter required by applicable standards of the PCAOB regarding the independent registered accountant’s communications with the Audit Committee concerning independence and has discussed with PwC their independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with their independence.

The Audit Committee discussed with PwC the overall scope and plans for their audit. The Audit Committee met with PwC, with and without management present, to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee provided guidance and oversight to the internal audit function, including the audit plan, and results of internal audit activity. The Vice President of Internal Audit has direct access to the Audit Committee to discuss any matters desired, and the Vice President of Internal Audit presented an update of internal audit activity at each regularly scheduled Audit Committee meeting.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. It is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with GAAP, or that the Company’s independent registered public accounting firm is “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee that are described above and in the Audit Committee’s charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. PwC has been retained as the Company’s independent registered public accounting firm continuously since their initial engagement in December 2008 for the audit of the 2009 financial statements. The members of the Audit Committee and our Board recommend the continued retention of PwC to serve as the Company’s independent registered public accounting firm for 2023.

BORGWARNER INC. AUDIT COMMITTEE
Michael S. Hanley Chair
Deborah D. McWhinney	Sailaja K. Shankar	Hau N. Thai-Tang
	(as of February 2023)	(as of February 2023)

The Audit Committee Report does not constitute soliciting material. It is not considered filed by the Company and shall not be incorporated by reference into any of its other filings under the Securities Act or the Exchange Act unless we state otherwise.

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PROPOSAL 5

Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

We are seeking stockholder approval of our 2023 Stock Incentive Plan, which will allow us to continue to grant equity awards to individuals who are key to the success of our Company. At its February 8, 2023 meeting, the Board of Directors unanimously adopted the BorgWarner Inc. 2023 Stock Incentive Plan (the “2023 Plan”), subject to the approval of the 2023 Plan by the stockholders of the Company at the Annual Meeting. A copy of the 2023 Plan is attached to this proxy statement as Appendix B. If our stockholders approve the 2023 Plan, the 2023 Plan will replace the BorgWarner Inc. 2018 Stock Incentive Plan (the “2018 Plan”), which will be discontinued at that time. Equity awards outstanding under the 2018 Plan will continue to be subject to the 2018 Plan’s terms.

As of February 28, 2023, a total of 585,931 shares of common stock remained available for issuance under awards granted to any participants under the 2018 Plan. There were also 1,613,534 shares of common stock remaining available for issuance under awards granted to participants who were employed by Delphi Technologies PLC prior to our acquisition of Delphi Technologies PLC in 2020 (referred to herein as the Delphi registration). If the 2023 Plan is approved by stockholders, no additional awards will be granted under the 2018 Plan or as part of the Delphi registration and the remaining shares available under the 2018 Plan and Delphi registration will no longer be available for issuance. We will also reduce the number of shares reserved under the 2023 Plan by a number equal to the number of shares subject to awards granted under the 2023 Plan between February 28, 2023 and the date the 2023 Plan is approved.

The favorable vote of a majority of the shares of common stock votes cast at the Annual Meeting is required for approval of the 2023 Plan. If our stockholders approve the 2023 Plan, then it will become effective on April 26, 2023. If our stockholders do not approve the 2023 Plan, then the 2018 Plan will remain in effect in its current form. However, there will be insufficient shares available under the 2018 Plan to make annual awards and to provide grants to new hires in the coming years.

We believe that equity-based compensation is an effective means to promote the future growth and development of the Company because equity awards align the interests of our management team, non-employee directors, and other key employees with the interests of our stockholders while also allowing us to attract and retain talented individuals. If our stockholders do not approve the 2023 Plan, then at some time in the future the Compensation Committee might be required to revise its compensation philosophy and devise other programs to attract, retain, and compensate the officers and key employees of the Company, its subsidiaries and affiliates and non-employee directors of the Company.

Recommendation

Our Board recommends a vote “FOR” approval of the 2023 Stock Incentive Plan.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Description of the 2023 Plan

The following description of the key features and material terms of the 2023 Plan is intended as a summary only and is qualified in its entirety by reference to the full text of the 2023 Plan, which we have attached as Appendix B to this Proxy Statement.

Key Features of the 2023 Plan

Term of Plan	Grants under the 2023 Plan can only be made on or after April 26, 2023. The 2023 Plan will expire on the tenth (10th) anniversary of its approval date unless the Board terminates the plan sooner at its discretion.
Eligible Participants	Officers and other salaried employees of the Company, its subsidiaries and affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and affiliates, as determined by the Compensation Committee, any individual that the Company, a subsidiary or an affiliate has engaged to become an officer or employee, and directors of the Company are all eligible to receive Awards under the 2023 Plan.
Shares Authorized	10,000,000 shares, subject to adjustment for stock splits and similar equity restructuring events (585,931 shares that remain available for issuance under the 2018 Plan and 1,613,534 shares that remain available for issue under the Delphi registration will be cancelled upon approval of the 2023 Plan).
Award Types (Available to All Participants)	• Stock Options • Stock Appreciation Rights • Restricted Stock • Stock Units	• Performance Units • Performance Stock Units • Cash Incentive Awards
Stock Options and Stock Appreciation Rights

Maximum term is 10 years

Exercise price can never be lower than fair market value of stock on date of grant (subject to adjustment for stock splits and similar equity restructuring events)

Repricing of options or stock appreciation rights without prior stockholder approval is prohibited

Material Terms of the 2023 Plan

Administration. The Compensation Committee of the Company’s Board of Directors, or another committee of members of the Board who are “non-employee directors” (within the meaning of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”)) and “independent directors” (within the meaning of the applicable NYSE rule) as appointed by the Board (“Committee”), will administer the 2023 Plan.

In the case of awards granted to members of the Board who are not officers or employees of the Company, a subsidiary or an affiliate, the 2023 Plan will be administered by the Committee subject to the approval of a majority of all members of the Board who are “non-employee directors” and “independent directors.”

Under the 2023 Plan, the Committee may authorize the chief executive officer of the Company to grant awards, subject to the terms of the 2023 Plan and any limits or recommendations made by the Committee, of up to 30,000 shares of common stock per individual per year:

•	to officers and employees of the Company and its subsidiaries and affiliates who are not, at the time of grant, executive officers subject to Section 16 of the Exchange Act; and

•	to any individual as an inducement for such individual to accept an offer of employment, including individuals who may be executive officers subject to Section 16 of the Exchange Act upon hire.

When references are made to the Committee in this description of the 2023 Plan in the context of awards made to non-employee directors, those references also include a majority of all members of the Board who are “non-employee directors” and “independent directors,” who must approve the Committee’s actions. In addition, in the case of awards granted to employees by the chief executive officer under an authorization by the Committee, references to the Committee mean the chief executive officer.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Under the 2023 Plan, the Committee has the authority to interpret the provisions of the plan or any agreement covering an award; to select the eligible individuals to whom awards will be granted; to determine the types of awards to be granted; to determine the number of shares of our common stock to be subject to an award; to determine the exercise price (in the case of a stock option) and other terms and conditions of awards: to adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it may, from time to time, deem advisable; and to otherwise supervise the administration of the plan.

Term, Amendment and Termination. Unless terminated sooner by the Board, the 2023 Plan will terminate on the tenth (10th) anniversary of the date on which it has most recently been approved by the Company’s stockholders. Awards outstanding as of the date on which the Plan terminates shall not be affected or impaired by the termination of the Plan.

The Board may amend, alter, or discontinue the 2023 Plan at any time, except that any such action may not impair the rights of an award holder with respect to awards previously granted without the holder’s consent. However, no consent is necessary for amendments made to cause the 2023 Plan to qualify for the exemption provided by Rule 16b-3 of the Exchange Act. No amendment may be made that would disqualify the 2023 Plan from the exemption provided by Rule 16b-3 of the Exchange Act. Despite the foregoing, the Board always has the authority to amend the 2023 Plan and the terms of any award previously granted to consider changes in law and tax and accounting rules.

The Committee may amend the terms of any outstanding award, either prospectively or retroactively, but no such amendment may impair the rights of any award holder without the holder’s consent except to the extent required or permitted by the 2023 Plan or by applicable law (including but not limited to any clawback requirements or policy of the Company as may be in effect from time to time) and except for an amendment made to cause the 2023 Plan or an award to qualify for the exemption provided by Rule 16b-3.

No amendment may be made to the 2023 Plan without the approval of the Company’s stockholders to the extent such approval is required by law, rules of the stock exchange on which the shares of our common stock are then traded, or agreement.

Shares Subject to the 2023 Plan. Subject to adjustments as described below, up to 10,000,000 shares of the Company’s common stock, par value of $0.01 per share, are reserved for issuance under the 2023 Plan. All such reserved shares may be issued pursuant to the exercise of ISOs.

Shares of our common stock subject to an award may be authorized but unissued shares, treasury stock, or shares of our common stock purchased on the open market. The aggregate number of shares of our common stock reserved will be depleted on the date of grant of an award by the maximum number of shares of our common stock, if any, that may be payable with respect to the Award, as determined at the time of grant. As of February 28, 2023, the closing price of a share of our common stock was $50.28.

If an award lapses, expires, terminates, or is cancelled without the issuance of shares of our common stock under the award (whether due currently or on a deferred basis), it is determined during or at the conclusion of the term of an award that all or some portion of the shares of common stock with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, shares of common stock are forfeited under an award, an award that is denominated in shares of common stock (in whole or in part) is settled in cash or shares of common stock are issued under any award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the shares of common stock, then those shares of common stock will be recredited to the 2023 Plan’s reserve and may again be used for new awards under the 2023 Plan. However, shares of our common stock issued under any award that are recredited to the 2023 Plan’s reserve because the Company subsequently reacquired them pursuant to rights reserved upon the issuance of the shares of common stock may not be issued pursuant to ISOs. Additionally, in no event will the following shares be recredited to the 2023 Plan’s reserve: shares of our common stock purchased by the Company using proceeds from option exercises, shares of common stock tendered or withheld in payment of the exercise price of an option or as a result of the net settlement in shares of common stock of an outstanding stock appreciation right, or shares of common stock tendered or withheld to satisfy federal, state, or local tax withholding obligations.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Individual Limitations on Awards. Subject to adjustments as described below, no individual non-employee director may be granted, during any fiscal year of the Company, stock options, stock appreciation rights, restricted stock, stock units, or performance stock units that, in total, could result in a maximum payout on settlement of more than 30,000 shares of our common stock, excluding any additional stock units or shares of common stock credited to the participant as dividend equivalents on any award or cash or stock dividends on restricted stock that are paid or credited to a participant as additional restricted stock. Additionally, during any fiscal year of the Company, subject to adjustments as described below, we may not grant an award to any individual non-employee director, whether under the 2023 Plan or outside the 2023 Plan, that is payable or settleable in cash (or property other than shares of common stock) that could result in a maximum payment of more than $450,000, excluding any additional amounts paid or credited to a participant as interest or dividend equivalents on any award.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to our stock, other change in corporate structure affecting our stock or any other event that, which other event in the judgment of the Committee, necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2023 Plan, the 2023 Plan requires the Committee to make appropriate adjustments in the number and type of shares of common stock authorized for grants under the 2023 Plan; the individual award limits under the 2023 Plan; the exercise, purchase or grant prices with respect to any award; the number and type of shares of common stock subject to outstanding awards; the maximum number of shares of common stock that may be issued as ISOs; and the performance goals of an award. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or stock split or combination of the shares of common stock (including a reverse stock split), if no action is taken by the Committee, then adjustments of the type discussed that are proportionate will nevertheless automatically be made as of the date of such stock dividend or stock split or combination of the shares of common stock.

If any adjustment results in fractions of a share of common stock, such fractional shares will not be issued and will be canceled for no consideration. Notwithstanding the foregoing, no adjustment will be made to outstanding stock options if the adjustment would cause the stock options to provide for a deferral of compensation subject to Section 409A of the Code (and any applicable related regulations and guidance) or, in the case of ISOs, such adjustment would cause the 2023 Plan to violate Section 422 of the Code.

If any of the transactions or events described in this section constitutes a Change in Control (as defined in the 2023 Plan) or occurs subsequent to any Change in Control occurring after the effective date of the 2023 Plan, then, subject to participants’ rights under the 2023 Plan’s Change in Control provisions and the cash payment provisions described in the following paragraph, and unless the Committee otherwise determines prior to the first Change in Control occurring after the effective date of the 2023 Plan, proportionate adjustments of the type described in this section will be made automatically such that the full economic value of the awards to participants that are outstanding at the time of the transaction or event will be preserved and not diminished as a result of the transaction or event.

If any of the events described above occurs, the Committee may also (or in lieu of the adjustments described in this section) make provision for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder of the award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change in Control, then (i) such payment will be at least as favorable to the holder as the greatest amount the holder could have received in respect of such award under the 2023 Plan’s Change in Control provisions, (ii) if the 2023 Plan’s Change in Control provisions apply to the award, such payment will be allowed only to the extent those provisions would allow acceleration of exercisability, vesting, issuance of shares or other payment in respect of such award in connection with the Change in Control, and (iii) from and after the Change in Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each share of our common stock subject to an award, the number and kind of shares of stock, other securities, cash or other property to which holders of shares of our common stock are or will be entitled in respect of each share pursuant to the transaction or event in accordance with the last sentence of this section. Further, and without limitation, subject to a participant’s rights under the 2023 Plan’s Change in Control provisions, in the event of any such merger or similar transaction, subdivision or combination of shares of our common stock, dividend or other event described above, whether or not constituting a Change in Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding shares of our common stock are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee will substitute, on an equitable basis as the Committee determines, for each share then subject to an award, the number and kind of shares of stock, securities, cash or other property to which holders of shares of our common stock are or will be entitled with respect to each share of common stock pursuant to the transaction.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Eligibility For Awards and Types of Awards. The 2023 Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, stock units, performance units, performance stock units, and cash incentive awards. Participation in the 2023 Plan is open to officers and other employees of the Company, its subsidiaries and affiliates as selected by the Committee, any individual that the Company, a subsidiary or an affiliate has engaged to become an officer or employee, and directors of the Company. However, grants of ISOs may only be made to officers and salaried employees of the Company, a subsidiary, or an affiliate. As of February 28, 2023, approximately 16,700 employees, including 13 officers, would have been eligible to receive awards under the 2023 Plan. In any year, the Committee grants awards to the officers, the Company’s senior leadership and select other employees that the Committee believes have made significant contributions to the Company. Also, as of February 28, 2023, 8 directors of the Company who are not employees of the Company or any subsidiary or affiliate would have been eligible to receive awards under the 2023 Plan.

Stock Options. Stock options grant the award holder the right to purchase our common stock at a specific price, referred to as the exercise price, at such times and upon such conditions as the Committee determines. Under the 2023 Plan, stock options may be either ISOs or nonqualified stock options. The Committee has the authority to grant participants either or both types of stock options (in each case with or without stock appreciation rights). The exercise price per share purchasable under a stock option is determined at the time of grant but may not be less than the fair market value per share of our common stock on the date of grant. The exercise period of a stock option is determined by the Committee and may not exceed 10 years from the date of grant.

The Committee will determine the manner of payment of the exercise price and the procedures to be followed to exercise an option. The exercise price of a stock option must be paid in full at the time of exercise and is payable in cash, although the Committee may provide in the award agreement that the exercise price may also be paid: (i) in the form of unrestricted common stock already owned by the optionee having a fair market value on the date of exercise equal to the exercise price; (ii) by requesting that the Company withhold, from the number of shares of our common stock otherwise issuable upon exercise of the stock option, shares having an aggregate fair market value on the date of exercise equal to the exercise price, or (iii) a combination of (i) and (ii). Additionally, if permitted by the Committee and allowable by law, payment of the exercise price may be made through a broker-facilitated cashless exercise.

Upon receipt of a notice of exercise of a stock option, the Committee may elect to cash out all or part of the shares of our common stock for which a stock option is being exercised by paying the optionee an amount, in cash or common stock, equal to the difference between the exercise price and the fair market value of shares of our common stock times the number of shares of common stock for which the option is being exercised on the effective date of the cash out.

Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the holder to a payment in cash, shares of our common stock, or a combination of the two as determined by the Committee in its discretion, equal to the difference between the base price of the SAR and the fair market value of a share of our common stock on the date of exercise times the number of shares of common stock as to which the SAR was exercised. A SAR may be granted alone or in addition to other awards under the 2023 Plan. A SAR is exercisable as determined by the Committee and specified in the award agreement, but in no event after ten years from the date of grant. The base price of a SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Restricted Stock and Stock Units. Restricted stock are shares of our common stock that are subject to forfeiture by the recipient if the conditions to vesting set forth in the related restricted stock agreement are not met. The Committee may condition the grant or vesting of restricted stock upon the attainment of specified performance measures of the participant or of the Company or subsidiary, division or department of the Company for or within which the participant is primarily employed or upon other factors or criteria. A stock unit is a right to receive a share of our common stock or the fair market value in cash of a share of common stock in the future, under terms and conditions established by the Committee.

Upon a participant’s termination of employment for any reason prior to the date restricted stock or stock units vest, all unvested shares or unvested stock units will be forfeited, except to the extent otherwise provided by the Committee in the applicable award agreement or the Change in Control provisions of the 2023 Plan, or unless the Committee waives the forfeiture in whole or in part in the event that such participant’s employment is involuntarily terminated (other than for cause, as defined in the 2023 Plan) or in the event of the participant’s death, disability or retirement (as defined in the 2023 Plan).

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Unless otherwise provided in the related award agreement, the grant of a restricted stock award will entitle the recipient to vote the shares of our common stock covered by the award and to receive the dividends paid on those shares except that cash dividends will either, at the discretion of the Committee, (i) be automatically deferred and reinvested in additional restricted stock that will be subject to the same restrictions, terms and conditions, including the vesting period, as the original grant of restricted stock, or (ii) be paid out in cash at the time that the restricted stock vests.

With respect to any grant of stock units, the participant who receives such grant will acquire no rights of a stockholder unless and until the participant becomes the holder of shares delivered to such participant with respect to such stock units. The Committee may in its discretion provide that a participant receiving stock units also will be entitled to receive dividend equivalents related to such units. These dividend equivalents may, as determined by the Committee at the time the Award is granted, be paid in cash at the time the stock unit to which it relates is settled, credited to the participant as additional stock units, which will vest and be settled at the same time as the stock unit to which it relates, or paid or credited (as appropriate) in any combination of cash and additional stock units; provided that in no event may dividend equivalents relating to a stock unit provide for payment prior to such stock unit’s vesting and, notwithstanding anything to the contrary in the 2023 Plan, dividend equivalents paid or credited with respect to stock units shall only be paid out to or earned by a participant to the extent that the vesting conditions applicable to the underlying stock units are satisfied.

Performance Stock Units and Performance Units. A performance stock unit is a contingent right to receive a share of our common stock or the fair market value in cash of a share of common stock, in the future, upon satisfaction of the conditions that the Committee specifies. A performance unit is the right to receive cash or an amount equal to the value of property other than shares of our common stock.

The Committee may condition payment with respect to performance units or performance stock units on the attainment of performance goals and may establish a related performance period of not less than one year. Performance goals are targets of objective or subjective performance over a specified period established by the Committee in its sole discretion and may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum level of performance at which a specified additional payout or vesting will occur. The Committee may also condition payments of cash or shares under a performance stock unit award or performance unit award on the continued service of the participant.

If a performance stock unit or performance unit recipient’s employment or service with the Company terminates during the performance period or before the performance goals are satisfied, the participant will forfeit all rights to receive cash or our common stock in payment of the performance units or performance stock units, except to the extent otherwise provided in the applicable award agreement or the Change in Control provisions of the 2023 Plan, or unless the Committee waives, in whole or in part any payment limitations with respect to such awards in the event that such participant’s employment is involuntarily terminated (other than for cause, as defined in the 2023 Plan) or in the event of a participant’s death, disability or retirement (as defined in the 2023 Plan). In any case in which the Committee has, prior to the expiration of the performance period, waived, in whole or in part, any or all payment limitations with respect to a participant’s performance units or performance stock units, such participant will receive payment with respect to his or her performance units or performance stock units in the year following the year in which the performance period ends or would have ended, at the same time as the Committee has provided for payment to all other award recipients.

The Committee may in its discretion provide that a participant shall be entitled to receive dividend equivalents on outstanding performance stock units. Such dividend equivalents may, as determined by the Committee at the time the award is granted, be: paid in cash at the time the performance stock units to which it relates are settled; credited to the participant as additional performance stock units, which shall vest and be earned and settled at the same time as the performance stock units to which they relate; or paid or credited (as appropriate) in any combination of cash and additional performance stock units; provided that in no event may dividend equivalents relating to performance stock units provide for payment prior to the time at which such performance stock units are earned and vested and, notwithstanding anything to the contrary in the 2023 Plan, dividend equivalents paid or credited with respect to performance stock units shall only be paid out to or earned by a participant to the extent that the vesting and performance conditions applicable to the underlying performance stock units are satisfied.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Cash Incentive Awards. The Committee will determine all terms and conditions of cash incentive awards, subject to the terms of the 2023 Plan, but the Committee will require that payment of all or any portion of the amount subject to the cash incentive award be contingent on the achievement or partial achievement of one or more performance goals during the period the Committee specifies. The Committee may specify that all or a portion of the performance goals subject to an Award are deemed achieved upon a participant’s death, disability, or retirement.

Minimum Vesting Period. All awards have a minimum vesting period of one year from the date of grant. For purposes of awards granted to non-employee directors, “one year” may mean the period of time from one annual meeting of stockholders to the next annual meeting of stockholders, provided that that period of time is not less than 50 weeks. Despite the foregoing, the Committee may grant awards with less than a one-year vesting requirement, as long as those Awards do not relate to more than 5% of the number of shares reserved for the 2023 Plan (as described above).

Repricing and Backdating Prohibited. Except for the adjustments as described under the section entitled “Adjustments” above, neither the Committee nor any other person may (i) amend the terms of outstanding options or SARs to reduce the exercise or base price of such outstanding options or SARs; (ii) cancel outstanding options or SARs in exchange for options or SARs with an exercise or base price that is less than the exercise or base price of the original options or SARs; or (iii) cancel outstanding options or SARs with an exercise or base price above the current fair market value of a share of our common stock in exchange for cash or other securities, in each case, without prior approval of the Company’s stockholders. In addition, the Committee may not make a grant of an option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such award.

No Dividends or Dividend Equivalents on Unvested Awards. The 2023 Plan expressly prohibits the payment of dividends or dividend equivalents on unvested awards for all equity award types.

Change in Control Provisions. The 2023 Plan provides for a form of “double trigger” rather than “single trigger” vesting of equity-based awards upon a Change in Control (as defined in the 2023 Plan). Specifically, to the extent the successor or purchaser in a Change in Control transaction honors or assumes on an equivalent basis (determined as described by the 2023 Plan) outstanding equity-based awards under the 2023 Plan, these awards will not automatically be subject to accelerated exercisability, vesting or settlement upon the Change in Control. Rather, vesting will occur upon the participant’s termination of employment if he or she is terminated by the Company (or its successor) without cause or if the participant terminates for good reason (assuming the participant has such right under an employment or other agreement) during the two-year period following the Change in Control.

If the successor or purchaser in the Change in Control transaction does not assume the awards or issue replacement awards as provided in the 2023 Plan, however, then upon the date of the Change in Control: (1) any outstanding stock options and SARs will become fully exercisable and vested to the full extent of the original grant; (2) the restrictions applicable to any outstanding restricted stock will lapse, and such restricted stock will become free of all restrictions and become fully vested and transferable to the full extent of the original grant; (3) the restrictions applicable to any outstanding stock units will lapse and such stock units will become free of all restrictions and become fully vested; and (4) the restrictions applicable to any outstanding performance units and performance stock units will lapse, the performance goals of all such outstanding performance units and performance stock units will be deemed to have been achieved at target levels, the relevant performance period will be deemed to have ended on the effective date of the Change in Control, and all other terms and conditions to such awards will be deemed to have been satisfied. With respect to clause (4) above, if due to a Change in Control a performance period is shortened, then the target performance award initially established for such performance period will be prorated by multiplying the initial target performance award by a fraction, the numerator of which is the actual number of whole months in the shortened performance period and the denominator of which is the number of whole months in the original performance period.

If a participant has in effect an employment, retention, change in control, severance or similar agreement with the Company, a subsidiary or any affiliate that provides a more favorable result upon a Change in Control on the participant’s awards than as described above, then such agreement will control in respect of those awards. In addition, the Committee may provide in an award agreement a more favorable result upon a Change in Control than as described above.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

Rescission of Awards. Under the 2023 Plan, the Committee may cancel or declare forfeited or rescind unexercised, undelivered, or unpaid awards upon its determination that a participant has violated the terms of the 2023 Plan or the award agreement under which the award has been made or committed a breach of conduct (as defined in the 2023 Plan). In addition, for a period of one year following the exercise, payment or delivery of an award, the Committee may rescind the award upon its determining that the participant committed a breach of conduct (as defined in the 2023 Plan) prior to the exercise, payment or delivery of the award or within six months thereafter subject to any clawback requirements or policy of the Company as may be in effect from time to time.

Disgorgement of Awards. Any awards granted pursuant to the 2023 Plan, and any common stock issued, or cash paid pursuant to an award, will be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

Transferability. Participants are not permitted to sell, assign, transfer, pledge or otherwise encumber any award granted under the 2023 Plan unless and to the extent the Committee allows a participant to designate in writing a beneficiary to exercise the award or receive payment under the Award after the participant’s death. This prohibition does not apply to such sales, assignments, transfers, pledges, or other encumbrances occurring: (1) by will or by the laws of descent and distribution or, in the Committee’s discretion, pursuant to a written beneficiary designation; (2) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder); or (3) in the Committee’s discretion, pursuant to a gift to such optionee’s “immediate family” members directly, or indirectly by means of a trust, partnership, or limited liability company, provided that the participant may not receive consideration for such transfer of an award. However, an ISO may only be transferred according to clause (1).

Subject to the terms of the 2023 Plan and the relevant award agreement, all stock options may be exercisable only by the optionee, guardian, legal representative or beneficiary of the optionee or permitted transferee. The terms “holder” and “optionee” include any such guardian, legal representative or beneficiary or transferee. For purposes of this section, “immediate family” means, except as otherwise defined by the Committee, the optionee’s spouse, children, siblings, stepchildren, grandchildren, parents, stepparents, grandparents, in-laws and persons related by legal adoption. Such transferees may transfer an award only by will or by the laws of descent and distribution.

Code Section 409A. It is intended that stock options, SARs, and restricted stock awarded under the 2023 Plan not constitute a “deferral of compensation” within the meaning of Section 409A of the Code. It is further intended that performance stock units and performance units granted pursuant to the 2023 Plan not constitute a “deferral of compensation” within the meaning of Section 409A of the Code excepting, however, performance stock units and performance units that become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable performance period. It is also intended that stock units awarded pursuant to the 2023 Plan, and performance units and performance stock units that are or become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable performance period, satisfy the requirements of Sections 409A(a)(2) through (a)(4) of the Code in all material respects to the extent required to avoid the imposition of an additional tax upon a participant under Section 409A of the Code. The 2023 Plan will be interpreted for all purposes and operated to the extent necessary to comply with the intent expressed in this paragraph.

Certain Federal Income Tax Considerations

The following is a brief and general summary of the federal income tax consequences of transactions under the 2023 Plan based on federal income tax laws in effect on January 1, 2023. The summary does not purport to be complete and does not address the tax consequences of a participant’s death or the state, local and foreign tax laws that may also be applicable to awards and transactions involving awards.

Stock Options. Stock options granted under the 2023 Plan may be either “Incentive Stock Options,” as defined in Section 422 of the Code, or Nonqualified Stock Options.

•	Incentive Stock Options. Incentive Stock Options granted under the 2023 Plan will be subject to the applicable provisions of the Code, including Code section 422. If shares of our common stock are issued to an optionee upon the exercise of an ISO, and if no “disqualifying disposition” of the shares is made by the optionee within one year
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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

after the exercise of the ISO or within two years after the date the ISO was granted, then (i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular tax purposes, will be realized by the optionee at the date of exercise, (iii) upon the sale of the shares of the common stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (iv) no deduction will be allowed to the Company for federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the exercise price (the “bargain purchase element”) and the Company will generally be entitled to a federal income tax deduction equal to the amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which the Company will not be entitled to a federal income tax deduction. Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

•	Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and, except as described under the section entitled “Section 162(m) Limit” below, the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a nonqualified stock option will constitute wages for which withholding will be required.

Stock Appreciation Rights. No income will be recognized by a recipient in connection with the grant of a SAR. When a SAR is exercised, the recipient will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any of our common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized upon exercise of a SAR will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction at the same time and in the same amount, except as described under the section entitled “Section 162(m) Limit” below. If the optionee receives common stock upon the exercise of a SAR, any gain or loss on the sale of the stock will be treated in the same manner as discussed above under “nonqualified stock options”.

Restricted Stock. A recipient will not realize taxable income at the time of grant of a restricted stock award, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon the vesting of shares of our common stock subject to an award, the recipient will realize ordinary income in an amount equal to the excess of the fair market value of the shares at that time over the amount paid by the recipient, if any. The Company will be entitled to a deduction equal to the amount of ordinary income realized by the recipient in the taxable year in which the amount is included in the recipient’s income, except as described under the section entitled “Section 162(m) Limit” below. Dividends paid to the recipient during the restriction period will be taxable as compensation income to the recipient at the time paid and will be deductible at that time by the Company, except as described under the section entitled “Section 162(m) Limit” below. The recipient of a restricted stock award may, by filing an election with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award, elect to be taxed at the time of grant of the award on the excess of the then fair market value of the shares of our common stock over the amount paid by the recipient, if any, in which case (1) the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the recipient in the taxable year in which the amount is included in the recipient’s income, except as described under the section entitled “Section 162(m) Limit” below, (2) dividends paid to the recipient during the restriction period will be taxable as dividends to the recipient and not deductible by the Company, and (3) there will be no further tax consequences to either the recipient or the Company when the restrictions lapse. In the case of a recipient who is also an employee, any amount included in income will constitute wages for which withholding will be required.

Stock Units, Performance Units, and Performance Stock Units. An employee who is awarded one or more stock units, performance units and/or performance stock units will not recognize income and the Company will not be allowed a deduction at the time the award is made. When an employee receives payment for the awards in cash or shares of our common stock, the amount of the cash and the fair market value of the shares of our common stock received will be ordinary income to the employee and will be allowed as a deduction for federal income tax purposes to the Company, except as described under the section entitled “Section 162(m) Limit” below. If the receipt of payment is deferred, as allowable under the 2023 Plan and as may be permitted by the Committee, then the recipient will realize, in the year when paid, ordinary income equal to the amount of the cash received or the fair market value of any shares issued or

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

transferred, determined as of the date of delivery or transfer. The Company will be entitled to a deduction equal in amount to the ordinary income realized by the recipient in the year paid, except as described under the section entitled “Section 162(m) Limit” below. In the case of a recipient who is an employee, any amount included in income will constitute wages for which withholding will be required.

Section 162(m) Limit. Code Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to “covered employees,” a term which generally includes our named executive officers.

Income Tax Withholding. Upon an employee’s realization of income from an award, the Company is generally obligated to withhold against the employee’s federal and state income and employment tax liability. Payment of the withholding obligation can be made from other amounts due from the Company to the award recipient or with shares of our common stock owned by the recipient. If the recipient elects to tender shares of our common stock or to reduce the number of shares the recipient is otherwise entitled to receive to satisfy the withholding obligation, then the shares tendered or reduced will be treated as having been sold to the Company.

Capital Gains. Generally, net capital gain (net long-term capital gain minus net short-term capital loss) is generally taxed at a maximum rate of 15%, with a 20% rate applying to certain high-income individuals.

New Plan Benefits. If the Plan is approved by our stockholders, then we expect to grant 2023 long-term incentive awards to our executive officers, including our named executive officers, shortly after our Annual General Meeting. The target value of these awards is shown in the table below. If the Plan is not approved by our stockholders, then we will not make these awards under the Plan, but we will seek to provide appropriate long-term incentive compensation in other ways.

Name and Position	Target Award Dollar Value ($)	Number of Units
Frédéric B. Lissalde	$10,850,000	N/A
President and Chief Executive Officer
Kevin A. Nowlan	$3,740,000	N/A
Executive Vice President and Chief Financial Officer
Joseph F. Fadool	$3,281,250	N/A
Vice President, President and General Manager, BorgWarner Emissions,
Thermal and Turbo Systems
Stefan Demmerle	$3,075,000	N/A
Vice President, President and General Manager, BorgWarner PowerDrive Systems
Tonit M. Calaway	$2,695,000	N/A
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Executive group (including NEOs shown above)	$32,052,500	N/A
Non-executive director group	$1,120,000	N/A
Non-executive officer employee group	$42,904,500	N/A

Except for the awards disclosed above, we cannot currently determine the awards that may be granted under the Plan in the future to our executive officers, non-employee directors or other persons. Our Board or our Compensation Committee will make such determinations from time to time.

Effective Date. If approved by the stockholders, the 2023 Plan will be effective as of the date of approval.

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Approval of the BorgWarner Inc. 2023 Stock Incentive Plan

As of December 31, 2022, the number of shares of restricted common stock outstanding under our equity compensation plans, the weighted average exercise price of outstanding restricted common stock and the number of securities remaining available for issuance were as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted common stock, warrants and rights (a)	Weighted average exercise price of outstanding options, restricted common stock, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,835,424	$48.40	2,247,280
Equity compensation plans not approved by security holders	—	—	—
Total	1,835,424	$48.40	2,247,280

Recommendation

Our Board recommends a vote “FOR” approval of the 2023 Stock Incentive Plan.

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PROPOSAL 6

Stockholder Proposal to Change Share Ownership Threshold to Call a Special Meeting of Stockholders

We have been advised that a stockholder, John Chevedden, intends to present the following stockholder proposal at our Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon written or oral request. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The text of the proposal and the supporting statement appear below exactly as received by us. The proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all of those assertions. The Company disclaims responsibility for the accuracy and content of the proposal and supporting statement. Following the proposal are the Company’s reasons for opposing the proposal.

Proposal 6 – Special Shareholder Meeting Improvement

Shareholders ask our Board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give all shareholders, including street name shareholders, the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

Currently it takes a theoretical 20% of all shares outstanding to call for a special shareholder meeting. This theoretical 20% of all shares outstanding translates into 24% of the shares that vote at our annual meeting. It would be hopeless to expect that the shares that do not have time to vote at would have the time for the intricate procedural steps to call for a special shareholder meeting.

Then it appears that all the shares that are held in street name are 100% disqualified from participating in the call of a special shareholder meeting. If 50% of BorgWarner shares are held in street name then it would take 48% of the shares that vote at the annual meeting (24% times 2) to call for a special shareholder meeting.

And it does not stop here because all BorgWarner shares not owned for a full continuous year are 100% disqualified from calling for a special shareholder meeting. Thus if 25% of shares are held for less than a full continuous year then it would take 64% of the remaining shares to call for a special shareholder meeting.

Thus the theoretical 20% figure to call for special meeting translates into an almost impossible 64% figure which is like have no right at all to call for a special shareholder meeting.

And to top it off the BorgWarner rules make it more difficult for BorgWarner shareholders to act by written consent than to call for a special shareholder meeting. We thus do not have a realistic right to call a special shareholder meeting or to act by written consent.

Please vote yes:

Special Shareholder Meeting Improvement - Proposal 6

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Stockholder Proposal to Change Share Ownership Threshold to Call a Special Meeting of Stockholders

Management Recommendation and Response

Our Recommendation and Response

The Board of Directors unanimously recommends that stockholders vote against Proposal 6, which, among other things, seeks to reduce the ownership threshold for stockholders to call a special meeting of stockholders from 20% to 10% and to eliminate the requirement that stockholders must have held shares for one continuous year to participate in the call.

In 2022, a majority of our stockholders did not support a substantially similar shareholder proposal. We engaged extensively with stockholders prior to the 2022 Annual Meeting, and most stockholders supported the Company’s existing special meeting threshold of 20%. At the 2022 Annual Meeting, more than 57% of votes cast by our stockholders were against the 2022 proposal. This vote affirms our belief that BorgWarner’s current threshold is appropriate and in line with or exceeds market practice. According to the data provider, FactSet, as of January 2023, 66% of S&P 500 companies allow shareholders to call special meetings. Fewer than 12% of S&P companies set that threshold at 10% or lower.

Our stockholders already have a meaningful right to call a special meeting. In 2016, our stockholders approved our current special meeting provision, which allows stockholders who have held 20% of BorgWarner stock for one continuous year to call a special stockholders meeting. Conducting a special stockholders meeting is a significant undertaking that requires substantial expense and time. The Company must pay to prepare, print, and distribute disclosure documents to stockholders, solicit proxies, hold the meeting, and tabulate votes. Such time and expense are only in the best interest of stockholders if a reasonable percentage of our stockholders support holding a special meeting. We believe our current 20% threshold and holding requirement of one continuous year appropriately balance enhancing the rights of stockholders and protecting against imprudent use of Company resources and stockholder attention to address the special interests of a select group of stockholders.

The proposal inaccurately states that shares that are held in “street name” are disqualified from participating in the call of a special shareholder meeting. To the contrary, our By-laws provide for a clear process by which qualifying beneficial holders may request a special meeting so long as their request for the meeting is also submitted by the record holder of their shares. BorgWarner believes this approach is common.

BorgWarner is committed to strong corporate governance practices. Our corporate governance practices allow our stockholders to voice their concerns and ensure Board accountability and responsiveness. These practices include: giving stockholders the right to call special meetings and to act by written consent, annual election of directors subject to a majority voting standard, a market-standard proxy access stockholder right, no stockholder rights plan, and no supermajority voting provisions. A more complete review of our corporate governance practices can be found on page 2.

We have robust stockholder engagement and a proven track of responding to stockholders. Stockholders have meaningful rights and the ability to engage directly with our Board of Directors and senior management team throughout the year, including at our annual meeting. This past fall, we met with 14 of our top stockholders representing 26% of our outstanding shares (as of September 30, 2022) to discuss a range of topics, including whether our 20% special meeting right threshold was appropriate. The stockholder feedback reinforced the view of the Board that our current threshold continues to be appropriate given our existing governance profile and composition of our stockholder base.

Responding to stockholder feedback is important to both our Board and management. In response to the passage of a 2021 stockholder proposal, the Company amended its Restated Certificate of Incorporation to allow 10% of our shares to request a record date to initiate stockholder written consent.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

Recommendation

Our Board recommends a vote “AGAINST” the stockholder proposal to change the share ownership requirement to call a special meeting of stockholders.

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PROPOSAL 7

Stockholder Proposal to Request the Board of Directors to Publish a Just Transition Report

We have been advised that a stockholder, Domini Impact Investments LLC, intends to present the following stockholder proposal at our Annual Meeting. We will furnish the address and share ownership of the proponent promptly upon written or oral request. The proposal will be voted on at the Annual Meeting if the proponent or a qualified representative is present at the meeting and submits the proposal for a vote. The text of the proposal and the supporting statement appear below exactly as received by us. The proposal may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all those assertions. The Company disclaims responsibility for the accuracy and content of the proposal and supporting statement. Following the proposal are the Company’s reasons for opposing the proposal.

Proposal 7 – Just Transition Report

Whereas: The Paris Agreement underscored the “close links between climate action, sustainable development, and a just transition.” To support implementation of a just transition, the International Labor Organization (ILO) developed guidelines discussing the anticipated employment impacts, importance of skills development and decent work during the energy transition, and adaptation needed by companies and communities to avoid lost assets, livelihoods or involuntary migration.1

Investors increasingly acknowledge the importance of a just transition and providing greater market certainty in the transition to a low-carbon economy. Over 700 investors, managing $68 trillion, support Climate Action 100+, which requests just transition disclosures.

The automotive industry is one of the heaviest contributors to global greenhouse gas emissions and must transition current business models from internal combustion engines to zero and lower-emissions technologies. Governments are calling for 40-50% of all vehicles sold to be electric vehicles by 2030.2

BorgWarner will play a meaningful role as a supplier to global auto manufacturers, many of which have electrification strategies. In its 10-K, BorgWarner says it is well positioned for the movement toward an electrified portfolio through investments and acquisitions, as well as dispossession of combustion assets. It plans to generate 45% of its revenue from products for electric vehicles by 2030, from less than 3% in 2021.3

Proponents believe this will cause disruption to current BorgWarner operations, which may result in significant changes to the number of workers, skills required, and manufacturing facility size and location, leading to impacts on local communities, including changes to economic activity or tax revenue for local governments.

While BorgWarner indicates it conducts training for salaried employees, its reporting lacks detail on the scale and reach of programs for the workforce affected by the electrification transition. It does not discuss the impact of its electrification strategy on communities and other stakeholders, or the locations where impacts are anticipated. It also does not report any strategies to support hourly employees, which comprise approximately two-thirds of its workforce.

Resolved: Shareholders request that the Board of Directors publish a just transition report, disclosing how BorgWarner is assessing, consulting on, and addressing, the impact of its climate change-related strategy on relevant stakeholders, including but not limited to its employees, workers in its supply chain, and communities in which it operates, consistent with the ILO’s “just transition” guidelines. The report should be updated annually, at reasonable cost, and omit proprietary information.

Supporting Statement: Shareholders recommend the report include, at Board discretion:

●	A set of measurable, time-bound indicators, such as those recommended by Climate Action 100+, World Benchmarking Alliance, or the Glasgow Financial Alliance for Net Zero – and progress against such indicators; and
●	Disclosure on the company’s stakeholder engagement process in developing its just transition plan, such as participating stakeholders, key recommendations, and progress on recommendations made.

[1]	https://www.ilo.org/wcmsp5/groups/pub1ic/---ede_mp/---emp_ent/documents/publication/wcms 432859.pdf
[2]	https://www.whitehouse.gov/briefing-room/statements-releases/2022/09/14/fact-sheet-president-bidens-economic-plan-drives-americas-electric-vehicle-manufacturing-boom/; https://www.theguardian.com/business/2022/sep/17/biden-eIectric-vehicle-revolution-detroit-auto-show
[3]	https://www.borgwarner.com/docs/default-source/investors/annual-reports/2021-annual-report.pdf

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Stockholder Proposal to Request the Board of Directors to Publish a Just Transition Report

Management Recommendation and Response

Our Recommendation and Response

The Board of Directors unanimously recommends that stockholders vote against Proposal 7 requesting that the Board publish a Just Transition report.

The Company already has a sustainability program that includes assessing and disclosing impacts on its workforce and communities in which it operates. We recognize that our electrification strategy will impact our workforce, our stakeholders, and the communities in which we operate. To that end, our existing practices and disclosures, including our resource planning strategies, are generally consistent with industry and stakeholder expectations.

Through regular engagement with our stockholders, we have received feedback that our sustainability strategy and disclosure meet, and frequently exceed, expectations. This past fall, we spoke with stockholders representing 26% of our outstanding shares and received overwhelmingly positive feedback on how we integrate our ESG practices into our business strategy as well as our existing disclosure practices. Many of these discussions focused on our climate change-related strategy and our human capital management efforts.

The ILO’s Just Transition standards are nascent and still in “beta” form. We believe it is in the best interest of the Company and its stakeholders to produce sustainability-related disclosure that is high quality, repeatable and has proper controls. For example, the Just Transition indicator published by Climate Action 100+ for its Net-Zero Company Benchmark was still in “beta” form in 2022. In the absence of established standards, it would be difficult to produce meaningful, repeatable disclosures. During our engagements with the proponent, we offered to expand our upcoming disclosures to address some of their concerns. We also expressed that we would be open to disclosing to these standards once they have been established and if they become a best practice for our industry.

BorgWarner recognizes the important role that our people play in achieving our goals and has implemented strategies to develop our workforce to have the skills to meet the needs of our evolving business. As we implement Charging Forward, we are focused on maintaining and improving the career paths of our employees. Our Global Talent Development Process (GTDP) is a strategic, long-term approach to ensure our employees have the skills to succeed. We continue to advance the skills of our existing talent through various initiatives, such as our Power to Evolve training program, which was created in partnership with leading universities to increase our talent’s knowledge of and skill for working on EV products.

Charging Forward is creating opportunities for stakeholders and the communities in which it operates. One of the goals of a Just Transition is to provide decent work during the energy transition. Charging Forward is providing new opportunities for our current employees and creating opportunities for our business partners. As an example, the intended separation of our Fuel Systems and Aftermarket segments into a new publicly traded company, PHINIA, will result in new opportunities because of the resources required to set up PHINIA as a public company. We expect that PHINIA will have the financial flexibility to support its current business operations and longer-term strategy, benefitting all of its stakeholders.

We anticipate growth for much our combustion-related portfolio. Although the automotive industry is shifting its focus from combustion technology to electric-mobility solutions, many of our combustion-related products (such as turbochargers, exhaust gas recirculation, and variable camshaft timing) are included in hybrid vehicle architectures. We expect growth opportunities for such products and believe the existing skillsets of our workforce will be crucial to execute on those opportunities.

In summary, the Board believes that producing a Just Transition report at this time would be premature, create additional unnecessary costs, and is not in the best interests of our stockholders. The Board believes additional reports could come at a significant cost of employee time and Company resources. The Board also believes that the interests of our stockholders will be best served by dedicating Company resources to continuing to engage with all our stakeholders, including employees, business partners, the communities in which we operate and stockholders, to ensure that our sustainability disclosures are timely, relevant, of high quality, and repeatable and that they address the topics that are most germane to our Company strategy.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

Recommendation

Our Board recommends a vote “AGAINST” the stockholder proposal requesting that the Board publish a Just Transition report.

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Other Information

Other Information

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. for the Company’s 2023 Annual Meeting of Stockholders to be held at our world headquarters located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326 on Wednesday, April 26, 2023 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Internet Availability of Proxy Materials

As permitted by rules adopted by the SEC, we are providing our Proxy Statement, the form of proxy, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 to stockholders electronically via the internet. (Our Annual Report on Form 10-K for our fiscal year ended December 31, 2022, which includes our audited financial statements, is not to be regarded as proxy solicitation material.) Our Proxy Statement and our 2022 Annual Report to stockholders are available at www.proxyvote.com.

On or about March 17, 2023, we will initiate delivery of proxy materials to our stockholders of record as of the close of business on March 1, 2023 via: (1) a notice containing instructions on how to access materials online, (2) a paper copy mailing, or (3) e-mail distribution. If you received a notice containing access instructions by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice we sent provides instructions on how to access and review all of the important information contained in the proxy materials. The notice also provides instructions on how you can submit your proxy over the internet or by telephone. If you received a notice containing access instructions by mail and would like to receive a printed copy of our proxy materials or elect to receive the materials via e-mail in the future, please follow the instructions included in the notice. If you received a printed copy of proxy materials by mail and would instead like to register to receive a notice of internet availability of proxy materials in the future, you can do so by any of the methods that follow:

Internet Access the internet, go to www.proxyvote.com and follow the enrollment instructions.	Telephone Call us free of charge at 1-800-579-1639 from within the United States or Canada.

E-Mail

Send us an e-mail at sendmaterial@proxyvote.com, using the control number on your proxy card as the subject line, and state whether you wish to receive a paper or e-mail copy of our proxy materials and whether your request is for this meeting only or all future meetings.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 1, 2023 are entitled to vote at the meeting. As of such date, there were 233,785,305 outstanding shares of common stock. A list of all record holders of our stock will be available for examination by stockholders during normal business hours at 3850 Hamlin Road, Auburn Hills, Michigan 48326 at least 10 days prior to the Annual Meeting and will also be available for examination at the Annual Meeting. On each matter considered at our Annual Meeting, you are entitled to one vote for each of your shares of common stock.

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Other Information

Voting

You have a choice of voting over the internet, by telephone, in person, or by using a traditional proxy card.

●	To vote by internet, go to www.proxyvote.com and follow the instructions there. You will need the number included on your proxy card, voter instruction form, or notice containing access instructions.
●	To vote by telephone, stockholders of record should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the number included on your proxy card, voter instruction form, or notice.
●	To vote in person, you can attend and vote at the Annual Meeting.
●	If you received a paper copy of a proxy card or voter instruction form, you can mark, sign, and date the proxy card and return it in the envelope that was provided to you.

The deadline for voting by telephone or internet is 11:59 p.m. Eastern Daylight Time on April 25, 2023.

If you properly sign and return your signed proxy card, or vote by telephone, or by the internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of our Board.

If you hold your stock in “street name”, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker. If you are a stockholder of record, you may change or revoke your vote at any time before the vote is taken by delivering a written notice of revocation to the Secretary of the Company or by submitting another vote on or before April 26, 2023 (including a vote in person at the Annual Meeting). For all methods of voting, your last vote cast will supersede all of your previous votes.

The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. The presence in person or by proxy of the holders of a majority of common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

With respect to Proposal 1, our By-laws require that a director nominee will be elected in an uncontested election only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on our Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on our Board as a “holdover director.” Under our By-laws and Corporate Governance Guidelines, each director submits an advance, contingent, and irrevocable resignation that our Board may accept if stockholders do not re-elect the director. In that situation, our Corporate Governance Committee would make a recommendation to our Board about whether to accept or reject the resignation or whether to take other action. Our Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

If you hold your stock in street name, your brokerage firm or other nominee may not vote your shares with respect to the election of directors without specific instructions from you as to how to vote with respect to the election of each of the eight nominees for director. These are called broker non-votes. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Each of Proposal 2 (the advisory vote on executive compensation), Proposal 4 (stockholder ratification of the selection of our auditors), Proposal 5 (approval of the BorgWarner Inc. 2023 Stock Incentive Plan), Proposal 6 (a stockholder proposal to change the special meeting share ownership threshold), and Proposal 7 (a stockholder proposal regarding publication of a Just Transition Report) requires the affirmative vote of a majority of the votes cast to be approved. For

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Other Information

Proposal 3, the frequency receiving the greatest number of votes will be considered to be the frequency recommended by our stockholders. Accordingly, an abstention or a broker non-vote will have no effect on the outcome of any of those proposals.

Proposals 2 and 3 are advisory votes. Even though your vote with respect to Proposals 2 and 3 are advisory and therefore will not be binding on the Company, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation and deciding on the frequency of voting on executive compensation, respectively.

We expect that only Proposal 4 will be considered “routine” under the rules of the NYSE. Therefore, your brokerage firm or other nominee may not vote your shares with respect to Proposals 1, 2, 3, 5, 6, or 7 without specific instructions from you as to how to vote. As to Proposal 4, however, we expect that your brokerage firm or other nominee may vote your shares without specific instructions from you as to how to vote.

Householding Information

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of our annual report to stockholders, our Proxy Statement, or our Notice of Internet Availability of Proxy Materials, as applicable, will be sent to any household at which two or more stockholders reside, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings, if any, in any way.

We will deliver promptly upon written or oral request a separate copy of our annual report to stockholders, our Proxy Statement or our Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. If you share an address with another stockholder and you wish to receive a separate copy of any of those documents, you may inform us of your wish by contacting Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326 (tel: 1-248-754-9200). Similarly, if you share an address with another stockholder that is receiving multiple copies and wish to request that the number of copies of those documents being delivered to that address be reduced to a single copy, you may inform us of your wish by contacting Investor Relations at the above address and telephone number.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies through the internet and by use of the mails, proxies may be solicited by directors, officers, and regularly engaged employees of the Company. None of these directors, officers, or employees will receive any extra compensation or will enter into any contract or arrangement for doing so. We have also retained Alliance Advisors L.L.C. to assist us in soliciting proxies for a fee of $14,000 plus reasonable out-of-pocket expenses. Brokers, nominees, and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals that are intended to be presented at the 2024 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Company on or before November 18, 2023, for inclusion in the Proxy Statement relating to that meeting.

A stockholder who intends to present business, including the election of a director, at the 2024 Annual Meeting of Stockholders, other than pursuant to Rule 14a-8, must comply with the requirements set forth in the Company’s By-laws. Among other things, under the Company’s By-laws, to bring business before an Annual Meeting, a stockholder must give written notice to the Secretary of the Company at the principal offices of the Company not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Therefore, for stockholder proposals to be presented at the 2024 Annual Meeting of Stockholders other than pursuant to Rule 14a-8, the Company must receive notice no sooner than December 28, 2023, and no later than January 27, 2024. The notice

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Other Information

should contain: the reason for conducting such business; any material interest in such business the stockholder has; the name and address of the stockholder proposing such business as it appears in the Company’s books; and the number of shares of the Company that are beneficially owned by the stockholder. Stockholders should consult the Company’s By-laws to ensure that all of the specific requirements of such notice are met. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of SEC Rule 14a-19(b).

Proxy Access

We have a proxy access right in our By-laws that permits a stockholder, or a group of up to 25 stockholders, owning continuously for at least three years shares of our Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements of our By-laws. For the 2024 Annual Meeting of Stockholders, notice of proxy access director nominees must be received by our Secretary at 3850 Hamlin Road, Auburn Hills, Michigan, 48326 no earlier than October 19, 2023 and no later than the close of business on November 18, 2023.

Process for Nomination by Stockholders

Stockholders who wish to nominate candidates other than pursuant to the proxy access right must do so in accordance with the procedures in our By-laws. Stockholders submitting such nominations must provide the information and background material to our Secretary, 3850 Hamlin Road, Auburn Hills, Michigan 48326 not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder who wishes to have a nomination considered at the 2024 Annual Meeting must deliver the required materials between December 28, 2023 and January 27, 2024.

The Company’s By-laws require, among other things, that the nominating stockholder disclose all material monetary agreements between the nominating stockholder and the nominees; that director nominees (including our Board’s nominees) complete a questionnaire regarding the nominee’s background, qualifications, and conflicts of interest; and that stockholders nominating candidates must disclose economic interests, including all direct and indirect compensation between or among such stockholder and such stockholder’s respective affiliates and associates, on the one hand, and each proposed nominee and his or her respective affiliates and associates, on the other hand.

The Company’s Corporate Governance Committee Charter provides that the Corporate Governance Committee considers suggestions for Board membership submitted by stockholders in accordance with the notice provisions and procedures set forth in our By-laws.

In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of SEC Rule 14a-19(b).

Available Information on Corporate Governance and SEC Filings

Through its website (www.borgwarner.com), the Company makes available, free of charge, the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, all amendments to those reports, and other filings with the SEC, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The Company also makes the following documents available on its website: the Audit Committee Charter; the Compensation Committee Charter; the Corporate Governance Committee Charter; the Company’s Corporate Governance Guidelines; the Company’s Code of Ethical Conduct; and the Company’s Code of Ethics for CEO and Senior Financial Officers. You may also obtain a copy of any of the foregoing documents, free of charge, if you submit a written request to Investor Relations, 3850 Hamlin Road, Auburn Hills, Michigan 48326.

No person is authorized to give any information, or make any representation, other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

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Other Information

Other Matters

The Company is not aware of any business to come before the Annual Meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before this meeting, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this Proxy Statement that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this Proxy Statement. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and some being beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.

We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this Proxy Statement to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

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Appendices

Appendix A — Non-GAAP Reconciliations

Net Sales Reconciliation to Relative Revenue Growth

The Company defines relative revenue growth as (a) the annual change in revenue, excluding the impact of changes in currency exchange rates and merger, acquisition, and disposition activity (in the year of the merger, acquisition, or disposition), less (b) the annual change in industry vehicle production, weighted to reflect the Company’s relative participation in the vehicle markets of the various regions of the world and the Company’s relative participation in the passenger car and commercial vehicle markets. The Company determines the change in industry vehicle production using data published by IHS Automotive, a leading global automotive research firm.

($ in millions)		Year Ended December 31, 2022	Year Ended December 31, 2021	% Change
A.	Net Sales	$15,801	$ 14,838	6.5%
B.	Non-Comparable Items:
C.	Foreign Currency	961
D.	Divestiture: Water Valley		(177)
E.	Acquisitions: Santroll and Rhombus	(44)
F.	Pro Forma AKASOL		42
G.	Adjusted Sales	$16,718	$ 14,703	13.7%
H.	% Increase (Decrease) in Adjusted Sales			13.7%
I.	% Increase (Decrease) in Vehicle Market Production			2.7%
J.	Relative Revenue Growth			11.0%

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Appendices

Earnings Per Share Reconciliation to Adjusted Earnings Per Share

Adjusted earnings per diluted share (Adj. EPS) is defined as earnings per diluted share adjusted to eliminate the impact of restructuring expense; merger, acquisition, and divestiture expense; other net expenses, discontinued operations; other gains and losses not reflective of the Company’s ongoing operations; and any related tax effects, divided by diluted shares outstanding.

($ in millions, except per share amounts)		Year Ended December 31, 2022
A.	GAAP Net Earnings	$944
B.	Unrealized Loss on Debt and Equity Securities	60
C.	Merger, Acquisition, and Divestiture Expense, Net	36
D.	Restructuring Expense	47
E.	Asset Impairment	30
F.	Gain on Sales of Businesses	(10)
G.	Tax Adjustments	(33)
H.	All Other	14
I.	Adjusted Net Earnings	$1,088
J.	Net Loss and Interest on AKASOL, Santroll, and Rhombus Acquisitions	63
K.	Adjusted Net Earnings, excluding AKASOL, Santroll, and Rhombus	$1,151
L.	Diluted Shares Outstanding	236.8
M.	Shortfall of Company Share Repurchase Program (20 million)	(11.2)
N.	Adjusted Diluted Shares Outstanding	225.6
O.	Adjusted Earnings Per Share (K divided by N)	$5.10

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Operating Income and Margin Reconciliation to Adjusted Operating Income and Margin

We determined the 2022 Adjusted Operating Margin, excluding Santroll and Rhombus, from the Company’s reported financial results, which were adjusted for non-comparable items as reported in the Company’s financial statements, including restructuring, and other non-comparable items.

($ in millions)		Year Ended December 31, 2022
A.	Net Revenue	$15,801
B.	Operating Income	$1,374
C.	Operating Margin (B divided by A)	8.70%
D.	Adjustments to Operating Income:	229
	Restructuring Expense	59
	Merger, Acquisition, and Divestiture Expense, Net	40
	Intangible Amortization	97
	Asset Impairment	30
	Other[1]	3
E.	Adjusted Operating Income (B plus D)	$1,603
F.	Adjusted Operating Margin (E divided by A)	10.14%
G.	Santroll and Rhombus Net Revenue[2]	44
H.	Santroll and Rhombus Adjusted Operating Loss[2]	(8)
I.	Performance Modifier Payout[3]	(6)
J.	Net Revenues, excluding Santroll and Rhombus (A minus G)	$15,757
K.	Adjusted Operating Income, excluding Santroll and Rhombus (E minus H minus I)	$1,617
L.	Adjusted Operating Margin, excluding Santroll and Rhombus (K divided by J)	10.26%

[1]	Other non-comparable items include a $(13) million gain on sale of businesses and $16 million of other items, primarily asset write-offs.
[2]	Net Revenue and Adjusted Operating Loss attributable to Santroll and Rhombus, which were acquired by the Company in 2022.
[3]	The Company’s Adjusted Operating Income excludes $6 million that relates to the Performance Modifier payout under the MIP plan.

Net Cash Provided by Operating Activities Reconciliation to Free Cash Flow

We determined the 2022 FCF from the Company’s reported financial results.

($ in millions)		Year Ended December 31, 2022
A.	Net cash provided by operating activities	$1,569
B.	Capital expenditures, including tooling outlays	723
C.	Free Cash Flow (A minus B)	$846
D.	Santroll, Rhombus, and SSE Free Cash Flow[1]	(14)
E.	Free Cash Flow, excluding Santroll, Rhombus, and SSE (C minus D)	$860

[1]	Free Cash Flow attributable to Santroll and Rhombus, which were acquired by the Company in 2022, and SSE which was announced in 2022.

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Appendix B — BorgWarner Inc. 2023 Stock Incentive Plan

BORGWARNER INC.
2023 STOCK INCENTIVE PLAN

SECTION 1. Purpose and Effective Date

1.1 Purpose. The purpose of the Plan is to give the Company a significant advantage in attracting, retaining and motivating officers, employees and directors and to provide the Company, its subsidiaries and its Affiliates with the ability to provide incentives more directly linked to the profitability of the Company’s businesses and increases in stockholder value.

1.2 Effective Date. The Plan will become effective, and Awards may be granted under the Plan, on and after the date the Company’s stockholders approve the Plan (the “Effective Date”). The Plan will terminate as provided in Section 16.1. Upon the Effective Date, the Prior Plan will terminate and no new awards will be granted under the Prior Plan, although awards previously granted under the Prior Plan and still outstanding will continue to be subject to all the terms and conditions of the Prior Plan.

SECTION 2. Definitions

For purposes of the Plan, the following terms are defined as set forth below:

2.1 “Affiliate” means a corporation or other entity controlled by the Company and designated by the Committee as such.

2.2 “Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Stock Unit, Performance Unit, Performance Stock Unit or Cash Incentive Award granted pursuant to the Plan.

2.3 “Award Agreement” means a written agreement or notice memorializing the terms and conditions of an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Breach of Conduct” means, for purposes of the Plan, any of the following:

(a) actions by the participant resulting in the termination of the participant’s employment with the Company or any Affiliate for Cause,

(b) the participant’s violation of the Company’s Code of Ethical Conduct where such business standards have been distributed or made available to the participant,

(c) the participant’s unauthorized disclosure to a third party of confidential information, intellectual property, or proprietary business practices, processes, or methods of the Company; or willful failure to protect the Company’s confidential information, intellectual property, proprietary business practices, processes, or methods from unauthorized disclosure, or

(d) the participant’s soliciting, inducing, or attempting to induce employees of the Company and its Affiliates to terminate their employment with the Company or an Affiliate.

2.6 “Cash Incentive Award” means the right granted under Section 12 to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met).

2.7 “Cause” means:

(a) the participant’s conviction of, or entering a guilty plea, no contest plea or nolo contendre plea to any felony or to any crime involving dishonesty or moral turpitude under Federal law or the law of the state in which such action occurred,

(b) the participant’s commission of any material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Affiliates,

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(c) dishonesty in the course of fulfilling the participant’s employment duties,

(d) the participant’s misappropriation of material funds or assets of the Company for personal use or any act of theft or fraud as determined by the Company,

(e) the participant’s engagement in harassment or discrimination based on a legally protected status with respect to any employee of the Company or any of its subsidiaries,

(f) the participant’s breach of material Company policy,

(g) the participant’s refusal to perform lawful duties as directed in good faith by the Company,

(h) willful and deliberate failure on the part of the participant to perform his employment duties in any material respect,

(i) the participant’s substantial or repeated neglect of duties (even if not willful and deliberate) after notice and an opportunity to cure,

(j) the participant’s gross negligence or willful misconduct that results or is reasonably expected to result in substantial harm to the Company (either singly or on a consolidated basis), or

(k) the participant’s breach of written obligations to the Company or any subsidiary in respect of confidentiality and/or the use or ownership of proprietary information.

2.8 “CEO” means the chief executive officer of the Company or any successor corporation.

2.9 “Change in Control” has the meaning set forth in Section 15.2.

2.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Any reference to a section of the Code shall include all the rules and regulations promulgated thereunder.

2.11 “Commission” means the Securities and Exchange Commission or any successor agency.

2.12 “Committee” means the Committee referred to in Section 3.1.

2.13 “Company” means BorgWarner Inc., a Delaware corporation.

2.14 “Disability” means that the participant:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering the Company’s employees, or

(c) is determined to be permanently disabled by the Social Security Administration.

“Disability” shall be determined by the plan administrator of the RSP under the disability claims procedures of the RSP but applying the foregoing definition of “Disability.”

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Any reference to a section of the Exchange Act shall include all the rules and regulations promulgated thereunder.

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2.16 “Fair Market Value” means, per Share on a particular date, (i) if the Shares are listed on a national securities exchange, the last sales price on that date on the national securities exchange on which the Shares are then listed (including without limitation, the New York Stock Exchange or the NASDAQ Stock Market), as reported on the composite tape or other reporting system of such exchange, or if no sales of Shares occur on such exchange on such date, then on the last preceding date on which there was a sale on such exchange; or (ii) if the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on that date, or on the last preceding date on which there was a sale of Shares on that market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Committee, in its sole discretion.

2.17 “Full-Value Award” means Restricted Stock, Stock Units, Performance Stock Units and any other Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.

2.18 “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

2.19 “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

2.20 “Performance Goals” means a target or targets of performance (which may be objective or subjective) as established by the Committee in its sole discretion. A Performance Goal may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum level of performance at which a specified additional payout or vesting will occur.

2.21 “Performance Period” means the period of one year or longer established by the Committee in connection with the grant of an Award for which the Committee has established Performance Goals.

2.22 “Performance Unit” means an Award granted under Section 10, the value of which is expressed in terms of cash or in property other than Stock.

2.23 “Performance Stock Unit” means an Award granted under Section 11, the value of which is expressed in terms of, or valued by reference to, a Share.

2.24 “Plan” means the BorgWarner Inc. 2023 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

2.25 “Prior Plan” means the BorgWarner Inc. 2018 Stock Incentive Plan.

2.26 “Restricted Stock” means an Award granted under Section 8.

2.27 “Restricted Stock Agreement” means an Award Agreement memorializing the terms and conditions of a grant of Restricted Stock.

2.28 “Restriction Period” means, for purposes of an Award granted under Section 8, the time or times within which such Award may be subject to forfeiture and during which the participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

2.29 “Retirement” means, the participant’s Termination of Employment with the Company and all Affiliates:

(a) on or after the last day of the calendar month coincident with or immediately following the day on which the participant attains age 55 if the participant has been credited with at least 10 Years of Service, or

(b) in the case of Section 8 (Restricted Stock), Section 9 (Stock Units), Section 10 (Performance Units), and Section 11 (Performance Stock Units) only, with the written consent of the Company that such Termination of Employment shall constitute “Retirement”.

2.30 “RSP” means the BorgWarner Inc. Retirement Savings Plan, or any successor plan thereto.

2.31 “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time or any successor definition adopted by the Commission.

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2.32 “Share” means a share of Stock.

2.33 “Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code and using the methodology selected by the Company from time to time (including any permitted alternate means selected by the Company to identify specified employees), or if none, the default methodology provided by applicable Income Tax Regulations.

2.34 “Stock” means common stock, par value $.01 per share, of the Company.

2.35 “Stock Appreciation Right” means a right granted under Section 7.

2.36 “Stock Option” means an option granted under Section 6 to purchase Shares at a stated price for a specified period of time.

2.37 “Stock Unit” means a right granted under Section 9 to receive a Share or cash in an amount equal to the Fair Market Value of a Share sometime in the future.

2.38 “Termination of Employment” means the termination of the participant’s employment with the Company and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Company or another subsidiary or Affiliate. In the case of a participant who is a member of the Board but not an employee of the Company or any subsidiary or Affiliate, “Termination of Employment” means the termination of the participant’s services as a member of the Board. For purposes of Section 15.1(b), a “Termination of Employment” must constitute a “Separation from Service” for purposes of Section 409A of the Code.

2.39 “Year of Service” means each twelve (12) month period of employment (or fraction of a 12-month period of employment) with the Company or any subsidiary or Affiliate, based on the participant’s aggregate elapsed time of employment. Credit toward Years of Service runs continuously beginning on the first day a participant performs an hour of service (upon initial employment or reemployment) and ending on the date of the participant’s Termination of Employment. Any period during which a participant is on an authorized leave of absence will be considered as service for determining Years of Service. If a participant is reemployed following a Termination of Employment, the participant’s Years of Service, including fractional years, credited before the Termination of Employment will be restored after the participant performs an hour of service after reemployment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 3. Administration

3.1 Compensation Committee Administration. Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board, composed of not less than three (3) members of the Board, each of whom shall be appointed by and serve at the pleasure of the Board and who shall also be:

(a) “non-employee directors” within the meaning of Rule 16b-3, and

(b) “independent directors” within the meaning of any applicable stock exchange rule.

3.2 Awards Granted to the Board. With respect to Awards granted to members of the Board who are not officers or employees of the Company, a subsidiary, or an Affiliate, the Plan shall be administered by the Committee subject to the approval of a majority of all members of the Board (including members of the Committee) who are “non-employee directors” within the meaning of Rule 16b-3 and “independent directors” with the meaning of any applicable stock exchange rule. With respect to such Awards, all references to the “Committee” contained in the Plan shall be deemed and construed to mean the Committee, the decisions of which shall be subject to the approval of a majority of such members of the Board who are both “non-employee directors” within the meaning of Rule 16b-3 and “independent directors” within the meaning of any applicable stock exchange rule.

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3.3 Committee Authority. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(a) to interpret the provisions of the Plan or any agreement covering an Award;

(b) to select the officers, employees and directors to whom Awards may from time to time be granted;

(c) to determine whether and to what extent Awards are to be granted hereunder and the type or types of Awards to be granted;

(d) to determine the number of Shares to be covered by each Award granted hereunder;

(e) to determine the terms and conditions of any Award granted hereunder (including, but not limited to, the exercise price (subject to Section 6.3(a)), any vesting restriction or limitation and any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine);

(f) to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time to the extent required or permitted by the Plan or by applicable law, including but not limited to any clawback requirements or policy of the Company as may be in effect from time to time;

(g) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan;

(h) to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred; and

(i) to determine under what circumstances a Stock Option or a Stock Appreciation Right may be settled in cash or Stock under Section 6 or Section 7, respectively.

3.4 Grants by the CEO. The Committee may authorize the CEO to grant Awards pursuant to the terms of the Plan with respect to thirty thousand (30,000) Shares or fewer per individual, per year, to:

(a) officers and employees of the Company and its subsidiaries and Affiliates who are not, at the time of grant, subject to Section 16 of the Exchange Act; and

(b) any individual as an inducement to accept an offer of employment (including Awards to individuals who may become, upon accepting an offer of employment, officers of the Company and its subsidiaries and Affiliates who are subject to Section 16 of the Exchange Act).

Any such authorization so made shall be consistent with recommendations made by the Board’s Compensation Committee to the Board regarding non-CEO compensation, incentive-compensation plans and equity-based plans. When such authorization is so made by the Committee, the CEO shall have the authority of the Committee described in Sections 3.3(a), 3.3(b), 3.3(c), and 3.3(d) with respect to the granting of such Awards; provided, however, that the Committee may limit or qualify such authorization in any manner it deems appropriate.

3.5 Committee Actions. The Committee may act only by a majority of its members then in office, except that the members thereof may:

(a) delegate all or a portion of the administration of the Plan to one or more officers of the Company, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act, and

(b) authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.6 Determinations Final. Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to the Plan or any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan participants.

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3.7 Indemnification. In addition to such other rights of indemnification from the Company as they may have, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except that such member is liable for negligence or misconduct in the performance of his duties; provided that within sixty days after institution of any such action, suit or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

SECTION 4. Stock Subject To Plan; Individual Limitations

4.1 Share Reserve. Subject to adjustment as provided herein, 10,000,000 Shares are reserved for issuance under the Plan, all of which may be issued pursuant to the exercise of Incentive Stock Options. The Stock to be delivered under the Plan may be made available from authorized but unissued Shares, treasury stock, or Shares purchased on the open market. The aggregate number of Shares reserved under this Section 4.1 shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, that may be payable with respect to the Award, as determined at the time of grant.

4.2 Replenishment of Shares. If (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis), (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award, (iv) an Award that is denominated in Shares (in whole or in part) is settled in cash or (v) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under the Plan, but Shares recredited to the Plan’s reserve pursuant to clause (v) may not be issued pursuant to Incentive Stock Options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (x) Shares purchased by the Company using proceeds from Option exercises; (y) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement in Shares of an outstanding Stock Appreciation Right; or (z) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations.

4.3 Individual Award Limits. Subject to adjustment as provided in Section 4.4, during any fiscal year of the Company, no individual non-employee director may be granted:

(a) Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or Performance Stock Units that, in total, could result in a maximum payout on settlement of more than thirty thousand (30,000) Shares, but excluding from this limitation any additional Stock Units or Shares credited to the participant as dividend equivalents on any Award or cash or stock dividends on Restricted Stock that are paid or credited to a participant as additional Restricted Stock; and

(b) an Award or payment or payment right outside the Plan that is payable or settleable in cash (or property other than Shares) that could result in a maximum payment of more than four hundred fifty thousand dollars ($450,000), but excluding from this limitation any additional amounts paid or credited to a participant as interest or dividend equivalents on any Award.

4.4 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, extraordinary distribution with respect to the Stock, other change in corporate structure affecting the Stock or any other event, which other event the Committee determines necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust any or all of the following:

(a) the number and type of Shares reserved for issuance and future grant under the Plan and the individual award limits under the Plan;

(b) the exercise, purchase or grant prices with respect to any Award;

(c) the number and type of Shares subject to outstanding Awards;

(d) the maximum number of Shares that may be issued as ISOs set forth in Section 4.1; and

(e) the Performance Goals of an Award,

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and in all cases subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws and rules of the stock exchange on which the Shares are then traded. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or stock split or combination of the Shares (including a reverse stock split), if no action is taken by the Committee, adjustments contemplated by this Section that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or stock split or combination of the Shares.

However, if any adjustment results in fractions of a Share, such fractional shares shall not be issued and shall be canceled for no consideration. Notwithstanding the forgoing, no adjustment will be made to outstanding Stock Options if (i) the adjustment would cause the Stock Options to provide for a deferral of compensation subject to Section 409A of the Code (and any applicable related regulations and guidance) or (ii) in the case of Incentive Stock Options, such adjustment would cause the Plan to violate Section 422 of the Code.

If any of the transactions or events described in this Section constitutes a Change in Control or occurs subsequent to any Change in Control occurring after the Effective Date, then, subject to participants’ rights under Section 15 and the cash payment provisions of the following sentence, and unless the Committee otherwise determines prior to the first Change in Control occurring after the Effective Date, proportionate adjustments of the type described in this Section shall be made automatically such that the full economic value of the Awards to participants that are outstanding at the time of the transaction or event shall be preserved and not diminished as a result of the transaction or event. If any of the events described in this Section occur, the Committee may also (or in lieu of the adjustments described in this Section) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of the Award) in an amount determined by the Committee effective at such time as the Committee specifies (which may be the time such transaction or event is effective), but if such transaction or event constitutes a Change in Control, then (i) such payment shall be at least as favorable to the holder as the greatest amount the holder could have received in respect of such Award under Section 15, (ii) if Section 15 applies to the Award, such payment shall be allowed only to the extent Section 15(b) would allow acceleration of exercisability, vesting, issuance of shares or other payment in respect of such Award in connection with the Change in Control and (iii) from and after the Change in Control, the Committee may make such a provision only if the Committee determines that doing so is necessary to substitute, for each Share subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Shares are or will be entitled in respect of each Share pursuant to the transaction or event in accordance with the last sentence of this Section. Further, and without limitation, subject to a participant’s rights under Section 15, in the event of any such merger or similar transaction, stock dividend, stock split or combination of Shares, distribution or other event described above, whether or not constituting a Change in Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Committee shall substitute, on an equitable basis as the Committee determines, for each Share then subject to an Award, the number and kind of shares of stock, securities, cash or other property to which holders of Shares are or will be entitled with respect to each Share pursuant to the transaction.

SECTION 5. Eligibility

The Committee may grant Awards under the Plan to any of the following individuals: (i) officers and other employees of the Company, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Company, its subsidiaries and Affiliates, as determined by the Committee, (ii) any individual that the Company, a subsidiary or an Affiliate has engaged to become an officer or employee and (iii) directors of the Company.

SECTION 6. Stock Options

6.1 Types. Stock Options granted under the Plan may be of two types: Incentive Stock Options and Non-Qualified Stock Options, provided however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

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6.2 Grant. The Committee shall have the authority to grant participants Incentive Stock Options, Non-Qualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights). The grant of a Stock Option shall be evidenced by an Award Agreement, which shall be delivered to the optionee and indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Non-Qualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to receive a grant of a Stock Option, determines the number of Shares to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option.

6.3 Option Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and any additional terms and conditions as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per Share purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, provided that the exercise price shall never be less than the Fair Market Value of the Shares subject to the Stock Option on the date of grant.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date of grant.

(c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time, in whole or in part, accelerate the exercisability of any Stock Option.

6.4 Exercise. Stock Options may be exercised by following the procedures the Committee establishes from time to time. The exercise price shall be paid in full in cash (by certified or bank check or such other instrument as the Company may accept) at the time of exercise or, if and to the extent set forth in the Award Agreement, may also be paid by one or more of the following:

(a) in the form of unrestricted Stock already owned by the optionee having a Fair Market Value on the date of exercise equal to the exercise price; provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Stock Option is granted;

(b) by requesting that the Company withhold from the number of Shares otherwise issuable upon exercise of the Stock Option that number of shares having an aggregate Fair Market Value on the date of exercise equal to the exercise price for all of the Shares subject to such exercise; or

(c) by a combination thereof, in each case in the manner provided in the Award Agreement.

In the discretion of the Committee and if not prohibited by law, payment for any Shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Company or its agent, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

6.5 Rights as a Stockholder. No Shares shall be issued until full payment of the option exercise price has been made. An optionee shall have all of the rights of a stockholder of the Company holding the Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 18.4, but shall have no rights of a stockholder of the Company prior to such notice of exercise, full payment, and if requested providing the representation described in Section 18.4. For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock have vested.

6.6 Cash Out. On receipt of a notice of exercise of a Stock Option, the Committee may elect to cash out all or part of the portion of the Shares for which a Stock Option is being exercised by paying the optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Shares over the exercise price times the number of Shares for which the Option is being exercised on the effective date of such cash out.

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SECTION 7. Stock Appreciation Rights

7.1 Grant. Stock Appreciation Rights may be granted as Awards under the Plan and may be granted alone or in addition to other Awards under the Plan. Each grant of a Stock Appreciation Right shall be confirmed by, and be subject to the terms of, an Award Agreement.

7.2 Stock Appreciation Rights Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a) A Stock Appreciation Right shall be exercisable as determined by the Committee and specified in the Award Agreement, but in no event after ten years from the date of grant. A Stock Appreciation Right may be exercised by giving written notice of exercise to the Company or its designated agent specifying the number of Shares as to which Stock Appreciation Right is being exercised.

(b) The base price of a Stock Appreciation Right shall not be less than the Fair Market Value of a Share on date of grant.

(c) Upon the exercise of a Stock Appreciation Right, a participant shall be entitled to receive an amount in cash, Shares, or a combination thereof, as determined by the Committee in its discretion, equal to the product of (i) the difference between the base price of the Stock Appreciation Right and the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right, and (ii) the number of Shares as to which such Stock Appreciation Right shall have been exercised.

7.3 No Rights as a Stockholder. In the case of any Stock Appreciation Right providing for, or in which the Committee has determined to make, payment in whole or in part in Stock, the holder thereof shall have no rights of a stockholder of the Company prior to the proper exercise of such Stock Appreciation Right, and if requested, prior to providing the representation described in Section 18.4, and the issuance of Stock in respect thereof. For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock have vested.

SECTION 8. Restricted Stock

8.1 Grant. The Committee shall determine the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any participant, the Restriction Period and any other terms and conditions of the Awards. Each grant of Restricted Stock shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance measures of the participant or of the Company or subsidiary, division or department of the Company for or within which the participant is primarily employed or upon such other factors or criteria as the Committee shall determine. Where the grant or vesting of Restricted Stock is subject to the attainment of one or more Performance Goals, such shares of Restricted Stock shall be released from such restrictions only after the attainment of such Performance Goals has been certified by the Committee, unless the Committee determines otherwise.

The provisions of Restricted Stock Awards need not be the same with respect to each participant.

8.2 Issuance of Restricted Stock; Stop Transfer Orders and Legends. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. All shares of Restricted Stock shall be subject to such stop transfer orders or bear such legends as the Committee may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange.

8.3 Termination of Employment. Shares of Restricted Stock shall be subject to the following terms and conditions:

(a) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and Sections 8.3(b) and 15.1(b)(2), upon a participant’s Termination of Employment for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the participant.

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(b) Except to the extent otherwise provided in Section 15.1(b)(2), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of a participant’s shares of Restricted Stock in the event that such participant’s employment is involuntarily terminated (other than for Cause), or in the event of the participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

8.4 Rights as a Stockholder; Dividends. Except as provided in this Section 8 and the applicable Restricted Stock Agreement, the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends, provided, however, that cash dividends will either, at the discretion of the Committee, (i) be automatically deferred and reinvested in additional Restricted Stock that shall be subject to the same restrictions, terms and conditions, including the vesting period, as the original grant of Restricted Stock, or (ii) be paid out in cash at the time that the Restricted Stock vests. If dividends are credited to the participant as additional shares of Restricted Stock, then the number of additional shares of Restricted Stock that shall be credited to the participant shall not exceed the amount that is the result of multiplying the number of shares of Restricted Stock held by the participant on the dividend record date by the dividend paid on each Share, and then dividing the amount by the Fair Market Value of a Share on the dividend payment date. For the avoidance of doubt, in no event will dividends be distributed to a participant unless, until and to the same extent as the underlying Restricted Stock vests.

SECTION 9. Stock Units

9.1 Grant. The Committee shall determine the time or times at which grants of Stock Units will be awarded, the number of Stock Units to be awarded to any participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards, in addition to those contained in Section 9.2. The provisions of Stock Units Awards need not be the same with respect to each participant. Each grant of Stock Units shall be confirmed by, and be subject to, the terms of an Award Agreement.

9.2 Terms and Conditions. All grants of Stock Units shall be subject to the following terms and conditions.

(a) Except to the extent otherwise provided in the applicable Award Agreement and Section 9.2(b) and Section 15.1(b)(3), upon a participant’s Termination of Employment for any reason prior to the date on which Stock Units awarded to the participant shall have vested, all rights to receive cash or Stock in payment of such Stock Units shall be forfeited by the participant.

(b) The Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all of a participant’s Stock Units in the event that such participant’s employment is involuntarily terminated (other than for Cause), or in the event of the participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

(c) In any case in which the Committee has waived, in whole or in part, any or all remaining payment limitations with respect to any or all of a participant’s Stock Units, payment of such participant’s Stock Units shall occur on the time(s) or event(s) otherwise specified pursuant to Section 9.2(e), in such participant’s Award Agreement.

(d) With respect to any grant of Stock Units, the participant who receives such grant shall acquire no rights of a stockholder unless and until the participant becomes the holder of Shares delivered to such participant with respect to such Stock Units.

(e) The Award Agreement for each award of Stock Units shall specify the time(s) or event(s) of payment of vested Stock Units, which time(s) or event(s) shall be limited to one or more of the following:

(1) the date on which the Stock Units shall have vested,

(2) the date of the participant’s Termination of Employment, or

(3) a specified date.

In the case of an Award of Stock Units providing for payment upon the vesting of the Stock Units, payment shall be made as soon as administratively practicable thereafter, but in no event later than March 15 of the year following the year in which the vesting of the Stock Units occurs. In the case of an Award of Stock Units providing for payment upon

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Termination of Employment, payment shall be made on or after the Termination of Employment in the year in which the Termination of Employment occurs, except that in the case of a Specified Employee, payment shall be made on the first day of the seventh month following the month in which such Termination of Employment occurs or, if earlier, the date of the participant’s death. In the case of an Award of Stock Units providing for a specified date for payment, payment shall be made as soon as practicable on or after the specified date, but in no event no later than December 31 of the year in which the specified date occurs.

(f) On the time(s) or event(s) specified in the applicable Award Agreement for the payment of cash or Stock with respect to vested Stock Units, the Company shall deliver to the participant either (1) a number of Shares equal to the number of vested Stock Units, or (2) cash equal to the Fair Market Value of such number of Shares. The form of payment shall be determined by the Committee in its discretion or as provided in the applicable Award Agreement.

9.3 Dividend Equivalents. The Committee may in its discretion provide that a participant shall be entitled to receive dividend equivalents on outstanding Stock Units. Such dividend equivalents may, as determined by the Committee at the time the Award is granted, be:

(a) paid in cash at the time the Stock Unit to which it relates is settled;

(b) credited to the participant as additional Stock Units, which shall vest and be settled at the same time as the Stock Unit to which it relates; or

(c) paid or credited (as appropriate) in any combination of cash and additional Stock Units; provided that in no event may dividend equivalents relating to a Stock Unit provide for payment prior to such Stock Unit’s vesting and, notwithstanding anything to the contrary herein, dividend equivalents paid or credited with respect to Stock Units shall only be paid out to or earned by a participant to the extent that the vesting conditions applicable to the underlying Stock Units are satisfied.

If dividend equivalents are credited to the participant as additional Stock Units, then the number of additional Stock Units that shall be credited to the participant with respect to any dividend on Stock shall not exceed the amount that is the result of multiplying the number of Stock Units credited to the participant on the dividend record date by the dividend paid on each Share and then dividing this amount by the Fair Market Value of a Share on the dividend payment date.

For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock or Stock Units have vested.

SECTION 10. Performance Units

10.1 Grant. The Committee shall determine the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any participant, the duration of the Performance Period and any other terms and conditions of the Award, in addition to those contained in Section 10.2. Each grant of Performance Units shall be confirmed by, and be subject to, the terms of an Award Agreement.

10.2 Terms and Conditions. Performance Units shall be subject to the following terms and conditions.

(a) The Committee may condition payment with respect to Performance Units on the attainment of Performance Goals. The Committee may also condition Performance Unit payments upon the continued service of the participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each participant.

(b) Except to the extent otherwise provided in the applicable Award Agreement, Section 10.2(c) and Section 15.1(b) (4), upon a participant’s Termination of Employment for any reason during the Performance Period or before any applicable Performance Goals are satisfied, all rights to receive cash or Stock in payment of the Performance Units shall be forfeited by the participant.

(c) The Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all of such participant’s Performance Units in the event that such participant’s employment is involuntarily terminated (other than for Cause), or in the event of the participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

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(d) In any case in which the Committee has, prior to the expiration of the Performance Period, waived, in whole or in part, any or all payment limitations with respect to a participant’s Performance Units, such participant shall receive payment with respect to his or her Performance Units in the year following the year in which the Performance Period ends or would have ended, at the same time as the Committee has provided for payment to all other Award recipients.

(e) At the expiration of the Performance Period, unless otherwise determined by the Committee, the Committee shall evaluate the extent to which the Performance Goals for the Award have been achieved and shall determine the number of Performance Units granted to the participant that have been earned, and the cash value thereof. The Company shall then deliver to the participant either a cash payment equal in amount to the cash value of the Performance Units or Shares equal in value to the cash value of the Performance Units, with the form of payment determined by the Committee in its discretion or as provided in the applicable Award Agreement. Payment shall occur as soon as administratively practicable thereafter, but in no event later than March 15 of the year following the year in which the Performance Period ends.

SECTION 11. Performance Stock Units

11.1 Grant. The Committee shall determine the time or times at which Performance Stock Units shall be awarded, the number of Performance Stock Units to be awarded to any participant, the duration of the Performance Period and any other terms and conditions of the Award, in addition to those contained in Section 11.2. Each grant of Performance Stock Units shall be confirmed by, and be subject to, the terms of an Award Agreement. Performance Stock Units may be conditioned upon the attainment of Performance Goals and continued employment or service of the participant. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient.

11.2 Terms and Conditions.

(a) Unless otherwise provided in Section 11.2(b) or Section 15.1(b)(4), upon a participant’s Termination of Employment during the Performance Period or before any applicable Performance Goals are satisfied, all rights to receive cash or Stock in payment of the Performance Stock Units shall be forfeited.

(b) Except to the extent otherwise provided in Section 15.1(b)(4), the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations with respect to any or all such participant’s Performance Stock Units in the event that a participant’s employment is involuntarily terminated (other than for Cause), or in the event of a participant’s death, Disability, or Retirement, or the Committee may provide for such waiver in the applicable Award Agreement.

(c) In any case in which the Committee has waived, in whole or in part, prior to the expiration of the Performance Period, any or all payment limitations with respect to a participant’s Performance Stock Units, such participant shall receive payment with respect to his or her Performance Stock Units in the year following the year in which Performance Period ends, at the same time as the Committee has provided for payment to all other Award recipients.

(d) At the expiration of the Performance Period, unless otherwise determined by the Committee, the Committee shall evaluate the extent to which the Performance Goals for the Award have been achieved and shall determine the number of Performance Stock Units granted to the participant which shall have been earned, and the cash value thereof. The Company shall then deliver to the participant either (1) a number of Shares equal to the number of Performance Stock Units determined by the Committee to have been earned, or (2) cash equal to the Fair Market Value of such number of Shares, as determined by the Committee in its discretion or as provided in the applicable Award Agreement. Payment shall occur as soon as administratively practicable thereafter, but in no event later than March 15 of the year following the year in which the Performance Period ends.

11.3 Dividend Equivalents. The Committee may in its discretion provide that a participant shall be entitled to receive dividend equivalents on outstanding Performance Stock Units. Such dividend equivalents may, as determined by the Committee at the time the Award is granted, be:

(a) paid in cash at the time the Performance Stock Units to which it relates are settled;

(b) credited to the participant as additional Performance Stock Units, which shall vest and be earned and settled at the same time as the Performance Stock Units to which they relate; or

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(c) paid or credited (as appropriate) in any combination of cash and additional Performance Stock Units;

provided that in no event may dividend equivalents relating to Performance Stock Units provide for payment prior to the time at which such Performance Stock Units are earned and vested and, notwithstanding anything to the contrary herein, dividend equivalents paid or credited with respect to Performance Stock Units shall only be paid out to or earned by a participant to the extent that the vesting and performance conditions applicable to the underlying Performance Stock Units are satisfied.

If dividend equivalents are credited to the participant as additional Performance Stock Units, then the number of additional Performance Stock Units that shall be credited to the participant with respect to any dividend on Stock shall not exceed the amount that is the result of multiplying the number of Performance Stock Units credited to the participant on the dividend record date by the dividend paid on each Share and then dividing this amount by the Fair Market Value of a Share on the dividend payment date.

For the avoidance of doubt, in no event will dividends or dividend equivalents be distributed to a participant unless, until and to the same extent as the related shares of Stock or Performance Stock Units have vested.

SECTION 12. Cash Incentive Awards

Subject to the terms of the Plan, the Committee will determine all terms and conditions of Cash Incentive Awards, including but not limited to the Performance Goals, the Performance Period, the potential amount payable, and the timing of payment; provided that the Committee must require that payment of all or any portion of the amount subject to the Cash Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a participant’s death, Disability, or Retirement or in the event that such participant’s employment is involuntarily terminated (other than for Cause). Notwithstanding the foregoing, nothing hereunder shall preclude or limit the Company or the Administrator from granting annual incentive awards that are solely payable in cash outside of the terms of the Plan.

SECTION 13. Minimum Vesting Period

All Awards shall have a minimum vesting period of one year from the date of grant. For purposes of Awards granted to non-employee directors, “one year” may mean the period of time from one annual meeting of stockholders to the next annual meeting of stockholders, provided that such period of time is not less than 50 weeks. Notwithstanding the foregoing, the Committee may grant Awards with less than a one-year vesting requirement, provided such Awards do not relate to more than 5% of the number of shares reserved under Section 4.1.

SECTION 14. Repricing and Backdating Prohibited

Notwithstanding anything in the Plan to the contrary, and except for the adjustments provided for under the Plan, neither the Committee nor any other person may (i) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise or base price of such outstanding Options or Stock Appreciation Rights; (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise or base price of the original Options or Stock Appreciation Rights; or (iii) cancel outstanding Options or Stock Appreciation Rights with an exercise or base price above the current Fair Market Value of a Share in exchange for cash or other securities, in each case, without prior approval of the Company’s stockholders. In addition, the Committee may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Committee takes action to approve such Award.

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SECTION 15. Change in Control Provisions

15.1 Impact of Event. If a participant has in effect an employment, retention, change in control, severance or similar agreement with the Company, a subsidiary or any Affiliate that provides a more favorable result upon a Change in Control on the participant’s Awards, then such agreement shall control in respect of such Awards. In all other cases, unless the Committee provides for a more favorable result in an Award Agreement (in which case such Award Agreement shall control over the provisions hereof), in the event of a Change in Control:

(a) The successor or purchaser in the Change in Control transaction may assume an Award or provide a replacement award with terms and conditions at least as favorable as the terms and conditions in effect prior to the Change in Control, provided that any such assumed Award or replacement award shall:

(1) have substantially equivalent economic value to the Award (as determined by the Committee as constituted immediately prior to the Change in Control);

(2) relate to a class of equity that is (or will be within 5 business days following the Change in Control) listed to trade on a recognized securities market;

(3) provide the participant with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (to the extent consistent with Section 409A of the Code, if applicable), including all provisions applicable in respect of such Award that provide for accelerated vesting;

(4) with respect to Awards that vest upon the attainment of one or more Performance Goals, if the Change in Control occurs during the course of a Performance Period applicable to the Award, then (i) the Performance Goals shall be deemed to have been satisfied at the target level specified in the participant’s award agreement or, if greater, as otherwise specified by the Committee at or after grant, and (ii) any assumed or substituted award shall not include a performance objective, unless otherwise determined by the Committee as constituted immediately prior to the Change in Control; and

(5) have terms and conditions providing that, if within two (2) years following a Change in Control either (i) the successor or purchaser in the Change in Control transaction (or any affiliate thereof) terminates the participant’s employment or service without Cause or (ii) if the participant is subject to any employment, retention, change in control, severance or similar agreement with the successor, purchaser, the Company or any affiliate thereof under which the participant has the right to certain benefits if the participant terminates his or her employment or service for “good reason” (as such term is defined in such agreement), such participant does, in fact, terminate his or her employment or service for “good reason”, then the following provisions shall apply to any assumed Awards or replacement awards described herein:

(A) Effective upon the date of the participant’s termination of employment or service, all of such participant’s outstanding Awards or replacement awards automatically shall vest (assuming, for any Award the vesting of which is subject to Performance Goals for which the Performance Period had not been completed as of the date of such termination, that such goals had been met at the target level); and

(B) If the assumed Award or replacement award relates to a class of equity that is not then listed to trade on a recognized securities market, then, at the election of a participant, at the time of exercise or settlement of such Awards or replacement awards, the participant may elect to receive, in lieu of the issuance of such equity, a cash payment equal to the fair market value of the equity otherwise issuable thereunder (such payment calculated using the definition of “Fair Market Value” under the Plan as applied to the equity otherwise issuable under the assumed Award or replacement award).

(b) If the successor or purchaser in the Change in Control transaction does not assume the Awards or issue replacement awards as provided in clause (a), then immediately prior to the date of the Change in Control:

(1) Any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred and not then exercisable and vested shall become fully exercisable and vested to the full extent of the original grant.

(2) The restrictions applicable to any outstanding Restricted Stock shall lapse as of the date such Change in Control is determined to have occurred, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

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(3) The restrictions applicable to any outstanding Stock Units shall lapse as of the date such Change in Control is determined to have occurred, and such Stock Units shall become free of all restrictions and become fully vested. Payment for Stock Units that have vested as a result of this Section 15.1(b)(3) shall occur on the time(s) or event(s) otherwise specified in the Award recipient’s Award Agreement.

(4) The restrictions applicable to any outstanding Performance Units and Performance Stock Units shall lapse as of the date such Change in Control is determined to have occurred, the Performance Goals of all such outstanding Performance Units and Performance Stock Units shall be deemed to have been achieved at target levels, the relevant Performance Period shall be deemed to have ended on the effective date of the Change in Control, and all other terms and conditions thereto shall be deemed to have been satisfied. If due to a Change in Control, a Performance Period is shortened, then the target Performance Award initially established for such Performance Period shall be prorated by multiplying the initial target Performance Award by a fraction, the numerator of which is the actual number of whole months in the shortened Performance Period and the denominator of which is the number of whole months in the original Performance Period. Payment for such Performance Units and Performance Stock Units that vest as a result of the Change in Control shall be made in cash or Stock (as determined by the Committee) as promptly as is practicable upon such vesting, but in no event later than March 15 of the year following the year in which the Performance Units and Performance Stock Units shall have vested pursuant to this Section 15.1(b)(4). Payment for Performance Units and Performance Stock Units that have vested prior to the Change in Control as a result of the Committee’s waiver of payment limitations prior to the date of the Change in Control shall be made in cash or Stock (as determined by the Committee):

(A) in the year following the year in which the Performance Period would have otherwise ended absent a Change in Control, or

(B) if earlier, as soon as practicable in the year in which the Award recipient’s Termination of Employment occurs; provided, however, that in the case of a “Specified Employee” who becomes entitled to payment of Performance Units or Performance Stock Units under this Section 15.1(b)(4)(B) by reason of his or her Termination of Employment, payment shall be made on the first day of the seventh month following the month in which such Termination of Employment occurs, or, if earlier, the date of the Specified Employee’s death.

15.2 Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either:

(1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

provided, however, that for purposes of Section 15.2(a), the following acquisitions shall not constitute a Change in Control:

(W) any acquisition directly from the Company,

(X) any acquisition by the Company,

(Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(Z) any acquisition by any corporation pursuant to a transaction described in paragraphs (1), (2) and (3) of Section 15.2(c); or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) and cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such

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individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by the Company of a reorganization, statutory share exchange, merger or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity by the Company or any of its Subsidiaries (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination,

(1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

(2) no Person (excluding any corporation resulting from such Business Combination or any employee plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and

(3) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Section 409A of the Code, and if a payment under such Award is triggered upon a “Change in Control,” then the foregoing definition shall be deemed amended as necessary to comply with Section 409A of the Code.

SECTION 16. Term, Amendment and Termination

16.1 Term of Plan. Unless terminated sooner by the Board, the Plan will terminate on the tenth (10th) anniversary of the date on which it has most recently been approved by the Company’s stockholders. Awards outstanding as of the date on which the Plan terminates shall not be affected or impaired by the termination of the Plan.

16.2 Amendment by the Board. The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would

(a) impair the rights of a participant under an Award theretofore granted without the participant’s consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or

(b) disqualify the Plan from the exemption provided by Rule 16b-3,

except that the Board shall always have the authority to amend the Plan and the terms of any Award theretofore granted to take into account changes in law and tax and accounting rules.

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16.3 Amendment by the Committee. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent except:

(a) to the extent required or permitted by the Plan or by applicable law, including but not limited to any clawback requirements or policy of the Company as may be in effect from time to time, or

(b) an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3.

16.4 Approval by Stockholders. No amendment shall be made to the Plan without the approval of the Company’s stockholders to the extent such approval is required by law, rules of the stock exchange on which the Shares are then traded, or agreement.

SECTION 17. Cancellation and Rescission of Awards

17.1 Reasons for Cancellation or Recission. The Committee may cancel, declare forfeited, or rescind any unexercised, undelivered, or unpaid Award upon its determining that

(a) a participant has violated the terms of the Plan or the Award Agreement under which such Award has been made, or

(b) the participant has committed a Breach of Conduct.

In addition, for a period of one year following the exercise, payment or delivery of an Award, the Committee may rescind any such exercise, payment or delivery of an Award upon its determining that the participant committed a Breach of Conduct prior to the exercise, payment or delivery of the Award, or within six months thereafter subject to any clawback requirements or policy of the Company as may be in effect from time to time.

17.2 Committee’s Determination Binding. In the case of an Award’s cancellation, forfeiture, or rescission due to a Breach of Conduct by reason of the participant’s conviction of, or entering a guilty plea, no contest plea or nolo contendre plea to any felony or to any crime involving dishonesty or moral turpitude, the Committee’s determination that a participant has committed a Breach of Conduct, and its decision to require rescission of an Award’s exercise, payment or delivery shall be conclusive, binding, and final on all parties. In all other cases, the Committee’s determination that a participant has violated the terms of the Plan or the Award, or has committed a Breach of Conduct, and the Committee’s decision to cancel, declare forfeited or rescind an Award or to require rescission of an Award’s exercise, payment or delivery shall be conclusive, binding, and final on all parties unless the participant makes a written request to the Committee to review such determination and decision within thirty days of the Committee’s written notice of such actions to the participant. In the event of such a written request, the members of the Board who are “independent directors” within the meaning of the applicable stock exchange rule (including members of the Committee) shall review the Committee’s determination no later than the next regularly scheduled meeting of the Board. If, following its review, such directors approve, by a majority vote,

(a) the Committee’s determination that the participant violated the terms of the Plan or the Award or committed a Breach of Conduct, and

(b) the Committee’s decision to cancel, declare forfeited, or rescind the Award,

such determination and decision shall thereupon be conclusive, binding, and final on all parties.

17.3 Rescinded Awards. In the event an Award is rescinded or recovered, the affected participant shall repay or return to the Company any cash amount, Stock, or other property received from the Company upon the exercise, payment or delivery of such Award (or, if the participant has disposed of the Stock or other property received and cannot return it, its cash value at the time of exercise, payment or delivery), and, in the case of Stock or other property delivered to the participant, any gain or profit realized by the participant in a subsequent sale or other disposition of such Stock or other property. Such repayment and (or) delivery shall be on such terms and conditions as the Committee shall prescribe.

17.4 Disgorgement of Awards. Any Awards granted pursuant to the Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

110	|

Appendices

SECTION 18. General Provisions

18.1 Prohibition on Certain Dividends and Dividend Equivalent Payments. Notwithstanding anything to the contrary in the Plan, in no event may dividends or dividend equivalents be awarded with respect to Options, Stock Appreciation Rights or any other Award that is not a Full-Value Award; and, for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or dividend equivalents on unvested Awards for all equity Award types.

18.2 Unfunded Status. The Plan constitutes an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

18.3 Transferability. Participants shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any Award granted under the Plan, unless and to the extent the Committee allows a participant to designate in writing a beneficiary to exercise the Award or receive payment under the Award after the participant’s death, other than:

(a) by will or by the laws of descent and distribution, or, in the Committee’s discretion, pursuant to a written beneficiary designation,

(b) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), or

(c) in the Committee’s discretion, pursuant to a gift to such optionee’s “immediate family” members directly, or indirectly by means of a trust, partnership, or limited liability company, provided that the participant may not receive consideration for such transfer of an Award, provided that an Incentive Stock Option may only be transferred according to subsection (a).

Subject to the terms of the Plan and the relevant Award Agreement, all Stock Options shall be exercisable only by the optionee, guardian, legal representative or beneficiary of the optionee or permitted transferee, it being understood that the terms “holder” and “optionee” include any such guardian, legal representative or beneficiary or transferee. For purposes of this Section 18.3, “immediate family” shall mean, except as otherwise defined by the Committee, the optionee’s spouse, children, siblings, stepchildren, grandchildren, parents, stepparents, grandparents, in-laws and persons related by legal adoption. Such transferees may transfer an Award only by will or by the laws of descent and distribution.

18.4 Representations; Issuance of Shares. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. All Shares issued under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. All Shares delivered (whether in book-entry or certificated form) pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders or bear such legends as the Committee may deem advisable under the Plan or under applicable laws, rules or regulations or the requirements of any national securities exchange.

The Company shall have no obligation to issue, or make a book-entry transfer or deliver certificates for, Shares under the Plan prior to:

(a) obtaining approval from any governmental agency which the Company determines is necessary or advisable,

(b) admission of such shares to listing on the stock exchange on which the Stock may be listed, and

(c) completion of any registration or other qualification of such shares under any state or federal law or ruling of any governmental body which the Company determines to be necessary or advisable.

18.5 Other Compensation. Nothing contained in the Plan shall prevent the Company or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

2023 Proxy Statement  |  111

Appendices

18.6 No Right to Employment. The adoption of the Plan shall not confer upon any employee any right to continued employment nor shall it interfere in any way with the right of the Company or any subsidiary or Affiliate to terminate the employment of any employee at any time.

18.7 Tax Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to the participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax or other obligations. Alternatively, the Company or its Affiliate may require such participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, then the Committee may permit a participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (ii) tender back Shares received in connection with such Award or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that, to the extent needed for the Company and its Affiliates to avoid an accounting charge, the amount to be withheld in Shares may not exceed the total maximum statutory tax withholding obligations associated with the transaction. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company and its Affiliates may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

18.8 Right of First Refusal. At the time of grant, the Committee may provide in connection with any grant made under the Plan that the Shares received as a result of such grant shall be subject to a right of first refusal pursuant to which the participant shall be required to offer to the Company any shares that the participant wishes to sell at the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee may specify at the time of grant.

18.9 Reinvestment of Dividends. The reinvestment of cash dividends in additional shares of Restricted Stock, and the crediting of dividend equivalents or interest equivalents (if such interest equivalents are payable in Stock when distributed) on Stock Units or on the deferred payment of Stock Units, Performance Units or Performance Stock Units, shall only be permissible if sufficient shares of Stock are available under Section 4 (taking into account then outstanding Awards).

18.10 Beneficiary Designations. The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant’s death are to be paid.

18.11 Code Section 409A. It is intended that Stock Options awarded pursuant to Section 6, Stock Appreciation Rights awarded pursuant to Section 7, and Restricted Stock awarded pursuant to Section 8 not constitute a “deferral of compensation” within the meaning of Section 409A of the Code. It is further intended that Performance Stock Units and Performance Units granted pursuant to Sections 10 and 11 not constitute a “deferral of compensation” within the meaning of Section 409A of the Code excepting, however, Performance Stock Units and Performance Units that become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable Performance Period. It is also intended that Stock Units awarded pursuant to Section 9, and Performance Units and Performance Stock Units that are or become vested as a result of the Committee’s waiver of payment limitations prior to the end of the applicable Performance Period satisfy the requirements of Sections 409A(2) through (a)(4) of the Code in all material respects to the extent required to avoid the imposition of any additional tax upon a participant under Section 409A of the Code. The Plan shall be interpreted for all purposes and operated to the extent necessary to comply with the intent expressed in this Section 18.11.

18.12 No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan to the contrary, the Company does not guarantee to any participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Section 409A of the Code shall be so exempt, (ii) any Award intended to comply with Section 409A of the Code or Section 422 of the Code shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

112	|

Appendices

18.13 Severability. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be impaired or affected thereby. The invalid, illegal, or unenforceable provision shall be treated as amended to the minimum extent necessary to make the provision valid, legal, and enforceable and to accomplish the Company’s original objectives for establishing the Plan.

18.14 Choice of Law; Legal Actions. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions. The exclusive venue for any legal action or proceeding with respect to this Plan or any Award, or for recognition and enforcement of any judgment in respect of this Plan or any Award, shall be a court sitting in Oakland County, Michigan. Any legal action or proceeding with respect to the Plan or any Award must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. Any such legal action may be heard only in a “bench” trial, and any party to such action shall agree to waive his, her or its right to a jury trial.

2023 Proxy Statement  |  113

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BorgWarner Inc.
World Headquarters
3850 Hamlin Road
Auburn Hills, MI 48326
borgwarner.com

BORGWARNER INC.
ATTN: FAVIOLA BOGEN
3850 HAMLIN RD.
AUBURN HILLS, MI 48326

SCAN TO VIEW MATERIALS & VOTE
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/25/2023 for shares held directly and by 11:59 P.M. ET on 04/23/2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/25/2023 for shares held directly and by 11:59 P.M. ET on 04/23/2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees	For	Against	Abstain

1A	Sara A. Greenstein	☐	☐	☐

1B	Michael S. Hanley	☐	☐	☐

1C	Frederic B. Lissalde	☐	☐	☐

1D	Shaun E. McAlmont	☐	☐	☐

1E	Deborah D. McWhinney	☐	☐	☐

1F	Alexis P. Michas	☐	☐	☐

1G	Sailaja K. Shankar	☐	☐	☐

1H	Hau N. Thai-Tang	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain

3.	Approve, on an advisory basis, the frequency of voting on named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4. and 5..			For	Against	Abstain

4.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2023.		☐	☐	☐

5.	Vote to approve the BorgWarner Inc. 2023 Stock Incentive Plan.		☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 6. and 7..			For	Against	Abstain

6.	Vote on a stockholder proposal to change the share ownership threshold to call a special meeting of stockholders.		☐	☐	☐

7.	Vote on a stockholder proposal to request the Board of Directors to publish a Just Transition Report.		☐	☐	☐

NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

BORGWARNER INC.
Annual Meeting of Stockholders
April 26, 2023 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tonit M. Calaway and Miyuki P. Oshima, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BORGWARNER INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT on April 26, 2023, at BorgWarner Inc. located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

Your Vote Counts!
BORGWARNER INC.
2023 Annual Meeting
Vote by April 25, 2023
11:59 PM ET

You invested in BORGWARNER INC. and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on April 26, 2023.

Get informed before you vote

View the Notice & Proxy Statement, Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 12, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote in Person at the Meeting* April 26, 2023 9:00 AM EDT 3850 Hamlin Road Auburn Hills, Michigan, 48326

*	If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.ProxyVote.com or request a paper copy of the materials, which will contain the appropriate instructions. Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

BORGWARNER INC. 2023 Annual Meeting Vote by April 25, 2023 11:59 PM ET

Voting Items		Board Recommends
1.	Election of Directors
Nominees:
1A	Sara A. Greenstein	For
1B	Michael S. Hanley	For
1C	Frederic B. Lissalde	For
1D	Shaun E. McAlmont	For
1E	Deborah D. McWhinney	For
1F	Alexis P. Michas	For
1G	Sailaja K. Shankar	For
1H	Hau N. Thai-Tang	For
2.	Approve, on an advisory basis, the compensation of our named executive officers.	For
3.	Approve, on an advisory basis, the frequency of voting on named executive officer compensation.	Year
4.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2023.	For
5.	Vote to approve the BorgWarner Inc. 2023 Stock Incentive Plan.	For
6.	Vote on a stockholder proposal to change the share ownership threshold to call a special meeting of stockholders.	Against
7.	Vote on a stockholder proposal to request the Board of Directors to publish a Just Transition Report.	Against
NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your Vote Counts!
BORGWARNER INC.
2023 Annual Meeting
Vote by April 25, 2023 11:59 PM ET

You invested in BORGWARNER INC. and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on April 26, 2023.

Get informed before you vote

View the Notice & Proxy Statement, Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 12, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote by Mail Submit with your prepaid envelope	Vote by Phone 800-690-6903	Vote in person at the Meeting* April 26, 2023 9:00 AM EDT 3850 Hamlin Road Auburn Hills, Michigan, 48326

*	If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.ProxyVote.com or request a paper copy of the materials, which will contain the appropriate instructions. Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Check this box if you plan to attend the meeting and vote your shares.To ensure entry, you should review the meeting attendance requirements in the proxy statement.

☐	BORGWARNER INC. 2023 Annual Meeting Vote by April 25, 2023 11:59 PM ET

Voting Items		Board Recommends	Voting Options
1.	Election of Directors
Nominees:
			For	Against	Abstain
1A	Sara A. Greenstein	For	☐	☐	☐
1B	Michael S. Hanley	For	☐	☐	☐
1C	Frederic B. Lissalde	For	☐	☐	☐
1D	Shaun E. McAlmont	For	☐	☐	☐
1E	Deborah D. McWhinney	For	☐	☐	☐
1F	Alexis P. Michas	For	☐	☐	☐
1G	Sailaja K. Shankar	For	☐	☐	☐
1H	Hau N. Thai-Tang	For	☐	☐	☐
2.	Approve, on an advisory basis, the compensation of our named executive officers.	For	For ☐	Against ☐	Abstain ☐
3.	Approve, on an advisory basis, the frequency of voting on named executive officer compensation.	Year	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
4.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2023.	For	For ☐	Against ☐	Abstain ☐
5.	Vote to approve the BorgWarner Inc. 2023 Stock Incentive Plan.	For	☐	☐	☐
6.	Vote on a stockholder proposal to change the share ownership threshold to call a special meeting of stockholders.	Against	For ☐	Against ☐	Abstain ☐
7.	Vote on a stockholder proposal to request the Board of Directors to publish a Just Transition Report.	Against	☐	☐	☐
NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature	Date

Your Vote Counts!
BORGWARNER INC.
2023 Annual Meeting
BORGWARNER INC. ATTN: FAVIOLA BOGEN 3850 HAMLIN RD. AUBURN HILLS, Ml 48326	Vote by April 25, 2023 11:59 PM ET. For shares held in a Plan, vote by April 23, 2023 11:59 PM ET.

You invested in BORGWARNER INC. and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on April 26, 2023.

Get informed before you vote

View the Notice & Proxy Statement, Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 12, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote in Person at the Meeting* April 26, 2023 9:00 AM EDT 3850 Hamlin Road Auburn Hills, Michigan, 48326

*	Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors
Nominees:
1A	Sara A. Greenstein	For
1B	Michael S. Hanley	For
1C	Frederic B. Lissalde	For
1D	Shaun E. McAlmont	For
1E	Deborah D. McWhinney	For
1F	Alexis P. Michas	For
1G	Sailaja K. Shankar	For
1H	Hau N. Thai-Tang	For
2.	Approve, on an advisory basis, the compensation of our named executive officers.	For
3.	Approve, on an advisory basis, the frequency of voting on named executive officer compensation.	Year
4.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2023.	For
5.	Vote to approve the BorgWarner Inc. 2023 Stock Incentive Plan.	For
6.	Vote on a stockholder proposal to change the share ownership threshold to call a special meeting of stockholders.	Against
7.	Vote on a stockholder proposal to request the Board of Directors to publish a Just Transition Report.	Against
NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”.

Your Vote Counts!
BORGWARNER INC.
2023 Annual Meeting
BORGWARNER INC. ATTN: FAVIOLA BOGEN 3850 HAMLIN RD. AUBURN HILLS, Ml 48326	Vote by April 25, 2023 11:59 PM ET. For shares held in a Plan, vote by April 23, 2023 11:59 PM ET.

You invested in BORGWARNER INC. and it’s time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on April 26, 2023.

Get informed before you vote

View the Notice & Proxy Statement, Annual Report on Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 12, 2023. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit www.ProxyVote.com
Control #

Smartphone users Point your camera here and vote without entering a control number	Vote by Mail Submit with your prepaid envelope	Vote by Phone 800-690-6903	Vote in person at the Meeting* April 26, 2023 9:00 AM EDT 3850 Hamlin Road Auburn Hills, Michigan, 48326

*	Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

BORGWARNER INC.
Annual Meeting of Stockholders
April 26, 2023 9:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tonit M. Calaway and Miyuki P. Oshima, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BORGWARNER INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 09:00 AM EDT on April 26, 2023, at BorgWarner Inc. located at 3850 Hamlin Road, Auburn Hills, Michigan, 48326, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Voting Items		Board Recommends	Voting Options
1.	Election of Directors
Nominees:
			For	Against	Abstain
1A	Sara A. Greenstein	For	☐	☐	☐
1B	Michael S. Hanley	For	☐	☐	☐
1C	Frederic B. Lissalde	For	☐	☐	☐
1D	Shaun E. McAlmont	For	☐	☐	☐
1E	Deborah D. McWhinney	For	☐	☐	☐
1F	Alexis P. Michas	For	☐	☐	☐
1G	Sailaja K. Shankar	For	☐	☐	☐
1H	Hau N. Thai-Tang	For	☐	☐	☐
2.	Approve, on an advisory basis, the compensation of our named executive officers.	For	For ☐	Against ☐	Abstain ☐
3.	Approve, on an advisory basis, the frequency of voting on named executive officer compensation.	Year	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
4.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2023.	For	For ☐	Against ☐	Abstain ☐
5.	Vote to approve the BorgWarner Inc. 2023 Stock Incentive Plan.	For	☐	☐	☐
6.	Vote on a stockholder proposal to change the share ownership threshold to call a special meeting of stockholders.	Against	For ☐	Against ☐	Abstain ☐
7.	Vote on a stockholder proposal to request the Board of Directors to publish a Just Transition Report.	Against	☐	☐	☐
NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date	Signature (Joint Owners)	Date